As filed with the Securities and Exchange Commission on December 30, 2005
REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GLOBAL FOOD TECHNOLOGIES, INC.
(NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

DELAWARE	8731	52-2257546
(STATE OF	(PRIMARY STANDARD	(I.R.S. EMPLOYER
INCORPORATION)	INDUSTRIAL CLASSIFICATION	IDENTIFICATION NUMBER)
	CODE NUMBER)
420 N. Main Street
Pocatello, Idaho 83204
(208) 234-1351
(Address and Telephone Number of Principal Executive Office
and Principal Place of Business)

With copies sent to:
Kenneth S. August, Esq.
August Law Group, P.C.
19200 Von Karman, Suite 900
Irvine, California 92612
(949) 752-7772
Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   ☐
CALCULATION OF REGISTRATION FEE

TITLE OF EACH			PROPOSED MAXIMUM	PROPOSED MAXIMUM
CLASS OF SECURITIES	NUMBER OF SHARES TO		OFFERING PRICE PER	AGGREGATE OFFERING	AMOUNT OF
TO BE REGISTERED	BE REGISTERED (1)		SHARE (2)	PRICE	REGISTRATION FEE
common stock, par value $0.0001 per share	4,190,602	(3)	$5.00	$20,953,010	$2,241.97
common stock, par value $0.0001 per share	22,943,693	(4)	—	$6,653,671	$711.94
TOTAL	27,134,295		—	$27,606,681	$2,953,91

(1)	In the event of a stock split, stock dividend, or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2)	The aggregate offering price of the registrant’s shares is estimated solely for the purpose of calculating the registration fee payable pursuant hereto, as determined in accordance with Rule 457.
(3)	Consists of 3,000,000 shares of common stock being registered for sale in a direct public offering by the Company and 1,190,602 shares of our common stock being registered for sale by Selling Stockholders.
(4)	Consists of 22,943,693 shares of common stock being registered for distribution to the shareholders of Global Food Tech, Inc.
(5)	The shareholders of Global Food Tech, Inc. will not be charged or assessed for the Company stock and Global Food Tech, Inc. will receive no consideration for the distribution of the forgoing shares. There currently exists no market for Company common stock. Consistent with Rule 457(f)(2), the filing fee is based on the book value of the Company’s assets.
The registrant amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on the date as the commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED DECEMBER 30, 2005
Prospectus
GLOBAL FOOD TECHNOLOGIES, INC
27,134,295 SHARES OF COMMON STOCK
The information in this prospectus is not complete and may be amended. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
This prospectus relates to (a) 22,943,693 shares of common stock of Global Food Technologies, Inc., a Delaware corporation (“us”, “we”, “our” or the “Company”), held by Global Food Tech, Inc., a Delaware corporation (“Tech”), to be distributed to its stockholders of record as of September 30, 2005, (the “Distribution”), (b) 3,000,000 shares of our common stock to be offered by us in a best efforts, self-underwritten, offering directly to the public (“Direct Offering”), and (c) 1,190,602 shares of our common stock to be offered by other stockholders of our Company listed in the section of this prospectus captioned “Selling Stockholders” (the “Selling Stockholders”).
In the Distribution, each holder of Tech common stock as of the close of business on September 30, 2005 (“Record Date”) shall be entitled to receive one share of our common stock held by Tech as of the date of this prospectus for every three shares of Tech common stock held by such stockholder as of the Record Date. We will not receive any proceeds from the Distribution. All costs associated with this registration will be borne by us.
In addition to the Distribution, this prospectus also relates to our direct offering (the “Direct Offering”) of up to 3,000,000 shares of our common stock in a best efforts, self-underwritten, offering directly to the public. There is no minimum amount of shares that we must sell in our Direct Offering, and therefore no minimum amount of proceeds will be raised. While no plans are currently in place, in the future, we may sell these shares in our Direct Offering through broker/dealers and may pay a commission of up to 10% of the gross proceeds of the number of shares of our common stock sold by them in our Direct Offering. No arrangements have been made to place funds into escrow or any similar account. Upon receipt, offering proceeds from the Direct Offering will be deposited into our operating account and used to conduct our business and operations. Unless we use a broker/dealer, we will be offering the shares without any underwriting discounts or commissions. The purchase price is $5.00 per share. If all of the shares offered by us are purchased, the gross proceeds we receive will be $15,000,000. The Direct Offering will terminate 12 months after this registration statement is declared effective by the Securities and Exchange Commission, unless all shares being registered for the Direct Offering on this prospectus are sold earlier than that date. However, we may extend the offering for up to one year following the twelve-month offering period. This is our initial public offering and no public market currently exists for shares of our common stock.
In addition to the shares involved in the Distribution and in our Direct Offering, this prospectus also relates to the sale of up to 1,190,602 shares of our common stock by the Selling Stockholders listed in the section of this prospectus captioned “Selling Stockholders.” The Selling Stockholders may not sell shares of our common stock held by them until this registration statement filed with the Securities and Exchange Commission is effective. Of the maximum number of 27,134,295 shares of our common stock registered in this prospectus, the Selling Stockholders are offering for sale up to 1,190,602 shares. All proceeds from the sale of common stock by the Selling Stockholders will go to the Selling Stockholders. We will not receive any proceeds from the sale of our common stock by the Selling Stockholders.
There has been no public market for our common stock and our common stock is not listed on any stock exchange or on the over-the-counter market. The Distribution, our Direct Offering, and the offering by the Selling Stockholders (collectively, the “Offering”) is the first public distribution of shares of our common stock. Although, it is our intention to seek a market maker to publish quotations for our shares on the American Stock Exchange (AMEX) and/or the AIM Market of the London Stock Exchange (AIM), we can provide no assurance to you when a public market for our shares will develop, if ever, and if so, what the market price of our shares may be.
INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE THE “RISK FACTORS” SECTION BEGINNING ON PAGE 1 OF THIS PROSPECTUS.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
Our principal office is located at 420 N. Main Street, Pocatello, Idaho 83204. Our telephone number is (208) 234-1351.
The date of this prospectus is December 30, 2005.

SUMMARY INFORMATION AND RISK FACTORS
PROSPECTUS SUMMARY
AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS “WE,” “US”, “OUR” OR THE “COMPANY” MEAN GLOBAL FOOD TECHNOLOGIES, INC., A DELAWARE CORPORATION. THIS SUMMARY HIGHLIGHTS INFORMATION WHICH IS CONTAINED IN MORE DETAIL ELSEWHERE IN THIS PROSPECTUS, AND WHICH WE FEEL IS MATERIAL FOR AN INVESTOR TO CONSIDER AND UNDERSTAND BEFORE MAKING A DECISION WHETHER TO INVEST IN OUR COMPANY. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.
THE COMPANY
On March 24, 1999, we were incorporated under the laws of the State of Delaware as Boulevard Acquisition Corporation to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination. On August 19, 2005, we entered into an Asset Acquisition Agreement (the “Agreement”) with Solvis Group, Inc., a Delaware corporation (“Solvis”) and Global Food Technologies, Inc., a privately held Delaware corporation (“Tech”) engaged purely in the research and development of food safety technologies, pursuant to which we acquired substantially all of the assets and liabilities of Tech in exchange for 22,943,693 shares (as adjusted by the reverse stock split on September 30, 2005, described below) of our common stock, which at the time, represented approximately 97% of our issued and outstanding common stock (the “Transaction”). Contemporaneously with the closing of the Transaction, our then officers and directors immediately resigned and some of the officers and directors of Tech were appointed to such positions with our Company. Accordingly, the Transaction resulted in a change of control and was accounted for as a reverse merger (recapitalization), with Tech deemed to be our accounting acquirer. On October 3, 2005, we amended our Articles of Incorporation to change the name of our Company to Global Food Technologies, Inc.
Tech was originally formed in 2000 as a limited liability company to engage in research and development of food safety technologies, but had no operations until it received its initial funding on July 25, 2001. On August 1, 2001, Tech was incorporated in the State of Delaware, and the limited operations of the limited liability company were merged into the new corporation on November 19, 2001. Immediately prior to the Transaction, Tech was engaged in the research and development of its proprietary scientific food safety technologies to increase the quality and value of commercially packaged seafood, poultry and other meats, and to make these products safer for human consumption through the elimination of disease-causing bacteria and spoilage microorganisms. As a result of the Transaction, we have adopted the business plan of Tech in its entirety, and intend to continue to research, develop, market and seek to license our patented food safety technologies.
In September 2005, our Board of Directors declared a reverse stock split exchanging one share of our common stock for every three shares of our common stock outstanding as of the record date, September 30, 2005. This reduced our outstanding common stock at September 30, 2005 from 71,424,411 shares outstanding to 23,808,137 shares outstanding. All shares and per share amounts referenced in this prospectus have been retroactively restated to reflect this reverse stock-split, and any fractional shares which resulted from it have been round up to the next whole share.

Our Capitalization
As of December 20, 2005, we had 20,000,000 shares of our preferred stock, $.0001 par value, authorized, of which none are outstanding, and 100,000,000 shares of our common stock, $.0001 par value, authorized, of which 23,914,850 are issued and outstanding.
There is currently no public trading market for our common stock or any other of our securities.
Summary Historical Financial Information
The following table sets forth summary historical financial information derived from the financial statements of Tech for the years ended December 31, 2004 and 2003, and the unaudited financial statements of our company for the nine months ended September 30, 2005. The summary financial information may not be indicative of our future performance as an independent company. It should be read in conjunction with our discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and corresponding notes included elsewhere in this prospectus.

					For the Period from
	For the Nine Months Ended		For the Year Ended		July 25, 2001
	September 30,	September 30,	December 31,	December 30,	(inception) to
	2005	2004	2004	2003	September 30, 2005
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Unaudited)
Revenues	$—	$—	$—	$—	$—

Expenses
Marketing	758,782	9,057	9,057	—	773,905
General and Administrative Expenses	1,107,825	966,823	1,351,668	1,630,682	4,075,038
Research and Development	2,802,676	921,756	1,175,429	2,455,821	10,937,787
Depreciation	77,709	74,275	99,689	86,556	302,218
Merger Related Costs	2,340,000	—	—	—	2,340,000
Interest	—	—	—	91,970	91,970

Total Expenses	7,086,992	1,971,911	2,626,786	4,265,029	18,542,918

NET LOSS	$(7,086,992)	$(1,971,911)	$(2,626,786)	$(4,265,029)	$(18,520,918)

Basic and diluted loss per share	$(0.35)	$(0.11)	$(0.15)	$(0.26)

Weighted average shares outstanding	20,362,145	18,355,997	18,175,553	16,558,291

BALANCE SHEET DATA	As of
(Unaudited)	September 30, 2005
Cash	$3,270,542
Working capital	$3,168,647
Total assets	$6,854,980
Total Stockholders’ equity	$6,563,180
Total liabilities and stockholders’ equity	$6,854,980

We have incurred significant losses since inception, we have had no revenues and we are not profitable. As of September 30, 2005, we had an accumulated deficit of $18,520,918. We expect to continue to incur substantial deficits over at least the next year as we complete the development of are BEST system and accomplish installations at customer premises. We do not expect to generate sufficient revenue to meet our cash requirements for the next twelve months. We will need to raise additional capital to complete development of our product and to continue meeting operational expenses. Our independent auditors have added an explanatory paragraph to their report of our financial statements for the year ended December 31, 2004 stating that our net losses, lack of revenues and dependence on our ability to raise additional capital to continue our existence, raise substantial doubt about our ability to continue as a going concern. If we are not successful in raising sufficient additional capital, we may be forced to reduce operating costs and postpone completion of our BEST system.
DISTRIBUTION BY TECH
In addition to registering the shares of our common stock held by the Selling Stockholders, we are furnishing this prospectus to the stockholders of Tech. Tech will distribute 22,943,693 shares of our common stock that it acquired pursuant to the Transaction. In the Distribution, stockholders of Tech will receive one share of our common stock for every three shares of Tech common stock which they own as of the Record Date. Fractional shares will be rounded up to the nearest whole share. This Distribution will be made as soon as practicable following the date the registration statement of which this prospectus is a part is declared effective by the SEC. We are bearing all costs incurred in connection with the Distribution.
Tech entered into the Transaction with us because its Board of Directors believed it to be in the best interests of Tech and its stockholders. Tech believes that the Distribution will enhance value and liquidity for Tech’s stockholders and that the sale to us of its assets, including its proprietary food safety technologies will provide us greater access to capital for purposes of commercializing our food safety technologies and services without the associated risks, restrictions and costs of debt.
Immediately after the Transaction, most of the directors and officers of Tech resigned from Tech, and were appointed to the same positions with our Company. However, at least until the Distribution is completed, Mr. Stephen Fryer, one of our directors, will remain on Tech’s Board of Directors as its sole director, and will serve as Tech’s President. Mr. Marshall Sparks, our Chief Financial Officer, Secretary and Treasurer, will also serve as the Chief Financial Officer, Secretary and Treasurer of Tech. Both Mr. Fryer and Mr. Sparks will serve in such capacities for purposes of effecting the Distribution. Until Mr. Fryer and Mr. Sparks no longer serve Tech or our Company in such capacities, this commonality of our respective Boards and executive managements could create, or appear to create, potential conflicts of interest when these directors and managements are faced with decisions that could have different implications for Tech and us. Tech currently does not engage in any business operations.

Why This Document Was Sent To You.
We have provided you with this prospectus because you were an owner of the common stock of Tech on September 30, 2005, the record date for purposes of the Distribution. This entitles you to receive a distribution of one share of our common stock for every three shares of Tech common stock owned by you as of the Record Date. No action is required on your part to participate in the Distribution and you do not have to pay cash or other consideration to receive your shares of our common stock.
This document describes our business, our relationship with Tech, and how the Transaction benefits both Tech and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the shares of our common stock that you will receive in the Distribution. You should be aware of certain risks relating to the Distribution and our business, which are described in this document in the section of the prospectus entitled “Risk Factors.”
Summary of the Distribution

Distributing Company	Global Food Tech, Inc., a Delaware corporation. As used in this prospectus, the term “Tech” shall refer to Global Food Tech, Inc., the private company formerly known as Global Food Technologies, Inc., the assets of which we acquired in the Transaction.

Distributed Company	Global Food Technologies, Inc., a Delaware corporation. As used in this prospectus, the terms “us”, “we”, “our”, and the “Company” refer to Global Food Technologies, Inc., the public company formerly known as Boulevard Acquisition Corporation, and which acquired all of the assets of Tech in the Transaction.

Shares of Global Food Technologies, Inc. to be Distributed:	Tech will distribute to its stockholders an aggregate of 22,943,693 shares of our common stock, par value $0.0001 per share, on the basis of one share of our common stock for every three shares of Tech common stock outstanding and held of record by each of its stockholders as of September 30, 2005. Immediately following the Distribution, Tech will not own any shares of our common stock.

Record Date	If you own Tech common stock shares at the close of business on September 30, 2005, then you will receive shares of our common stock in the Distribution.

Distribution Date	We currently anticipate that the Distribution will occur shortly after the effective date of the registration statement (the exact date being the “Distribution Date”).

Manner of Distribution	On the Distribution Date, the distribution agent identified below will begin distributing certificates representing shares of our common stock to Tech stockholders. You will not be required to make any payment to receive your shares of our common stock. The distributed shares of our common stock will be freely transferable unless you are an affiliate of the

Company. If you are a record holder of Tech stock as of the Record Date, you will receive from our transfer agent stock certificates representing the number of shares you will receive in this Distribution. If you are not a record holder of Tech stock as of the Record Date because such shares are held on your behalf by your stockbroker or other nominee, the shares of our common stock should be credited to your account with you stockbroker or other nominee after the Distribution Date.

Distribution Agent	Continental Stock Transfer & Trust Co. 17 Battery Place New York, New York 10004 Phone: (212)509-4000 Facsimile: (212)509-5150 Email: cstmail@continentalstock.com

Transfer Agent and Registrar for Shares of the Common Stock of Global Food Technologies, Inc.	Continental Stock Transfer & Trust Co. 17 Battery Place New York, New York 10004 Phone: (212) 509-4000 Facsimile: (212)509-5150 Email: cstmail@continentalstock.com

Fractional Shares of our Common Stock	Tech will not distribute any fractional shares of our common stock. In lieu of distributing a fraction of a share of our common stock to any Tech stockholder fractional shares will be rounded up to the nearest whole share.

Trading Market	Currently, there is no market for our equity securities. At such time as we may qualify, we intend to apply for the listing of our common stock on the American Stock Exchange (AMEX) and/or the AIM Market of the London Stock Exchange (AIM). _If we are not immediately qualified for AMEX upon the effectiveness of the registration statement, then we intend to apply for listing on the Over-the-Counter Bulletin Board. However, there is no assurance we will ever qualify for listing or that our common stock, once listed, will be actively traded or, if traded, at what price our common stock will trade. See “Market for Common Equity and Related Stockholder Matters” beginning on page 67.

Dividend Policy	Tech has not paid cash dividends in the past, and we anticipate that following the Distribution we will not pay cash dividends. However, no formal determination has been made by our Board of Directors with respect to future dividends, and the declaration and payment of dividends by us will be at the sole discretion of our Board of Directors.

Risk Factors	The receipt and ownership of our common stock involves various risks. You should read carefully the factors discussed under “Risk Factors” beginning on page 9 of this prospectus. Several of the most significant risks of the Distribution include:
•	substantial sales of shares of our common stock may have an adverse impact on the trading price of our common stock, once listed and trading; and

•	there has not been a prior trading market for our common stock and a trading market for our common stock may not develop.

Federal Income Tax Consequences	You may be required to pay income tax on the value of your shares of our common stock received in the Distribution to the extent of the current or accumulated earnings and profits of Tech. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

Our Relationship with Tech after the Distribution.	Prior to the Distribution, we entered into an Asset Acquisition Agreement (the “Agreement”) with Tech, pursuant to which we acquired substantially all of the assets and liabilities of Tech in exchange for 22,943,693 shares (as adjusted for the reverse stock split) of our common stock (the “Transaction”). The Transaction resulted in a change of control and was accounted for as a reverse merger (recapitalization), and Tech was deemed to be our accounting acquirer. At the closing of the Transaction, the officers and directors of Tech were appointed to such positions with our Company. After the Distribution, these same officers and directors, all of whom were stockholders of Tech as of the Record Date, will also be our stockholders by virtue of the Distribution. Accordingly, for so long as they may continue to serve as directors and/or officers of both companies, any arrangements with Tech that may occur will not be deemed to be on an “arms-length” basis because of the relationship between the boards of directors and executive officers of Tech and our Company, but we will seek to establish terms and conditions at least as favorable to those that could be obtained from an independent third party. Following the Distribution, Tech will have no assets and will not conduct any business operations.

Contractual Lock-Up Agreements	All of our officers and directors have agreed with us by contract not to sell in excess of the volume limits of Rule 144 or transfer any of our shares owned by them for a period of two years from the date the registration statement, of which this prospectus is a part, is declared effective. Additionally,

Solvis Group, Inc. has agreed with us by contract not to sell in excess of the volume limits of Rule 144 or transfer 50% of our shares owned by it for a period of two years from the date the registration statement, of which this prospectus is a part, is declared effective.

Board of Directors of our Company	Our Board of Directors consists of five directors. Mr. James Bouskos serves as the Chairman of our Board, and Mr. Mark Terry, Mr. Stephen Fryer, Mr. Gary Nielsen, and Mr. Arthur Agnos serve as Directors on our Board.

Our Management	Following the Distribution, Mr. Keith Meeks will continue to serve as our President and Chief Executive Officer, Mr. Mark Terry will continue to serve as our Chief Technology Officer, and Mr. Marshall Sparks will continue to serve as both our Chief Financial Officer, Secretary and Treasurer.

Conflicts of Interest	Mr. Stephen Fryer, one of our directors, currently is the sole director of Tech and serves as its President. Mr. Marshall Sparks, our Chief Financial Officer, Secretary and Treasurer, currently serves as the Chief Financial Officer, Secretary and Treasurer of Tech. Both Mr. Fryer and Mr. Sparks will serve in such capacities for purposes of effecting the Distribution. Until Mr. Fryer and Mr. Sparks no longer serve Tech or our Company in such capacities, this commonality of our respective Boards and executive managements could create, or appear to create, potential conflicts of interest when these directors and managements are faced with decisions that could have different implications for Tech and us.

Stockholder Inquiries	Any person having inquiries relating to the Distribution should contact Mr. Michael Shaw, Investor Relations, 113 Court Street, Hanford, California 93230. Tel: (559) 589-0100.
DIRECT OFFERING BY THE COMPANY
In addition to the Distribution and the offering of shares of our common stock by the Selling Stockholders, we are offering for sale up to a maximum of 3,000,000 shares of our common stock directly to the public at a price of $5.00 per share. This is our initial public offering and no public market currently exists for shares of our common stock. We can offer no assurance that an active trading market will ever develop for our common stock and, if it does, we cannot assure what market prices our stock will trade at. While no plans are currently in place to use broker/dealers for the Direct Offering, in the future, we may sell shares in the Direct Offering through broker/dealers and may pay a commission of up to 10% of the gross proceeds of the number of shares of our common stock sold by them in our Direct Offering. Unless we utilize broker/dealers, no commissions or underwriting fees will be paid.
The offering will terminate 12 months after our registration statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission or on such earlier date as all of the shares of our common stock offered through this prospectus are sold. However, we may extend the offering for up to one year following the twelve-month offering period.

THE OFFERING BY THE SELLING STOCKHOLDERS
Shortly before the closing of, and in connection with, the Transaction, we entered into a Stock Purchase Agreement, dated as of August 11, 2005, (“Stock Purchase Agreement”) with Pierce Mill Associates, Inc., a Delaware corporation and our then sole shareholder (“Pierce Mill”), and Solvis Group, Inc., a Delaware corporation (“Solvis”), pursuant to which we issued 520,000 shares (as adjusted for our reverse stock split) of our Common Stock to Solvis, which at the time gave them a controlling position in our issued and outstanding capital stock, as consideration for facilitating, and as a part of, the Transaction by which we acquired the assets and liabilities of Tech. In addition, contemporaneously with the execution of the Stock Purchase Agreement, the parties entered into a Side Letter Agreement (the “Side Letter”) dated August 11, 2005, pursuant to which we agreed to register the shares of our common stock held by Solvis and the 100,000 shares (as adjusted for our reverse stock split) of our common stock held by Pierce Mill.
Solvis has subsequently entered into an agreement with us pursuant to which it will not sell in excess of the volume limits of Rule 144 or otherwise transfer 50% of its shares included in this prospectus, or 260,000 shares , for a period of two years following the date our registration statement, of which this prospectus is a part, is declared effective.
In addition to registering the shares of our common stock held by Tech, Solvis and Pierce Mill, we are registering 488,888 shares (as adjusted for our reverse stock split) of our common stock held by or to be issued to Global Media Fund, LLC, (“Global Media”) of which, 244,444 shares were issued as of September 30, 2005. We agreed to issue these shares to Global Media pursuant to an agreement, dated as of September 30, 2005, whereby Global Media agreed to produce and distribute $54,000,000 worth of nationally-syndicated newspaper and/or radio features covering our proprietary products and services and their commercial launch into the food safety industry. These articles and radio spots, a material part of our proposed marketing plan, are to be distributed to over 10,000 newspapers and 6,000 radio stations. As consideration for its media distribution services, Global Medial was given (i) the right to receive $2,200,000 in shares of our restricted common stock based on a value of $4.50 per share (for a total of 488,888 shares after adjustment for our reverse stock split), with such shares having piggy-back registration rights under the registration statement covering this Offering, (ii) $50,000 in cash, and (iii) the right to receive $2,250,000 in shares of our restricted common stock, payable over a three year period and having piggy-back registration rights for a subsequent registration statement. In connection with this agreement, on September 30, 2005, we issued 244,444 shares of our common stock (as adjusted for our reverse stock split) to Global Media, and we are obligated to issue an additional 244,444 shares of our common stock (as adjusted for our reverse stock split) in three equal installments on January 1, 2006, April 1, 2006, and July 1, 2006. In addition, we have agreed to issue $2,250,000 worth of restricted shares of our common stock (but not more than 500,000 shares based on the capital structure of the Company as of the date of this prospectus) to Global Media, payable over a three year period and in equal quarterly installments of $187,500, at a price equal to ninety percent (90%) of the arithmetic average of the closing price of our trading common stock for the five trading days immediately preceding the stock issuance date, as reported daily by the principal national or regional stock exchange on which our common stock may become listed. Our maximum share commitment for this component of cost is 500,000 shares. The cost of each share issuance will be recorded as a deferred cost offset to be paid in capital and will be recorded as an expense as the value is earned by the performance of services.
The Selling Stockholders under this prospectus are Solvis Group, Inc, Pierce Mill, Global Media and shareholders issued stock for cash and services since September 30, 2005 (collectively, the “Selling Stockholders”). Together, they are offering up 1,190,602 shares of our common stock held by them, of which only 260,000 shares will be offered for the sale by Solvis during the first twelve months after this prospectus is declared effective, pursuant to its Lock-Up Agreement with us.. A list of the securities being registered in this prospectus and the people and entities that own them appears in the “Selling Stockholders” section of this prospectus. Any sales of common stock by the Selling Stockholders under this prospectus are entirely at the discretion of such Selling Stockholders.
There is currently no public market for our common stock and our common stock is not listed on any stock exchange or the over-the-counter market. This Offering is the first public distribution of our shares of common stock. At such time as we may qualify, we intend to apply for listing on the American Stock Exchange (AMEX) and/or the AIM Market of the London Stock Exchange (AIM). If we are not immediately qualified for listing on the AMEX upon the effectiveness of this registration statement, then we will apply for listing on the Over-the-Counter Bulletin Board. However, there can be no assurance that we will ever qualify for listing, nor that our common stock, once listed, will be actively traded. Furthermore, even if traded, we can offer your no assurances regarding the prices at which our common stock will trade. Accordingly, we can provide no assurance to you when a public market for our shares will develop, if at all, and if so, what the market price of our shares may be.
FORWARD LOOKING STATEMENTS AND RISK FACTORS
AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY THOSE PERSONS WHO ARE ABLE TO AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING OUR BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.
RISKS RELATED TO OUR BUSINESS
We are a late-stage developmental stage company with an unproven business model and may never obtain market acceptance.
To date, we have not sold any product or service using our technology, and we do not yet have any product ready for commercial sale. We may require substantial additional investment to reach the point of commercial sale of our products and services, and there can be no assurance that the market for food safety technologies, or the end-users who will consume products treated with our technology, will be receptive to the product and service offerings we intend to provide at the prices we intend to charge for them, or at all.
We have accumulated losses since we commenced operations. We have not generated positive cash flow from operations to date and our cash flow from operations may be insufficient to meet operating requirements for the foreseeable future.
As a result of the Transaction, Tech was deemed our accounting acquirer and the historical results of operation of Tech became our historical results of operations. These operations resulting in negative cash flow from operations of $2,376,777 in fiscal year 2004 and $4,269,593 in fiscal year 2003. For the nine months ended September 30, 2005, we had $4,473,758 of negative cash flow from operating activities, and since the inception of Tech, on July 25, 2001 to September 30, 2005, we have had $15,553,358 in cumulative negative cash flow from operations. Although we have raised sufficient funds from our financing activities to cover our operating costs since our inception, there is no assurance that we will be able to continue to raise funds from the sale of our equity securities to finance our operations on terms that are reasonably acceptable to us, or at all, or that we will be able to generate sufficient positive cash flows from operations to meet operating requirements for the foreseeable future.

We have a limited history of operations.
We were incorporated in 1999 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business. Until our acquisition of substantially all of the assets and liabilities of Tech and our adoption of its business plan on August 19, 2005, we had no operations. Previous to the Transaction , Tech had been purely a research and development company since its operations commenced on July 25, 2001, and up until the date of this prospectus, neither Tech nor we have generated any revenues from operations upon which potential investors may now evaluate our performance. Potential investors should be aware of the problems, delays, expenses and difficulties encountered by any company in the later phases of its development stage, many of which are beyond our control. These include, but are not limited to, anticipated operational needs and vendor and customer requirements, marketing problems and intense competition that may exceed current estimates. In addition, although certain members of our current management, who were also former members of Tech’s management, are familiar with various aspects of manufacturing, installation and the food processing industry in general, the Company itself has no prior experience in manufacturing, installing and/or servicing food-processing plants.
We are a young company that has never been profitable, and we expect our operating losses and negative cash flows to continue into the foreseeable future.
Since the incorporation of the Company in 1999 and of Tech in 2001, we have not achieved profitability. We have incurred substantial costs to build the foundations of our business. From our inception to the date of this report we have retained a deficit. We expect our operating losses and negative cash flows to continue into the future as we continue to incur significant expenses in marketing our products and establishing an inventory. Currently, we have not generated any revenues from our operations and may not generate any revenues from operations in the near future, or if we do, the amount of such revenues may not be sufficient for us to achieve profitability. Due to our limited operating history, it is difficult to predict whether we will be profitable in the future. Even if we do become profitable, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow slower than we anticipate, or if our operating expenses exceed our projected levels and cannot be adjusted appropriately, our business will be materially and adversely affected.
We anticipate, that our future financial results will fluctuate significantly to the extent that our revenue growth may not be sufficient to cover our expenses as we expand our operations.
As a result of our limited operating history, we cannot predict our future revenues or operating results. We do, however, expect our future revenues and operating results to fluctuate significantly. Our operating expenses are expected to increase in future periods as we intend to expand our sales and marketing operations to promote our services and products, expand our service capabilities and improve our internal operating and financial systems. In addition, our operating expenses are based on our expectations of future revenues, and are relatively fixed in the short term. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to our expenses, or if our expenses increase before our revenues do, then our business for a particular period would be materially adversely affected. Because of all of these factors and the other risks discussed in this section, we believe that our quarterly and annual revenues, expenses and operating results likely will vary significantly in the future. Accordingly, you should not rely on period-over-period comparisons of our results of operations as an indication of our future performance.

If our business plans are not successful, we may not be able to continue operations as a going concern and our stockholders may lose their entire investment in us.
As a result of the Transaction, we are currently considered a later-stage development stage company. All losses accumulated since the inception of our acquired business, Tech, have been considered as part of these development stage activities. The financial statements included in this prospectus, have been prepared on the basis that we will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. Since the inception of Tech, it has been engaged purely in product development and pre-operational activities. No revenue has been generated and Tech has incurred accumulated losses of $18,520,918 and negative operating cash flows of $15,553,358 , as of September 30, 2005. We expect to continue to incur substantial deficits over at least the next year as we complete the development of are BEST system and accomplish installations at customer premises. We do not expect to generate sufficient revenue to meet our cash requirements for the next twelve months. We will need to raise additional capital to complete development of our product and to continue meeting operational expenses. Our independent auditors have added an explanatory paragraph to their report of our financial statements for the year ended December 31, 2004 stating that our net losses, lack of revenues and dependence on our ability to raise additional capital to continue our existence, raise substantial doubt about our ability to continue as a going concern. If we are not successful in raising sufficient additional capital, we may be forced to reduce operating costs and postpone completion of our BEST system. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.
In the future we may need to raise additional funds through debt or equity financing to continue operations.
Our management estimates that our currently available capital resources (without giving effect to any proceeds which we may receive from the Direct Offering) are sufficient to fund our current operations for only the next six months. In the future, and even if we are successful in selling the entire amount of our Direct Offering, we may need to raise additional capital resources through the incurrence of debt and/or the issuance of equity in order to fund our working capital requirements. Such debt or equity financing may not be available to us on acceptable terms or at all. If we cannot raise the necessary capital resources we may not be able to grow our business or pay our accounts payable when they become due.
If we raise funds through the issuance of debt or equity, any debt securities or preferred stock issued will have rights, preferences and privileges senior to those of holders of our common stock in the event of liquidation, and the terms of the debt securities may impose restrictions on our operations. If we raise funds through the issuance of equity, such issuance will dilute your ownership interest in us.
Our success depends on market acceptance of our goods and services, and the successful execution of our operations.
Because our proprietary products and services are unique to the industry we serve, as, we believe, is our business model of charging seafood, poultry and other meat processors a royalty on a price per pound basis, there can be no assurance that our products, services or pricing model will gain sufficient market acceptance to develop a sustainable business. Even if we are able to accomplish that, we must still execute our operations to retain and build upon our customers. There is no guarantee that our food safety systems, once installed, will operate correctly, or that customers will be willing to pay the amounts requested to use our technologies.

We are subject to cost fluctuations in our operation that may adversely affect our profitability.
Our business operations may experience operating cost volatility caused by external conditions, market fluctuations and changes in governmental policies. Any substantial fluctuation in our manufacturing or operating costs, if not offset by product price increases, hedging activities or improved efficiencies, may adversely affect our operating performance, business and financial condition.
We have limited manufacturing capabilities and limited manufacturing personnel, and will instead depend on third parties to manufacture our product components and some future products; if these manufacturers fail to meet our requirements, our product development and commercialization efforts may be materially harmed.
We have limited personnel with experience in, and we do not own facilities for, manufacturing any products. We will depend on third parties to manufacture our product components and some future products that we may develop. We intend to enter into agreements with manufacturers to provide components that we assemble into a finished product. We anticipate that these manufacturers of our product components will be suppliers to us for a significant period of time.
We have not yet had our products manufactured at commercial scale. In order to have our products produced in the quantities necessary to meet anticipated market demand, we and our contract manufacturers may need to increase manufacturing capacity. If we are unable to validate our commercial scale manufacturing process or increase our manufacturing capacity, or if the cost of this increased capacity is onerous to us, we may not be able to produce our products in a sufficient quantity on a timely basis to meet future demand. As a result, our revenues and gross margins could be adversely affected.
Reliance on third party manufacturers entails risks to which we would not be subject if we manufactured products ourselves, including:
•	reliance on the third party for regulatory compliance and quality assurance;

•	the possible breach of the manufacturing agreement by the third party, or the interruption of its manufacturing services due to factors beyond our control; and

•	the possibility of termination or non-renewal of the agreement by the third party, based on its own business priorities, at a time when it is costly or inconvenient for us.
We may in the future elect to manufacture some of our products in our own manufacturing facilities. We would need to invest substantial additional funds and recruit qualified personnel in order to build or lease and operate any manufacturing facilities.
Delays in the construction and installation of our systems could negatively affect our revenues.
Our business model depends on the successful deployment of our systems pursuant to service contracts with food processors. A number of factors beyond our control can slow or delay the deployment of our systems such as site preparation, zoning and permitting requirements, the availability of skilled construction personnel and construction equipment, and adverse weather conditions.

If we experience quality control problems or supply shortages from component suppliers, our revenues and profit margins may suffer.
Manufacturers of our systems may be dependent upon third party suppliers for components of our systems, which involves several risks for us, including limited control over pricing, availability of materials, quality and delivery schedules. We may experience quality control problems or supply shortages with respect to these components in the future. Any quality control problems, or interruptions in supply with respect to one or more components or increases in component costs, could materially adversely affect our customer relationships, revenues and profit margins.
If we cannot effectively manage our internal growth, our business prospects, revenues and profit margins may suffer.
If we fail to effectively manage our internal growth in a manner that minimizes strains on our resources, we could experience disruptions in our operations and ultimately be unable to generate revenues or profits. We expect that we will need to expand our operations significantly to successfully implement our business strategy. As we add technical, marketing, sales, service and other personnel, both domestically and internationally, and expand our business operations and research and development capabilities, we expect that our operating expenses and capital requirements will increase. To effectively manage our growth, we must continue to expend funds to improve our operational, financial and management controls, and our reporting systems and procedures. In addition, we must effectively expand, train and manage our employee base. If we fail in our efforts to manage our internal growth, our business prospects, revenues and profit margins may suffer.
Our business model is dependent upon joint ventures and strategic alliances with, and possibly acquisitions of, other similar food safety technology companies.
Our business model is dependent upon growth through service contracts with food processors. Our management may create joint ventures or other strategic alliances with companies in the various countries where we intend to operate that can provide us with in-country knowledge about, and important contacts within, the food safety industry in that country, increased channels of distribution, and other resource enhancements that are designed to make the roll-out of our products and services within that country more successful. In other cases, we may determine to acquire other technology companies or technologies to add to our available product and services offerings if, in our management’s judgment, such acquisitions would help to create a stronger company for our stockholders. Joint ventures, strategic alliances and acquisitions all involve certain risks, including, among other things, the following:
•	difficulties in integrating the operations, technologies, products and personnel of the acquired companies;

•	diversion of management’s attention from normal daily operations of the business;

•	difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;

•	initial dependence on unfamiliar partners;

•	insufficient revenues to offset increased expenses associated with acquisitions; and

•	the potential loss of key employees of the acquired companies.

Acquisitions and other significant transactions may also cause us to do the following:
•	issue common stock that would dilute our current stockholders’ percentage ownership;
•	assume liabilities;

•	record goodwill and non-amortizable intangible assets that will be subject to impairment testing on a regular basis and potential periodic impairment charges;

•	incur amortization expenses related to certain intangible assets;

•	incur large and immediate write-offs, and restructuring and other related expenses; and/or

•	become subject to litigation.
Mergers and acquisitions of technology companies are inherently risky, and no assurance can be given that our previous or future acquisitions will be successful and will not materially adversely affect our business, operating results or financial condition. Failure to manage and successfully integrate acquisitions we make could harm our business and operating results in a material way.
If we cannot establish and maintain relationships with food processors, distributors, retailers and food service operators, we may not be able to increase revenues or commercialize our products and services.
In order to increase our revenues and successfully commercialize our products and services, we must establish and maintain relationships with our potential customers and strategic partners. A reduction, delay or cancellation of orders from one or more significant customers or the loss of one or more key customers could significantly reduce our revenues and could damage our reputation among our current and potential customers as well as with consumers. We cannot assure you that potential customers will place orders with us, that potential customers evaluating our technology and services will elect to enter into commercial production, that orders by existing commercial customers will increase, or that we will be able to obtain orders from new customers or continue to secure additional strategic relationships.
We may not be able to develop or sustain our operations internationally.
Our management believes that a significant portion of our future business operations will involve the provision of our food safety services utilizing our proprietary technology pursuant to services contracts and/or the licensing of our proprietary technology outside of the United States. Such international activity involves numerous challenges which include, but are not limited to, language and cultural barriers, currency fluctuations, export and import control regulations, changes in the regulatory requirements of foreign countries, foreign governmental regulation, and interruption due to insurgency, as well as all of the other general risks described above and elsewhere in this prospectus. If we are unable to successfully overcome the challenges and costs presented by these special considerations, we may not be able to sustain or expand our international holdings, and the failure to do so could create materially adverse consequences for us and our overall financial condition. Furthermore, while there may be insurance available which can help to mitigate some of the risks of foreign operations, such insurance is costly and sometimes only available to entities meeting certain financial or operating requirements, if at all. If we cannot afford to take advantage of such insurance, or do not meet the requirements for its availability, or if no such insurance is available for a particular country or region, then we will be uninsured as to such risks and could suffer significant losses with respect to these foreign holdings.

International expansion will subject us to risks associated with international operations that could increase our costs and decrease our profit margins in both our domestic and our international operations.
Our success will depend in part on our ability to commence operations internationally, initially in Vietnam and Chile. Development and expansion of our international operations could impose substantial burdens on our resources, divert management’s attention from domestic operations and otherwise adversely affect our business. Furthermore, international operations are subject to several inherent risks that could increase our costs and decrease our profit margins including:
•	reduced protection of intellectual property rights;

•	changes in foreign currency exchange rates

•	changes in a specific country’s or region’s political or economic conditions, including military action or war in or near countries containing our international operations;

•	trade protective measures and import or export licensing requirements or other restrictive actions by foreign governments;

•	laws affecting the enforceability of our contracts and our ability to collect accounts receivable; and

•	changes in tax laws.
Events of global instability, such as terrorism or regional conflicts, could have a negative impact on our international operations.
Our business plan calls for us to commence our commercial operations internationally, including into the countries of Chile and Vietnam. Global instability, including terrorism or war, could cause delays or otherwise have a negative impact upon our planned international operations. While the threat of war and other political unrest has not yet posed a direct security risk to our planned operations in Vietnam and Chile, or elsewhere, it may cause unforeseen delays and may in the future pose such a direct security risk.
Our success depends on our ability to attract and retain key personnel.
Our success will depend, in part, on the continuing services of our key management personnel. The loss of the services of key personnel could have a material adverse impact on our financial results. Additionally, our success may depend on our ability to attract and retain additional skilled management personnel.
If we cannot retain key personnel or attract qualified personnel, our customer relationships, competitive position and revenues could suffer.
Our success depends to a significant extent upon the efforts of our key management, sales and marketing, technical support and research and development personnel. The loss of any key personnel could adversely affect us. Like other emerging growth companies, we face intense competition for our personnel needs. We face the additional challenge of carefully balancing the growth of our employees commensurate with our anticipated revenue growth. If our revenue growth or attrition levels vary significantly, our results of operations or financial condition could be adversely affected. Further, our common stock price may be volatile. If and when we issue incentive stock options to our employees, if our common stock price is less than the exercise price of such stock options granted to employees, turnover may increase, which could adversely affect our results of operations or financial condition. We cannot assure you that we will be successful in attracting, assimilating and retaining additional qualified personnel in the future. If we were to lose the services of one or more of our key personnel, or if we failed to attract and retain additional qualified personnel, it could materially and adversely affect our customer relationships, competitive position and revenues.
We may not be able to effectively protect our intellectual property rights, which could harm our business by making it easier for our competitors to duplicate our services.
We regard certain aspects of our products, processes, services and technology as proprietary. We have taken (and/or intend to take) steps to protect them with patents, trademarks, restrictions on disclosure and other methods. Despite these precautions, we cannot be certain that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar products, services and technology. While there are currently no outstanding infringement claims pending by or against us, we cannot assure the public that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure the public that we will be able to license any valid and infringed patents from third parties on commercially-reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. At the same time, we may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend ourselves from claims of infringement, invalidity or unenforceability. Litigation may be expensive and divert resources even if we win. Any infringement, misappropriation or independent development and any litigation arising therefrom could materially and adversely affect our business, financial condition and operating results such that it could cause us to reduce or cease operations.
Our inability to protect our patents and proprietary rights in the United States and foreign countries could materially adversely affect our business prospects and competitive position.
Our success could be materially and adversely affected if we are unable to obtain and maintain patent and other proprietary-right protection for our technology and systems and services in the United States and other countries. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary rights in these foreign countries. If we are unable to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary rights. In addition, we may incur significant expense in protecting our intellectual property and defending or assessing claims with respect to intellectual property owned by others.
Companies may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expenses or prevent us from selling our products.
Our success depends on our ability to operate without infringing the patents and proprietary rights of third parties. Product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Future patents issued to third parties may contain claims that conflict with our patents. Although we believe that our current product does not infringe the proprietary rights of any third parties, third parties could assert infringement claims against us in the future. Any litigation or interference proceedings, regardless of their outcome, would probably be costly and require significant time and attention of our key management and technical personnel. Litigation or interference proceedings could also force us to:
•	stop or delay selling, manufacturing or using products that incorporate the challenged intellectual property;

•	pay damages; or

•	enter into licensing or royalty agreements that may be unavailable on acceptable terms.
We periodically assess the strength of our patent and intellectual property protection for our technologies and products. Our products and services combine a number of patents relating to methods for expanding the cellular matrix of animal products, reducing microbial counts, controlling cellular respiration of food products, extending the shelf life of products, and superior methods for CIP sanitation of production during transportation, as well as scientific packaging. Despite our assessments and our belief in the strength of our patent protection for particular technologies or products, our patents may not provide effective barriers to entry against competitors because our competitors may develop competing technologies and products that do not infringe upon our patents. We also could choose to modify or abandon one or more planned or current products because of these assessments or actual or threatened claims by other companies. Our patents or pending patent applications may be challenged, narrowed or invalidated. In addition, we are not certain that our pending patent applications will be issued.
We also rely on trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We have taken measures to protect our trade secrets and know-how, including the use of confidentiality agreements with our employees, consultants and advisors. It is possible that these agreements may be breached and that any remedies for a breach will not be sufficient to compensate us for damages incurred. We generally control and limit access to, and the distribution of, our product documentation and other proprietary information. Despite our efforts to protect these proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. We also cannot guarantee that other parties will not independently develop our know-how or otherwise obtain access to our technology.
We or our employees may become subject to claims of infringement or misappropriation of the intellectual property rights of others.
It is possible that third parties may assert infringement or misappropriation claims against us, our customers or distributors in the future with respect to our employees or current or future products or services. Any claims or litigation, with or without merit, could be time-consuming, result in costly litigation, cause product delays or require us to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to us, if at all, which could have a material adverse effect on our business’s financial condition and results of operations.
As a late-stage research and development company, we are subject to the risks of new enterprises and the commercialization of a technology that requires consumer acceptance.
At this stage in the development of our business, products and technology, it is difficult to assess our prospects or predict our future operating results. We are subject to risks and uncertainties frequently encountered by companies in a similar stage of their business development. These risks include our inability to:
•	build consumer confidence in and establish market acceptance of the benefits of processing food products utilizing our products, services and technology;

•	establish and maintain a sufficient number of food industry customers and strategic relationships; and

•	obtain substantial capital to support the further development of our technology and the commercialization of our products and services.
If we do not successfully address these risks, we may not be able to increase revenues or commercialize our products and services.
If we are unable to successfully achieve broad market acceptance of our products and services, we may not be able to generate enough revenues in the future to achieve or sustain profitability.
We are dependent on the successful commercialization of our products and services. The markets for our products and services are unproven, and they may not gain adequate commercial acceptance or success. A variety of the risk factors discussed in this section will determine the success of our market development and commercialization efforts and the rate and extent of market acceptance of our products and services.

Our success depends on our ability to attract customers.
Our success will depend initially on our ability to attract significant customers from established fish, poultry and other meat processing plants in all of our identified countries. Although there have been expressions of solid interest from various parties in two of these countries, there can be no guarantee that they, or anyone else, will agree to acquire our products and services on terms that will be acceptable to us, or at all.
Our success depends on our ability to compete with competitors.
Our management is not aware of any other technology which directly competes with our technology. However, there are other companies that focus on food safety technologies and/or poultry, seafood and other meat processing operations. Many of these companies have substantially greater financial, marketing, operating, and other resources than we have, which give them a competitive edge. There can be no assurance that such companies will not attempt to replicate the general technology we have developed, or that other technologies will not be developed that will perform better and cheaper than our technologies, by competitors with greater financial and other resources than we possess. In addition, the food service industry is intensely competitive with respect to pricing and the quality and value of food products offered. Our competitors could also make changes to pricing or other marketing strategies which may impact us detrimentally. As our competitors expand operations, we expect competition to intensify. Such increased competition could have a material adverse effect on our financial position and results of operations.
Our technology competes against other food safety technologies. Competition in our market may result in pricing pressures, reduced margins or the inability of our products and services to achieve market acceptance.
We compete against several companies seeking to address the food safety market. Currently, there are few competitors in the field of food safety technology, and none with technologies that are directly similar to ours. Current efforts to kill pathogens and keep bacteria from reattaching to food products include our BEST system, high-pressure wash, chlorine wash, ozone treatment and irradiation. Our competitors also include manufacturers of chemicals, poly-films, irradiators and ozonators. We may be unable to compete successfully against our current and potential competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance for our products.
The current level of market penetration for food safety technology products is relatively low when compared to the overall size of the food markets which we are targeting for our BEST systems, technology and services. If our products and services gain consumer acceptance and the market for food safety technologies and products increase, we expect competition to grow significantly. Our competitors may have significantly more capital, research and development, regulatory, manufacturing, marketing, human and other resources than we do. As a result, they may be able to devote greater resources to the manufacture, promotion and sale of their products, initiate or withstand substantial price competition, or take advantage of acquisition or other opportunities more readily.
Failure to compete effectively in the markets for products such as ours may render existing products obsolete or unmarketable, which could rapidly erode our position in the market.
Our growth and future results of operations will depend in part on our ability to respond to technological advances and changes by enhancing our existing products and services and by developing and introducing, on a timely and cost-effective basis, new products, features and related services to meet or exceed technological advances in the marketplace. If we are not successful in identifying, developing and marketing new products, product enhancements and related services that respond to technological change or evolving industry standards, or adequately meet new market demands and we fail to respond to rapidly changing technologies, that failure could have a material adverse effect on our business, financial condition and results of operations. Failure to effectively protect our proprietary rights could harm our business and negatively affect our financial position.
We rely on a combination of patent, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. Furthermore, we generally enter into non-disclosure agreements with our customers and distributors. Such measures may not be adequate to protect our proprietary rights. Additionally, we may be subject to further risks if and when we enter into transactions in countries where intellectual property laws are not well developed or are difficult to enforce. Legal protections of our proprietary rights may be ineffective in such countries. Litigation may be necessary to defend and enforce our proprietary rights, which could result in substantial costs and diversion of management resources and could have a material adverse effect on our business, financial condition and results of operations, regardless of the final outcome of such litigation. Furthermore, many of the countries where we envision our products and services will be targeted initially have not adopted intellectual property rights, protection or enforcement mechanisms which are as established or robust as those in place in the United States, creating greater risks of loss of our intellectual property rights and greater expense to protect them, to the extent we can, in the foreign markets where we expect to operate. Despite our efforts to safeguard and maintain our proprietary rights both in the United States and abroad, we may not be successful in doing so or the steps taken by us in this regard may not be adequate to deter misappropriation or independent third-party development of our technology or to prevent an unauthorized third party from copying or otherwise obtaining and using our products or technology. Any of such events could have a material adverse effect on our business, financial condition and results of operations.
Concerns with the safety and quality of food products could cause customers to avoid our products.
The industries to which our products and services are marketed, processors of seafood, poultry and meat, frequently are impacted by health and safety threats which can materially decrease the amount of consumption of these products, sometimes for lengthy periods of time. We could be adversely affected if our customers and the ultimate consumers of our products lose confidence in the safety and quality of various food products. Adverse publicity about these types of concerns, which can include world-wide health issues, such as those connected with the “bird flu” or “mad cow disease,” as well as environmental or nutritional concerns, as has affected the seafood and pork markets in many areas, whether or not the underlying concerns are valid, may discourage our customers from buying our products or cause production and delivery disruptions. Any negative change in customer perceptions about the safety and quality of our services and products, and/or the foods they are designed to treat, could adversely affect our business and financial condition.
Adverse publicity could reduce the size of our distribution force and consequently reduce our revenue.
Any adverse publicity could reduce the size of our distribution force and consequently reduce our revenue. Specifically, we are susceptible to adverse publicity concerning:
•	the quality of our company’s and competitors’ products and product ingredients;

•	the usefulness of the technology incorporated into the products we sell, and its ability to perform as described;

•	regulatory investigation into our company or the products we sell;

•	the public perception of direct selling businesses generally; and

•	product liability claims.

RISKS RELATED TO OUR INDUSTRY
Our business is subject to general risks affecting the food industry.
Food processors are subject to the risks of adverse changes in general economic conditions; evolving consumer preferences and nutritional and health-related concerns; changes in food distribution channels and increasing buying power of large supermarket chains and other retail outlets that tend to resist price increases; federal, state and local food processing controls; consumer product liability claims; and risks of product tampering.
Our involvement in the processing of food results in a risk that we will be subject to product liability claims resulting from the consumption of contaminated food.
Our involvement in the processing of food results in a significant risk that we will be subject to product liability claims resulting from the consumption of contaminated food. We may be held liable or incur costs to settle or defend liability claims if any of our systems cause or fail to prevent, or are claimed to cause or fail to prevent, injury or are found unsuitable during product testing, manufacturing, marketing, sale or use. These risks exist even with respect to products that have received, or may in the future receive, regulatory approval, registration or clearance for commercial use. Also, we may be liable to our customers for the costs they incur from product recalls. We cannot guarantee that we will be able to avoid product liability exposure.
Prior to the commercial sale and distribution of our products, we intend to procure product liability insurance at levels that we believe are sufficient and consistent with industry standards for companies at our stage of development. However, we cannot guarantee that the product liability insurance we obtain will be sufficient to cover the full economic impact of the risks we face. It is also possible that at any time our insurance coverage may become unavailable on commercially reasonable terms or at all. A product liability claim or product recall could result in liability to us greater than our assets and/or insurance coverage. Moreover, product liability claims, recalls and expenses associated with defending against claims or recalls could have an adverse impact on us even if we have adequate insurance coverage. Further, a product liability claim against us, whether merited or not, or a product recall claim against us would damage our reputation and severely undermine our branding campaign and our efforts to gain consumer acceptance.
In addition, although we intend to seek contractual indemnification and insurance coverage from parties supplying us with products, this indemnification or insurance coverage is limited, as a practical matter, to the credit worthiness of the indemnifying party, and their carriers, if any, as well as the insured limits of any insurance of the indemnifying party. If we do not have adequate insurance or contractual indemnification available, product liability claims related to defective products could have a material adverse affect on our financial condition, results of operations and liquidity.
Laws and regulations may prohibit or severely restrict our sales efforts and cause our sales and profitability to decline.
Various government agencies in the United States and throughout the world regulate sales practices. If we are unable to continue our business in our existing markets, or to commence operations in new markets, because of these laws our revenue and profitability will decline. Additionally, government agencies and courts in the countries where we operate may use their powers and discretion in interpreting and applying laws in a manner that limits our ability to operate or otherwise harms our business. Also, if any governmental authority brings a regulatory enforcement action against us that interrupts or enjoins our direct sales efforts, or which results in a significant fine or penalty assessed against us, our business could suffer.

Our business, and that of our customers, is subject to federal, state, local, and foreign government regulations that could adversely affect our business and financial condition.
Our business will be subject to federal, state, local and foreign regulations. The customers to which we offer our products and services for sale will also be subject to national and international regulations governing their operations and practices. In addition to all of the other regulations to which a business in the U.S. is subject generally (as to employment, occupational safety, business licensing and so forth), some of our future products may be subject to review and approval by the United States Food and Drug Administration (“FDA”), in that we may be developing our own proprietary antimicrobial solutions to be used in conjunction with our processing systems. While it is possible that we may be able to receive a “fast-tracked” approval process under current regulations, any change in those regulations, or change in the interpretations or requirements of the FDA, may necessitate a longer review. In either case, if we were to fail to meet minimum FDA requirements and obtain that agency’s approval, it might materially affect our ability to bring certain products to market. In addition, other states or foreign jurisdictions in which our processes are used, or to which products treated with them are exported, may impose further regulations which could be less or more stringent than those imposed by the FDA. There can be no assurance that we will receive FDA, other state, and/or foreign approvals to sell products and services incorporating our technology as quickly and/or at such costs as we have assumed, or at all. There also can be no assurance that the regulatory framework imposed on our domestic or international customers, and prospective customers, will enable them to purchase, license, use or maintain our products and services.
Our business, and that of our customers, is subject to environmental laws that could adversely affect our business and financial condition.
The disposal of solid and liquid waste material resulting from the preparation and processing of foods is subject to various federal, state, local and foreign laws and regulations relating to the protection of the environment. Such laws and regulations have an important effect on the food processing industry as a whole, requiring substantially all firms in the industry to incur material expenditures for modification of existing processing facilities and for construction of upgraded or new waste treatment facilities. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations may require additional expenditures by us and/or our prospective and actual customers, some of which could be material. If substantial regulatory costs or onerous requirements are imposed on our customers or prospective customers, it could have a materially adverse impact on their ability to continue using our products or services.
If our customers are unable to comply with governmental regulations, our future revenues may be seriously harmed.
Purchasers of our products and services for use in the processing of food products may be subject to regulations of the United States Department of Agriculture and/or the United States Food and Drug Administration. Although we intend to work with our customers in satisfying such regulations, the responsibility for compliance lies with the ultimate user of our products. If we fail to conform our products to our customers’ regulatory requirements, we could lose future sales and our business could be seriously harmed. Additionally, any failure of our products to comply with relevant regulations could delay their introduction and require costly and time-consuming engineering changes. We intend to work with potential clients interested in our products and services and with the relevant regulatory agencies to obtain government approval and certification for the equipment. Failure to conform our products to regulatory requirements could result in the loss of sales of products and services.

RISKS RELATED TO OUR STOCK
There is no established public market for our stock and a public market may not develop or become liquid. Investors may not be able to sell their shares of our common stock.
There is no established public market for the common stock being offered under this prospectus. While we intend to apply for quotation of our common stock on the American Stock Exchange system and/or the Alternative Investment Market of the London Stock Exchange, there is no guarantee that we will qualify for quotation on either exchange, or even for listing in a less stringent stock market, such as the OTC Bulletin Board. Therefore, our stockholders may be unable to sell their shares in any public trading market or elsewhere.
Our shares may trade at low prices, and would therefore be subject to penny stock regulations, which may have the effect of exacerbating the volatility of our common stock’s price and trading patterns. Also, the additional requirements imposed on broker-dealers who trade in penny stocks may reduce the speed at which transactions involving penny stocks can be effected, and may also reduce the number of broker-dealers willing to engage in such transactions, either of which can adversely impact an investor’s ability to trade shares of our common stock as rapidly as may be desired.
Broker-dealer practices in connection with transactions in “penny stocks” are regulated by various penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges such as NYSE and AMEX, or quoted on the NASDAQ system, provided that current prices and volume information with respect to transactions in these securities are provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our stock when there is penny activity and our stock becomes subject to the penny stock rules, and potentially could have a depressive effect on the price of our shares generally. Furthermore, if our common stock became a penny stock, we would not be entitled to the same protections with respect to “forward looking statements” under the Private Securities Litigation Reform Act as other companies which have stock trading above the penny stock level.
Shareholders of Tech may be required to pay income taxes on the shares they receive in the Distribution.
The shareholders of Tech may be required to pay income tax on the value of your shares of our common stock received in the Distribution to the extent of the current or accumulated earnings and profits of Tech. As neither Tech nor the Company has received a tax opinion regarding the Distribution you are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

Our common stock has not been publicly traded and our stock price may be subject to significant fluctuations and volatility.
This Offering is our initial offering of our common stock in the public markets, and the trading of our common stock may be subject to significant fluctuations after the date of this initial public offering due to a number of factors beyond our control, including the following:
•	quarterly variations in our operating results;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community;

•	strategic actions by us such as new joint ventures, acquisitions or restructuring;

•	actions by institutional stockholders;

•	general market conditions; and

•	domestic and international economic, social, political and other factors unrelated to our performance.
The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.
The price of our common stock in this Offering could be substantially higher than the market value, causing investors to sustain a loss of their investment.
The price of our common stock in this Offering has not been determined by any independent financial evaluation, market mechanism or by our auditors, and is therefore, to a large extent, arbitrary. Our audit firm has not reviewed management’s valuation, and therefore expresses no opinion as to the fairness of the offering price as determined by our management. As a result, the price of the common stock in this Offering may not reflect the value perceived by the market. There can be no assurance that the shares offered hereby are worth the price for which they are offered or that they have any market value whatsoever.
We may issue additional debt and/or equity securities with rights superior to those of our common stock, which could materially limit the ownership rights of investors.
We may offer additional debt and/or equity securities in private and/or public offerings in order to raise working capital. Our Board of Directors has the right to determine the terms and rights of any debt securities and preferred stock without obtaining the approval of our stockholders. It is likely that any debt securities or preferred stock that we sell would have terms and rights superior to those of the common stock and may be convertible into common stock. Any sale of securities could adversely affect the interests and/or voting rights of the holders of common stock, resulting in substantial dilution to the existing stockholders, or adversely affect the market price of our common stock.
The market price of our stock is subject to fluctuation.
The market price of our common stock may be subject to significant fluctuation in response to factors such as the following, some of which are beyond our control:
•	variations in our operating results;

•	operating results that vary from the expectations of securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	announcements by us or our competitors of major business developments such as new products, services or technologies or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	announcements by third parties of significant claims or proceedings against us;

•	future sales of our common stock; and

•	general market conditions.
Future sales of our common stock could cause the market price of our common stock to drop significantly, even if our business is doing well.
Assuming that all shares of our common stock are sold in this Offering, approximately 27,134,295 shares of our common stock will be issued and outstanding, including 3,000,000 of the shares of common stock that we are offering pursuant to this prospectus and 244,444 shares to be issued to Global Media by July 2006, which may be resold in the public market immediately.
Additional infusions of capital may have a dilutive effect on your investment.
To finance our planned operations we may sell additional shares of our stock and/or other securities. Any additional equity financing that we receive may involve substantial dilution to our existing stockholders. We may also issue stock and/or other securities to acquire assets or businesses. In the event that any such shares and/or other securities are issued, the proportionate ownership and voting power of other stockholders will be reduced.
In the future we may need to raise additional funds through debt and/or equity financing to continue operations.
Our management estimates that our currently available capital resources are sufficient to fund our current operations for the next six months. In the future we may need to raise additional capital resources through the incurrence of debt and/or the issuance of equity in order to fund our working capital requirements. Such debt and/or equity financing may not be available to us on acceptable terms or at all. If we cannot raise the necessary capital resources we may not be able to grow our business or pay our accounts payable when they become due.
If we raise funds through the issuance of debt or equity, any debt securities or preferred stock issued will have rights, preferences and privileges senior to those of holders of our common stock in the event of liquidation, and the terms of the debt securities may impose restrictions on our operations. If we raise funds through the issuance of equity, the issuance would dilute your ownership interest if you did not purchase additional equity in us at the time.
Investor profits and dividends, if any, will likely be limited for the near future.
Because we do not anticipate paying any dividends in the near future, investors in our common stock probably will not derive any profits from their investment in us for the foreseeable future, other than through the price appreciation, if any, of our common stock. We may not be able to generate net profits and, given current market conditions, it is possible that the price of our common stock will depreciate if we generate operating losses in the future. Even if we generate profits, the price of our common stock could depreciate because of many other factors discussed elsewhere in this prospectus. Thus, it is likely that investor profits, if any, will be limited for the near future.
Investors in our Direct Offering will suffer immediate and substantial dilution.
After giving effect to the sale of all the shares of common stock by us in our Direct Offering at $5.00 per share as of September 30, 2005, based on our pro forma net tangible book value, investors in the Direct Offering would suffer immediate dilution in the amount of $4.21 per share. See “Dilution” on page 28.
After the Distribution, our Directors and key management will have a controlling interest in our Company, and may therefore assert a disproportionate influence on the control of our Company.
Our Board of Directors is currently comprised of five directors. As a result of the Distribution, and not giving effect to any issuance of shares in our Direct Offering, Mr. Mark Terry, a Director and our Chief Technology Officer, ,will be the beneficial owner of approximately 9% of our outstanding common stock. Accordingly, Mr. Terry may be able to assert a disproportionate influence on the control of our Company. His interests as a stockholder may not always be consistent with the other stockholders and, therefore, the possibility exists that as a Director and key member of our existing management, he may not always act in a manner that you believe to be in your best interest.
Evolving regulation of corporate governance and public disclosure may result in additional expenses and continuing uncertainty.
Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.
We may have difficulty implementing, in a timely manner, the internal controls procedures necessary to allow our management to report on the effectiveness of our internal controls.
Pursuant to Section 404 of Sarbanes-Oxley Act, we will be required to furnish an internal controls report of management’s assessment of the effectiveness of our internal controls as part of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007. Our auditors will then be required to attest to, and report on, our assessment. In order to issue our report, our management must document both the design of our internal controls and the testing processes that support management’s evaluation and conclusion. Our management has begun the necessary processes and procedures for issuing its report on our internal controls. However, we may face significant challenges in implementing the required processes and procedures. There can be no assurance that we will be able to complete the work necessary for our management to issue its management report in a timely manner, or that management will be able to report that our internal controls over financial reporting are effective.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Except for historical information, matters discussed in this prospectus are forward-looking statements based on management’s estimates, assumptions and projections. In addition, from time to time, we may make forward-looking statements relating to such matters as anticipated financial performance, business prospects, new products, research and development activities, plans for international expansion, acquisitions and similar matters. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continue,” or the negatives thereof, or variations on such words, and similar expressions are intended to identify such forward looking statements. We note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. These forward-looking statements are mere predictions and are uncertain. These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.
USE OF PROCEEDS
The Distribution
We will not receive any proceeds from the Distribution. The Distribution will only involve Tech and its stockholders.
The Direct Offering
The net proceeds available to us from the sale of the shares in the Direct Offering are estimated to be approximately $14,700,000 if the maximum offering is sold, after deducting offering expenses (estimated to be $300,000. We intend to use the net proceeds provided by the Direct Offering continued operations and working capital as well as funding of expanded operations and the production of ten BEST systems for commercialization as follows:

	Maximum Offering
	Dollar	Percentage of
Description of Use	Amount	Net Proceeds
BEST system production and installation	$7,500,000	51%
Additional research and development projects	$1,000,000	7%
Additional marketing programs and advertising	$2,500,000	17%
Working capital:
Compensation	$1,200,000	8%
Operations	$1,500,000	10%
Professional and occupancy costs	$1,000,000	7%

Total uses of net proceeds	$14,700,000	100%

The Selling Stockholders.
Of the 27,134,295 shares of our common stock offered in this prospectus, the Selling Stockholders listed on page 28 of this prospectus may be offering for resale up to 1,190,602 shares of our common stock. All proceeds from the sale of common stock by the Selling Stockholders under this prospectus will go to them. We will not receive any proceeds from the sale of our common stock by these Selling Stockholders.
We estimate that our expenses in connection with this Offering will be approximately $300,000.
DETERMINATION OF OFFERING PRICE
There is no established public market for the shares of our common stock being offered pursuant to this prospectus. The purchase price of the shares in the Direct Offering have been determined primarily by our capital requirements and has no relationship to any established criteria of our value, such as book value or earnings per share or any combination thereof. Additionally, because we are a relatively new corporation with a limited operating history, the price of the Direct Offering shares is not based on our past earnings. The price of the Direct Offering shares does not necessarily indicate current market value for the assets owned by us.
At such time as we may qualify, we intend to apply for listing on the American Stock Exchange (AMEX) and/or the AIM Market of the London Stock Exchange (AIM). However, there is no assurance we will ever qualify for listing, or that our common stock, once listed, will be actively traded or, if traded, as to the prices at which our common stock will trade.

DILUTION
Dilution per share to new investors represents the difference between the amount per share paid by purchasers of our common stock in the Direct Offering and the pro forma net tangible book value per share of common stock immediately after completion of the Direct Offering. After giving effect to the sale of the shares of common stock by us at the initial public offering price of $5.00 per share, less our estimated offering expenses, our pro forma net tangible book value at September 30, 2005, would be $ 21,263,180 or $.79 per share. This represents an immediate increase in the pro forma net tangible book value of $.52 per share to existing stockholders and an immediate dilution of $4.21 per share to new investors purchasing shares at the initial public offering price of $5.00 per share. The following table illustrates this per share dilution:

Maximum
Assumed initial public offering price per share	$5.00
Pro forma unaudited net tangible book value per share at September 30, 2005	$.79
Increase per share for existing stockholders	$.52
Dilution per share to new investors in this Offering	$4.21
SELLING STOCKHOLDERS
The following table details the name of each Selling Stockholder, the number of shares currently owned by each Selling Stockholder, and the number of shares that may be offered for sale under this prospectus. Because each Selling Stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, except for lock up agreements for shares held by Solvis Group, Inc and management, no definitive estimate as to the number of shares that will be held by each Selling Stockholder after the Offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the Selling Stockholders.

	Shares		Shares
	Beneficially	Shares to be	Beneficially	Percentage of Shares
	Owned Before	Included in the	Owned	Beneficially Owned
Selling Stockholder	Offering	Offering	After Offering	After Offering
Global Media Fund, LLC(1)	488,888	488,888	—	—

Solvis Group, Inc. (2)	520,000	520,000	—	—

Pierce Mill Associates, Inc.(3)	100,000	100,000	—	—
Sterling Glover	2,500	2,500	—	—
Judy Hawkins	3,334	3,334	—	—
Judy McCardell	5,556	5,556	—	—
Jill Wilson	8,889	8,889	—	—
Shelly Calonica	3,334	3,334	—	—
Steve Nunes	33,334	33,334	—	—
Lisa Monico	6,667	6,667	—	—
Daniel Booye - Pensco	3,556	3,556	—	—
Trust IRA
Lynette Booye - Pensco	2,445	2,445	—	—
Trust IRA
Gregory E Kirkelie	3,333	3,333	—	—
Charles Gross	3,333	3,333	—	—
Kenneth S. August	5,433	5,433	—	—

TOTAL	1,190,602	1,190,602	—	—

(1)	Global Media Fund, LLC is owned by News USA, Inc. The beneficial owner is of News USA, Inc. is Rick Smith.

(2)	Solvis Group, Inc. is a public company traded on the Over-the-Counter Bulletin Board. None of the officers and directors of Solvis are affiliates of our company. Solvis has agreed not to sell in excess of the volume limits of Rule 144 or transfer 50% of our shares owned by it for a period of two years from the date the registration statement, of which this prospectus is a part, is declared effective.

(3)	Mr. James Cassidy, our former President and Director, is the sole director and shareholder of Pierce Mill Associates, Inc.
PLAN OF DISTRIBUTION
The Distribution
On September 15, 2005, Tech’s Board of Directors, as part of the plan of reorganization effected by the Transaction, declared a distribution payable to the holders of record of outstanding Tech common stock at the close of business on September 30, 2005 (the “Record Date”) whereby each such shareholder would be entitled to receive one share of our common stock (held by Tech as of the date of this prospectus) for every three shares of Tech common stock held by such stockholder as of the Record Date.. In the Distribution, approximately 68,831,078 shares of Tech common stock outstanding as of the Record Date will be distributed to its stockholders for 22,943,693 shares of our common stock outstanding and held by Tech, with the then former stockholders of Tech becoming stockholders of the Company on the “Distribution

Date” as defined in the section of this prospectus captioned “DISTRIBUTION BY TECH”. Holders of less than three shares of Tech common stock will receive one share of our common stock in the Distribution. We currently anticipate that the Distribution will be effected near the effective date of the registration statement.
We are currently a majority-owned subsidiary of Tech. As a result of the Distribution, approximately 96% of our issued and outstanding common stock will be distributed to Tech’s stockholders as of the Record Date. Immediately following the Distribution, Tech will not own any shares of our common stock and we will be an independent public company. Each stockholder of Tech common stock as of September 30, 2005, the record date, will receive, as soon as practicable following the Distribution, stock certificates for a number of common stock equal to one-third of the number of common stock of Tech owned by such stockholder as of the record date. Our common stock should be credited to accounts with stockbrokers, banks or nominees of Tech stockholders that are not record holders after the effective date of the Distribution. If we are unable to locate any shareholder of record from Tech’s available information, all of our shares attributable to that shareholder will be held in reserve for a period of three years from the Record Date and, if not claimed by such shareholder (or any verifiable agent, executor, heir, successor or assign), by the end of that three-year period, the shares reserved for such shareholder will be cancelled and returned to our treasury, and all other stockholders’ ownership will be proportionally increased by the same amount.
We were incorporated on March 24, 1999 under the laws of the State of Delaware as Boulevard Acquisition Corporation to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination. On August 19, 2005, we acquired substantially all of the assets and liabilities of Tech, a privately held Delaware corporation for 22,943,693 common stock shares, representing at the time, 97% of our outstanding common stock pursuant to an Asset Acquisition Agreement. Since our acquisition, Tech has had no operating business, assets or known liabilities. Our principal executive offices are located at 420 N. Main Street, Pocatello, Idaho, 83204, and our telephone number is (208) 234-1351. As a result of this acquisition, we have adopted the business plan of Tech in its entirety, and will continue to research, develop and commercialize our proprietary food processing technologies that we acquired in the Transaction.
Reasons for the Distribution
Tech’s Board of Directors and management believe that the Distribution is in the best interests of our Company, Tech and its stockholders. Tech believes that the Distribution will enhance value for its stockholders by providing them greater trading efficiency and liquidity in their investment. In addition, the Distribution will provide us increased visibility in the financial community and greater access to the capital markets to fund our growth and the development of our business plan, and provide us with the financial and operational flexibility to take advantage of potential growth opportunities in the food processing industry. The Distribution will also enable us to provide our management and employees incentive compensation in the form of equity ownership in our Company, enhancing our ability to retain and motivate key employees, and, if we seek to hire additional or replacement personnel, attract such personnel. However, there are no present plans, proposals or arrangements to establish, or provide any awards under, any such incentive compensation plan.
Manner of Effecting the Distribution
The Distribution will be made on the basis of one share of our common stock for approximately every three shares of Tech common stock outstanding as of the Record Date. Holders of less than three share(s) of Tech common stock will receive one share of our Common Stock. Based on approximately 68,831,078 shares of Tech common stock outstanding on the Record Date, we currently anticipate that an aggregate of 22,943,693 shares of our common stock will be given to Tech’s stockholders in the Distribution. At the time of the Distribution, but without giving effect to any issuances made pursuant to our Direct Offering, the shares of our common stock to be distributed will constitute approximately 95% of our outstanding common stock and the remaining approximately 5% of our common stock is being registered hereby for sale by the Selling Stockholders. Notwithstanding this registration, approximately 19.9% of our shares of common stock will remain restricted following the Distribution due to ownership by affiliates of our Company. Immediately following the Distribution, Tech will not own any shares of our common stock.
The shares of our common stock being received by the Tech stockholders in the Distribution are fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. See “Description of Securities” beginning on page 45.
Each stockholder of Tech common stock as of September 30, 2005, the Record Date, will receive, as soon as practicable following the effective date of the registration statement, stock certificates for a number of shares of common stock equal to one-third of the number of shares of common stock of Tech owned by such stockholder as of the Record Date. Our common stock should be credited to accounts with stockbrokers, banks or nominees of Tech stockholders who are not record holders after the effective date of the Distribution.
No fractional shares of our common stock will be issued. If you own a fractional share of Tech common stock as of the Record Date, you will receive the next higher whole number of shares of our common stock in the Distribution.
No Tech stockholder will be required to pay any cash or other consideration for the shares of our common stock received in the Distribution. The Distribution will not affect the number of, or the rights attaching to, outstanding Tech shares. No vote of Tech stockholders is required or sought in connection with the Distribution, and Tech stockholders will have no appraisal rights in connection with the Distribution.
If we are unable to locate any stockholder of record from Tech’s available information, all of our shares attributable to that stockholder will be held in reserve for a period of three years from the Record Date and, if not claimed by such stockholder (or any verifiable agent, executor, heir, successor or assign), by the end of that three-year period, the shares reserved for such stockholder will be cancelled and returned to our treasury.
In order to receive shares of our common stock in the Distribution, Tech stockholders must be stockholders at the close of business on the Record Date.
Results of the Distribution
After the Distribution, we will be a separate public company engaged in the research, development and commercialization of our proprietary food safety technologies that we acquired in the Transaction. Based on 68,831,078 shares of Tech’s common stock outstanding on the Record Date, all of which will actually participate in the Distribution, immediately after and as a result of the Distribution, we expect to have approximately 1900 holders of record of our common stock, excluding the Selling Stockholders and the purchasers of our common stock in our Direct Offering, if any, as well as any of the purchasers of our common stock which may be sold in the Offering, if any. The Distribution will not affect the number of outstanding Tech shares or any rights of Tech stockholders.
Listing and Trading of the our Common Stock
We do not make any recommendations on the purchase, retention or sale of shares of our common stock. You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor.
There is not currently a public market for our common stock, although if any of our shares are traded when-issued, a market may develop prior to completion of the Distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades would settle prior to the effective date of the Distribution, and if the Distribution does not occur, all when-issued trades will be rendered null and void. On the first trading day following the date of the Distribution, when-issued trading in respect of shares of our common stock will end, and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction.
Prior to the Distribution, we intend to apply for listing on the American Stock Exchange (AMEX) and are investigating the possible listing of our common stock shares on the AIM Market of the London Stock Exchange (AIM). Listing our common stock shares for trading on either of these exchanges requires that we meet certain qualifications. For more information, see the section of this prospectus captioned “MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS” beginning on page 67. If we are unable to meet the qualifications for listing on either the AMEX or AIM following the Distribution, then we will seek to have our shares traded on the Over-the-Counter Bulletin Board. There can be no assurance when we will qualify for listing on any given stock exchange, or that we will ever qualify.
The shares of our common stock distributed to Tech stockholders will be freely transferable, except for 4,767,177 shares of our common stock received by persons who may be deemed to be our Affiliates under the Securities Act of 1933, as amended (the “Securities Act”). Persons who may be deemed to be our Affiliates after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with us and will include our directors, officers and significant stockholders of our Company. Persons who are deemed to be our Affiliates will be permitted to sell their shares of our common stock only pursuant to an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.
There can be no assurance as to whether our common stock will be actively traded or as to the prices at which our common stock will trade. Some of the Tech stockholders who receive shares of our common stock may decide that they do not want shares in our Company, and may sell some or all of their shares of our common stock following the Distribution. This may delay the development of an orderly trading market in our common stock for a period of time following the Distribution. Unless an orderly trading market develops, the prices at which our common stock trades may fluctuate significantly and may be lower than the price that would be expected for a fully-distributed issue or than the price at which we will be selling our shares in the Offering. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including, among other factors, the depth and liquidity of the market for the shares, our results of operations, what investors think of our Company, the perceived usefulness and market acceptance of our technology and products, the food processing industry, the amount of dividends that we pay, changes in economic conditions in the food processing industry, changes in food processing technologies, and general economic and market conditions.
As a result of the Transaction, Tech has no remaining assets, liabilities or businesses other than the 22,943,693 shares of our common stock and effecting the Distribution of these shares with its stockholders.
Federal Income Tax Consequences of the Distribution
Each stockholder’s individual circumstances may affect the tax consequences of the Distribution to such stockholder. In addition, no information is provided with respect to tax consequences under any applicable foreign, state or local laws. Consequently, each Tech stockholder is advised to consult his own tax advisor as to the specific tax consequences of the Distribution to him and the effect of possible changes in tax laws.

Neither the Company nor Tech has received a tax opinion regarding the potential tax consequences of the Distribution for the shareholders of Tech. Each Tech stockholder who receives shares of our common stock in the Distribution may be treated as receiving a taxable dividend.
You should consult your own tax advisor as to the particular consequences of the Distribution to you, including the application of state, local and foreign tax laws.
Our Direct Offering
We are offering for sale a maximum of 3,000,000 shares of our common stock in a self- underwritten offering directly to the public at the price of $5.00 per share. This offering will terminate 12 months after this registration statement is declared effective by the Securities and Exchange Commission, provided we may extend the offering for up to one additional year following the twelve-month offering period. We have not conducted any discussions or negotiations for the sale of all or any portion of those 3,000,000 shares of our common stock. There is no minimum number of shares that must be purchased by any prospective purchaser.
We anticipate that Mr. James Bouskos, the Chairman of our Board, may participate in the offer and sale of our common stock, and rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. Although Mr. Bouskos is an associated person to us, as that term is defined in Rule 3a4-l under the Exchange Act, we believe that he is not deemed to be a broker for the following reasons:
•	Mr. Bouskos will not be subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of his participation in the sale of our securities.

•	Mr. Bouskos will not be compensated for his participation in the sale of our securities by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities.

•	Mr. Bouskos will not be an associated person of a broker or dealer at the time of participation in the sale of our securities.

•	Mr. Bouskos is not associated with a broker or dealer and does not have an arrangement with a broker or dealer to effect transactions in securities.

•	Mr. Bouskos does not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of Section 3a4-1 of the Securities Exchange Act of 1934, except that for securities issued pursuant to Rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within one Rule 415 registration.
Mr. Bouskos will restrict his participation to the following activities:
•	preparing written communications or delivering communications through the mails or other means that do not involve oral solicitation by him of a potential purchaser;

•	responding to inquiries of potential purchasers in communications initiated by the potential purchasers, provided, however, that the content of responses are limited to information contained in the Registration Statement covering the Offering and any amendments hereof filed under the Securities Act or other offering document; and

•	Performing ministerial and clerical work involved in effecting any transaction.
We have not retained a broker or dealer for the sale of securities being offered. In the event we retain a broker or dealer who may be deemed an underwriter, we will file an amendment to this registration statement.
Our officers and directors are entitled to purchase offered shares. However, none of our officers or directors has indicated that they will purchase any of the offered shares and, therefore, we do not believe that any of our officers or directors will purchase any of the offered shares. If any of our officers or directors decides to purchase offered shares, we do not intend to loan such officer or director the funds necessary to purchase offered shares.
The shares of common stock we are offering have not been registered for sale under the securities laws of any state as of the date of this prospectus. We intend to register or qualify the offered shares in those states in which sales of common stock shares are sold in our Direct Offering.
Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable “cooling off” periods prior to the beginning of such distribution.
The Offering by the Selling Stockholders
In addition to registering the shares of our common stock involved in the Distribution, we are registering the resale of certain shares of our common stock offered by this prospectus on behalf of the Selling Stockholders. As used in this prospectus, the term “Selling Stockholders” includes donees, pledgees, transferees and other successors in interest selling shares received from the Selling Stockholders after the date of this prospectus, whether as a gift, pledge, partnership distribution or other form of transfer. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of our common stock will be borne by the Selling Stockholders.
Sales of shares of common stock offered hereby may be effected by the Selling Stockholders from time to time in one or more types of transactions (which may include block transactions):
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and/or

•	any other method permitted pursuant to applicable law.
The Selling Stockholders may effect sales of shares of common stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices. Any of these transactions may or may not involve brokers or dealers. Any such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).
The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and registered hereby and, if any such Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price at which they agree to sell our common stock less any applicable discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the offering by the Selling Stockholders, if any.
The Selling Stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. In addition, each broker-dealer selling under this prospectus for its own account or the account of an affiliate is an “underwriter” under Section 2(11) of the Securities Act.
To the extent required, the shares of our common stock to be sold, the name of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus-delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We are unable to predict with certainty the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise additional capital. Nevertheless, it is possible that the resale of shares offered hereby could adversely affect the trading price of our common stock, once one is established.
There can be no assurance that the Selling Stockholders will sell any or all of the shares offered by them in this prospectus. Also, there can be no assurance that each Selling Stockholder will, in fact, comply with applicable securities regulations, including Regulation M, in connection with the sale or distribution of the shares. Because we have no knowledge about or control over the activities of any Selling Stockholder, we have no power to compel them to comply with these regulations, nor will we necessarily have any way of knowing whether or not they do.
LEGAL PROCEEDINGS
We are not a party to any legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
The names, ages and positions of the current directors, executive officers and key employees of our company are set forth below. Biographical information for each of these persons is also presented below:

Name	Age	Position Held
James Bouskos	57	Chairman of Board of Directors
Keith Meeks	45	President, Chief Executive Officer*
Mark Terry	45	Chief Technology Officer, Director
Marshall F. Sparks	65	Chief Financial Officer, Secretary
		and Treasurer *
Stephen J. Fryer	67	Director
Gary L. Nielsen	62	Director
Arthur C. Agnos	66	Director

Aaron Ormond	30	Director of Research*
Maureen Brandon, Ph.D.	46	Director of Scientific Discovery*
Joshua J. Pak, Ph.D.	37	Polymer and Organic Chemistry*
Cesar Montano	57	Manager of Engineering*
Patricio Madariaga	63	Director of Operations, Chile*
Stan Bein	62	Director of Operations, SEAsia*
Ron Calonica	55	Director of Sales*
Robert Clark	57	Director of Marketing*

*	Not a member of our Board of Directors.
James Bouskos – Chairman of the Board of Directors
Mr. James Bouskos currently serves as the Chairman of our Board of Directors and also serves on our executive sales team. He was appointed to these positions in August 2005 in connection with the Transaction. He joined Tech in December 2004, when he was appointed the Chairman of Tech’s Board of Directors and was appointed our Chairman of the Board in connection with the Transaction. From January 2000 to September 2004, Mr. Bouskos operated Bouskos Consulting, a business consulting firm that served real estate developers, restaurants, retailers, corporations, including high technology and biotechnology companies, and other businesses. In 1988, Mr. Bouskos was appointed by the Mayor of San Francisco to the San Francisco Port Commission, which oversees the maritime, commercial, and public operations of San Francisco’s waterfront. He served as both the Vice President and President of the Port Commission until his retirement from the Port Commission in 1992. Mr. Bouskos attended Foothill College and California State University Fresno, where he majored in English Literature.
Keith Meeks – President, Chief Executive Officer
Mr. Keith Meeks currently serves as the President and Chief Executive Officer of our Company, positions he was appointed to in August 2005 in connection with the Transaction. He also serves as the President and is a co-founder of Tech. Previous to this, he had served as the Vice President of Corporate Development of Tech where his responsibilities included working with Tech’s consultants and advisors to select beta test site partners and primary target markets. He has been a director and an officer of Tech since August of 2001. From August of 2000 to July of 2001, he was the Director of Business Development of Global Food Technologies, LLC, the predecessor of Tech. Mr. Meeks started his professional career in the financial services industry in 1980 with New York Life, and later became a Certified Financial Planner and Investment Advisor, receiving this designation from the College of Financial Planners in Denver, Colorado.
On December 24, 2002, the California Corporations Commissioner issued Cease and Refrain Orders pursuant to California Corporations Code 25532, et. seq., enjoining Mr. Meeks among approximately 150 financial advisors from (1) offering for sale any investment agreements in the form of promissory notes, real estate investment agreements, and/or investment contract issued by TLC Investment & Trade Co., TLC America, Inc., dba Brea Development Company, TLC Brokerage, Inc., dba TLC Marketing, TLC Development Inc., and/or TLC Real Properties RLLP-1 (collectively, “TLC”), or any other security not qualified or exempt under California’s securities laws; (2) effecting any transaction involving a security without first being licensed in California as a broker-dealer, and (3) offering, selling, buying or offering to buy any security by means of any written or oral communication which includes an untrue statement of material fact.
Mr. Meeks has over twenty-one years involvement in the financial services industry, and during this time, has not been sued based on the services he has provided to his clients, or for any other reason or matter. No action has been taken nor charges filed against him following his receipt of the Cease and Refrain Orders from the California Corporations Commissioner. During his lifetime (1) there has not been any bankruptcy petition filed by or against him or any business of which he was a general partner or executive officer, and (2) he has not been charged or convicted in any criminal or civil proceeding nor has he been the subject of any pending criminal investigation.
Mark Terry – Chief Technology Officer and Director
Mr. Mark Terry currently serves as our Chief Technology Officer and is a Director of our Company, positions he was appointed to in August 2005 in connection with the Transaction. He is the original founder of Tech and the inventor of our proprietary technology and food processing systems. From August 2001 to August 2005, Mr. Terry served as the Chief Technology Officer, Chief Operating Officer and Director of Tech. From August 2000 to July 2001, he was a managing member of Global Food Technologies, LLC, the predecessor of Tech. He is the inventor of all of our current patents including but not limited to our cornerstone patents numbered 5,711,980, 6,050,391 and 6,551,641 as well as those currently in the pending process. Mr. Terry attended Montana State University, San Jose State University and LaSalle University where he studied mechanical engineering, mathematical science, statistical analysis, and chemical engineering.
Marshall Sparks – Chief Financial Officer and Secretary
Mr. Marshall Sparks currently serves as our Chief Financial Officer and Secretary, positions he was appointed to in August 2005 in connection with the Transaction. He has been a consultant on corporate financial matters and capital formation with Hampton Financial and has operated Hampton Financial since September of 1990. Mr. Sparks is a financial executive with extensive experience in development of technology businesses. He has founded and capitalized numerous companies taking them from developmental to the commercial stage. He has facilitated and conducted five initial public offerings, five joint venture transactions, and 15 merger and acquisition transactions. Mr. Sparks is a California Certified Public Accountant and earned his undergraduate degree and MBA from the University of California, Berkeley.
Stephen J. Fryer – Director
Mr. Stephen J. Fryer currently serves as a Director on our Board of Directors, a position he was appointed to in August 2005 in connection with the Transaction. Mr. Fryer also serves as a Director on Tech’s Board of

Directors and has served in such position since December 2003 and has briefly served as Tech’s interim CEO. He has been a managing partner of SC Capital Partners, LLC, an investment banking and financial advisory company, since July 2005. From January 2003 to July 2005, he was the Director of Investment Banking of Grant Bettingen, Inc., an investment banking firm in Newport Beach, California. From April 2001 to December 2002, he operated Fryer and Associates, an investment banking firm. From December 1998 to April 2001, he was the Chief Executive Officer and Chairman of Pen Interconnect, a company formerly involved in contract manufacturing. He was a Managing Director of Ventana International, Inc., which is a venture capital and boutique investment-banking firm with over $150 million in capital. He is a graduate of the University of Southern California with a degree in Mechanical Engineering and a minor in Economics. He is a Director of Dalrada Financial Corporation, a public company.
Gary Nielsen – Director
Mr. Gary Nielsen currently serves as a Director of our Company, a position he was appointed to in August 2005 in connection with the Transaction. He also serves as a Director on Tech’s Board of Directors, a position he has held since December 2004. He also serves on Tech’s Audit and Compensation Committees. Mr. Nielsen is a Certified Public Accountant and a member of the American Institute of CPA’s and Arizona Society of CPA’s. He was the manager of the Phoenix office of KPMG Peat Marwick and has served in an executive capacity as Senior VP of Finance or CFO for three NYSE companies, one AMEX Company, a NASDAQ Company and one Pre-IPO. These companies include Environmental Support Solutions, Inc., Granite Golf Corporation, Best Western International, Giant Industries, Inc., American Continental Corporation and Del Webb Corporation. Mr. Nielsen is a graduate of the Arizona State University where he received a Bachelor of Science in Accounting. He is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants, and a member of the Arizona Society of Certified Public Accountants.
Art Agnos – Director
Mr. Art Agnos currently serves as a Director on our Board of Directors, a position he was appointed to in August 2005 in connection with the Transaction. Mr. Agnos also serves on the Board of Countrywide Treasury Bank, a subsidiary of Countrywide Credit Industries headquartered in Calabasas, California. Mr. Agnos has extensive experience in executive roles and decision-making at the federal, state and local government levels as Mayor of San Francisco, as an elected member of the California State Legislature, and as a senior Presidential appointee in the U.S. Department of Housing and Urban Development. Mr. Agnos began his elective career in the California legislature, where he served as Chair of the Joint Legislative Audit Committee. He has served as the Chair of the Assembly Ways and Means Health and Welfare Subcommittee of the California legislature. From June 1993 to January 2001, he was the Regional Director of the U.S. Department of Housing & Urban Development in the Pacific-Hawaii Region. Mr. Agnos received a Bachelor of Arts from Bates College and a Master in Social Work from Florida State University.
Director Compensation
Our independent directors are entitled to receive the following compensation:
■	$25,000 annual retainer fee

■	$1,000 per board meeting attended

■	$4,000 per year per committee chairmanship

■	Restricted Stock grant of 8,333 shares of our common stock for first year of service, measured from the first meeting on August 31, 2005

■	After the first year of service, independent directors are entitled to stock option grants in an amount to be determined by the Board of Directors.

As of December 20, 2005, our independent directors were Stephen Fryer, Gary Nielsen and Art Agnos.
All directors are entitled to be reimbursed for reasonable expenses actually incurred by them in connection with their duties as directors.
Term of Office
Our directors are elected for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board.
Meetings Of The Board Of Directors And Information Regarding Committees
During our fiscal year ended December 31, 2004, our Board of Directors did not hold any meetings.
Our Board of Directors has established three committees: an Executive Committee, an Audit Committee and an Compensation Committee. As of December 20, 2005, these committees were comprised as follows:

Executive Committee:	Jim Bouskos (Committee Chairman)
Mark Terry
Stephen Fryer

Audit Committee:	Gary Nielsen (Committee Chairman),
(Committee Financial Expert)
Stephen Fryer
Art Agnos

Compensation Committee:	Art Agnos (Committee Chairman)
Gary Nielsen
Stephen Fryer
As of December 20, 2005, Stephen Fryer, Gary Nielsen and Art Agnos are independent directors.
Key Management
Aaron Ormond – Director of Research
Mr. Aaron Ormond currently serves as our Director of Research, a position he has held through our predecessor, Tech, since June 2005. He joined Tech in 2003 as a lab manager. He is also a member of our Science and Technology Committee, and is involved in the development of our proprietary formulations and aquaculture project. Working closely with our Chief Technology Officer, he directs our laboratory personnel and operations and evaluates the effectiveness of the our prototypes with respect to recipe menu development, cellular respiration, data compilation and analysis. Mr. Ormond received a Bachelors in Biology from Utah State University, and attended the University of Arizona’s exchange university in Guadalajara, Mexico. He received a Masters in Microbiology from Idaho State University. Mr. Ormond is a member in good standing of the American Society for Microbiology (ASM) and the American Association for the Advancement of Science (AAAS).

Maureen Brandon, Ph.D. – Director of Scientific Discovery
Dr. Maureen Brandon currently serves as our Director of Scientific Discovery, a position she has held through our predecessor, Tech, since September 2004. She is a contributing member of our Science and Technology Committee. In addition, she has served as the Interim Dean of the Idaho State University, Arts and Sciences and has served in such capacity since 2004. She has been Associate Professor at Idaho State University since 2000. Prior to that, she was in the Department of Biological Sciences and Assistant Professor, Wayne State University School of Medicine, Departments of Surgery and Biochemistry and Molecular Biology. Dr. Brandon was a Postdoctoral Fellow at the Johns Hopkins University School of Medicine, and Department of Biological Chemistry. She received her Ph.D. in Biochemistry in 1986 from George Washington University. She is a member of the American Society for Cell Biology (ASCB).
Joshua J. Pak Ph.D. – Polymer & Organic Chemistry
Dr. Joshua J. Pak currently works with Mr. Aaron Ormond, our Director of Research on specialized projects, including proprietary formulations of anti-microbial agents for food processing, proprietary packaging films and aquaculture growing ponds. Through our predecessor, Tech, Dr. Pak joined our Company in January 2005. Dr. Pak is currently an assistant Professor at Idaho State University, and has served in such capacity since 2001. Dr. Pak received a BA in chemistry from Whittier College in 1993, a Master of Science in Chemistry from Duquesne University in 1995, and a PhD in Chemistry and Materials Science form the University of Oregon in 1999. In addition, he was a Postdoctoral Fellow at the University of California, Irvine from 1999-2001. Dr. Pak is a member of the American Chemical Society.
Cesar Montano – Manager of Engineering
Mr. Cesar Montano currently serves as our Manager of Engineering, a position he has held through our predecessor, Tech, since February 2005. From 2002 until joining Tech, he worked as a consultant for his own firm Pasco Engineering Systems where he collaborated with business, engineering and medical professionals on the development of a new medical technology and researched, tested, analyzed data, and formulated recommendations for optimization of medical and industrial products during their beta testing and prototype design and build. From 1995 to 2002 he was the Director of Engineering at Flexpoint in Midvale, Utah, where Mr. Montano was a member of the core management team overseeing all aspects of the company; including sales, accounting, quality assurance and manufacturing systems. He successfully implemented a new sensor technology from the prototype stage to production level, which was qualified by both consumer and automotive industries. He directed all product development, including: system integration, software development, electronic/system packaging and sensor design. He is a highly skilled mechanical engineer and manager with over 25 years experience in both large corporations and small entrepreneurial companies spanning the defense, aerospace, medical device, and sensor industries. He has developed an expertise in engineering processes, product design and analysis, system integration, testing, and packaging. Mr. Montano is also the co-inventor of multiple mechanical and electro-mechanical patents, and the co-author of “Analysis and Test of Ceramic Substrates for Packaging of Leadless Chip Carriers,” published by The Institute of Environmental Sciences.
Patricio Madariaga – Director of Operations, Chile
Mr. Patricio Madariaga currently serves as our Director of Operations, Chile, a position he has held through our predecessor, Tech, since January 2005, and is responsible for our daily operational activities in Chile, including communicating on our behalf with various governments, academic and private organizations, developing sales activities, identifying potential strategic partners and providing customer support and service. Prior to joining Tech and since 1994, Mr. Madariaga operated Marketing Group of the Americas LLC, a business consultancy and factory representative organization operating in both California and Chile and providing market research, market entry strategies, planning, negotiation and management services for U.S. companies in Latin American markets. In 1981 he was appointed by the government of Chile as its Senior Trade Commission for the West Coast of the United States, and in 1983, he was appointed as the Consul General of Chile, Los Angeles Office. Prior to this, Mr. Madariaga served as the Sales and Marketing Director and General Managers of the General Tire and Rubber Company, where he managed all of its South American operations. Mr. Madariaga received his Business Administration Degree from the Universidad de Chile and Universidad Central de Venezuela, and completed his international business education at California State University.
Stan Bein – Director of Operations, SE Asia
Mr. Stan Bein currently serves as our Director Operations, a position he has held through our predecessor, Tech, since January 2005. He is responsible for our daily operations and sales and marketing activities in Vietnam, where he works in close association with the Vietnamese Association of Seafood Exporting Products. Mr. Bein has spent twenty-five years in business and has held senior executive positions with Brown Ferris Industries, Western Waste Industries, Pacific Sun (Asia) Limited and Asia United Ltd. As Vice President of International Sales and Marketing for numerous firms, Mr. Bien has extensive experience in International Trade, Agricultural Equipment, Agriculture and Farm Technology Support, Personnel Management/ Human Resources, Finance and Government Contract Negotiation. In 1994, Mr. Bein founded and, until he joined Tech in 2005, served as the president of Stan Bein & Associates, LLC an international consulting company that provided services to Vietnamese and other Southeast Asian companies in international trade, energy and waste management. Mr. Bein received a BS degree in Business Administration from Fresno State University in 1963.
Ron Calonica – Director of Sales
Mr. Ron Calonica currently serves as our Director of Sales, a position he has held through our predecessor, Tech, since September 2004. In 1993, Mr. Calonica founded and has since served as a Director of TSF Internacional S.A. de C.V., a Mexican seafood processor and distributor. He has been involved in marketing, sales, import/export, international law, contracts, and business development for over 25 years, and has been successful in doing business in Canada, South America, Mexico City and Guadalajara’s unique Seafood Market, the U.S.’s Fulton’s Fish Market, New York, New York’s Frozen Fish Market, Fulton Fish Market Chicago, Red Chamber Los Angeles, Red Chamber Mexico, Ocean Gardens, Mexico, and other seafood markets around the world. Mr. Colonica received a Bachelor of Arts in Business from Tahoe Paradise College in South Lake Tahoe, California in 1970, and in 1976, received a Juris Doctorate from Santa Clara University Law School, Santa Clara, California.
Robert Clark – Director of Marketing
Mr. Robert Clark currently serves as our Director of Marketing, a position he has held through our predecessor, Tech, since June 2005.. He is responsible for our public relations and works with our advertising agencies in order to gain market support throughout the food distribution chain. In addition, Mr. Clark is a founding partner with Cavalli, Jacobi and Clark, a marketing and advertising firm where, for the last 10 years, he has represented clients in the food industry. Prior to this, in 1976, he built and managed the west coast sales and distribution facilities for American Beef Packers, the second largest meat packing company in the world. From 1971 to 1973, he worked as the Sales Manager for Monfort of Colorado, the largest feeder of cattle and lamb in the world. In addition, Mr. Clark has established and operated six successful restaurants and is still very active in the restaurant industry. Mr. Clark received his BS degree from Ohio State University in 1969 with a major in Marketing. He has been involved in the food service industry for over thirty years.

Our Advisory Board
Mr. Gregory E. Kirkelie, Esq. currently serves as an advisor on our Advisory Board, where he will assist our Company in contract negotiations and international business development. Mr. Kirkelie is a graduate of the University of Southern California School of Law where he received his Juris Doctor (Order of the Coif) in 1970. Shortly thereafter, he joined the law firm of Ervin, Cohen & Jessup, LLP, where in 1974, he became partner. He has been active in the legal education community, and was a former Instructor in the University of Southern California School of Law’s Advanced Professional Program, a lecturer and author for the University of Southern California School of Law’s Tax Institute, and a lecturer for the California Continuing Education of the Bar program. During the late 1970’s and at various times up until the early 1990’s, Mr. Kirkelie traveled extensively throughout the world negotiating celebrity merchandise licensing contracts with major national and international manufacturing and service companies located in the United States and other countries. Since 1981, his principal business activity has been in the capacity of the Managing General Partner in numerous commercial real estate development partnerships located in Southern California and Las Vegas, Nevada. In early 2004, Mr. Kirkelie formed Kirkelie Enterprises LLC for the purpose of engaging in international trade and business, capitalizing on his experience and contacts in the international community, particularly in Asian countries.
Mr. Simon Holden, Esq. currently serves as an advisor on our Advisory Board, where he provides guidance to our Company in our efforts to be listed on the AIM Market of the London Stock Exchange. Mr. Holden graduated with a LLB (Hons) in Law from Lancaster University School of Law (1998) and qualified as a barrister after studying at the Inns of Court School of Law in London, England (1999). He was called to the Bar of England and Wales in 1999 (Lincoln’s Inn). He currently is a solicitor with the English law firm, Teacher Stern Selby, where he specializes in company law and corporate finance, and has extensive knowledge of the UK’s financial markets. His main area of work focuses on assisting private companies to gain a listing on the AIM Market of the London Stock Exchange (AIM,) and advising AIM-listed companies.
Mr. Penn Post currently serves as an advisor on our Advisory Board where he will assist our Company in financial forecasting and improving profitability. Mr. Post received a B.S. in Engineering from the University of California, Los Angeles in 1956 and an M.B.A. from the University of Southern California in 1972. In 1981, he founded Post Associates to assist company leaders to achieve strategic and financial goals, and improve profitability, cash flow, and shareholder value. In 1999, Mr. Post served on the faculty of the Institute for Management Studies, and since 1990, he has been a faculty member of the Executive Program for Scientists and Engineers at the University of California, San Diego. He is a Certified Professional Consultant to Management (CPCM) and has been a key manager with General Electric, California Computer Products, and Rockwell International. He is the author of “Ten Ways To Improve Profitability,” and has developed and conducted more than 700 workshops and seminars in Managing for Financial Success and Shareholder Value, Business Decision Making, Using Business Performance Metrics, Building Financial Literacy and Business Acumen, Profit and Cash flow Management, Strategic Planning, and Sales Training.
Dr. Charles Gross currently serves as an advisor on our Advisory Board where he assists our Company with promotional activities and business development.. Dr. Gross received a Doctor of Dental Surgery Degree from the University of Illinois in 1957, and a Master of Science from the Columbia University School of Orthodontics. From 1981-1982, Dr. Gross served as the President of the Dental Society of San Fernando Valley, California, where he headed numerous activities throughout the greater Los Angeles area. From 1974-1978, Dr. Gross was the host of “Medicine Today”, a live weekly radio show on KCSN radio in Los Angeles. From 1988 to 1999 he produced and hosted the television show “Looking Good, Feeling Good”, where he promoted high end medical, dental and pharmaceutical care. In 1978, Dr. Gross served as the California State Chairman of the National Children’s Dental Health Week.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information concerning the number of shares of our common stock as of December 20, 2004 and after giving effect to the Distribution and the Direct Offering that are owned beneficially by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors and named executive officers, and (iii) all of our officers and directors as a group. Unless otherwise indicated, the stockholders listed below possess sole voting and investment power with respect to the shares indicated:

	Number of				Percentage of
	Shares	Percentage of	Number of		Shares after
	Prior to	Shares prior	Shares after	Percentage of	giving effect to
	Distribution	to	giving effect	Shares after	both
	and	Distribution	to	giving effect	Distribution
Name and Address of	Direct	and Direct	Distribution	to	and the Direct
Beneficial Owner	Offering(1)	Offering	(1)	Distribution	Offering(2)
James Bouskos, Chairman of the Board (3)	0	*	970,287	4.1,%	3.6%
Keith Meeks, President CEO(3)	0	*	796,933	3.3,%	2.9%
Mark Terry, CTO, Director(3)	0	*	2,442,844	10.2,%	9.0%
Marshall F. Sparks, CFO, Secretary(3)	0	*	133,334	*	*
Stephen J. Fryer, Director(3)(4)	8,333	*	299,445	1.3%	1.1%
Gary L. Nielsen, Director(3)	8,333	*	111,667	*	*
Arthur C. Agnos, Director(3)	8,333	*	12,667	*	*
All Directors and Officers as a Group (7 individuals)	24,999	*	4,767,177	19.9%	17.6%

Global Food Tech, Inc.	22,943,693	95.9%
Solvis Group, Inc.	520,000	2.17	520,000	2.2%	1.9%

*	Less than one percent.
1. Except as otherwise indicated, we believe that the beneficial owners of Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.
2. Assumes the sale of all 3,000,000 shares of common stock offered in our Direct Offering.
3. c/o Global Food Technologies, Inc., 420 N. Main Street Pocatello, Idaho 83204.
4. Mr. Fryer disclaims any beneficial ownership or control of the securities of Solvis Group, Inc which is controlled by a company of which he is a Director
DESCRIPTION OF SECURITIES
The following is a summary of the material terms of our capital stock, qualified in its entirety by the provisions of our Articles of Incorporation, as amended, and our Bylaws (each of which are incorporated by reference as exhibits to this registration statement) and by the provisions of applicable law.
We are authorized by our Articles of Incorporation to issue up to 100,000,000 shares of common stock, $0.0001 par value. As of December 20, 2005, there are 23,914,850 shares of our common stock issued and outstanding, held of record by 19 stockholders comprised of Tech and the Selling Stockholders. We have not previously paid any cash dividends on our common stock and we do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. There is no assurance that we will ever have excess funds available for the payment of dividends. The only restrictions that presently limit our ability to pay dividends on common equity are those imposed by applicable state law.
Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of the Company’s common stock have no pre-emptive rights.
In addition, we are authorized by our Articles of Incorporation to issue up to 20,000,000 shares of preferred stock, $0.0001 par value. As of December 20, 2005, we had no shares of our preferred stock issued and outstanding, and we have no current plans to issue any.
Further, provisions of Delaware law and our certificate of incorporation and bylaws could make an acquisition of us by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors more difficult. These provisions include:
•	Section 203 of the Delaware General Corporation Law, which prohibits a merger with a 15%-or-greater stockholder, such as a party that has completed a successful tender offer, until three years after that party became a 15%-or-greater stockholder; and

•	the authorization in our certificate of incorporation of undesignated preferred stock, which could be issued without any further vote or action by our stockholders in a manner designed to prevent or discourage a takeover or provide preferences for the investor ahead of holders of common stock.
Furthermore, preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of preferred stock could adversely affect the market value of our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL
None of the experts named in this registration statement as having prepared or certified a report, or counsel for the Company named in this registration statement as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities, have or will receive in connection with the offering a substantial interest, direct or indirect, in the Company or its subsidiary, if any, nor was connected with the Company or its subsidiary, if any, as a promoter, managing underwriter, voting trustee, director, officer or employee.
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Article 14 of our Articles of Incorporation and Bylaws provide that we shall indemnify our directors and officers to the fullest extent as permitted under Delaware law.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of our company in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of our company for which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

ORGANIZATION WITHIN LAST FIVE YEARS
Our Company
We were incorporated on March 24, 1999 under the laws of the State of Delaware as Boulevard Acquisition Corporation to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination. Up until our acquisition of substantially all of the assets and liabilities of Tech, we did not commence any meaningful business operations as our primary objective had been to locate, investigate, and negotiate a business combination with a target company seeking the benefits of a publicly reporting company. On August 19, 2005, we entered into an Asset Acquisition Agreement with Tech, pursuant to which we acquired substantially all of its assets and liabilities in exchange for 22,943,693 shares of our common stock, representing at the time, approximately 97% of our issued and outstanding capital stock. Additionally, as part of the liabilities we acquired, we assumed responsibility for 2,119,003 warrants issued by Tech to purchase shares of common stock. (See “Tech Warrants” below) This transaction resulted in a change of control and was accounted for as a reverse merger (recapitalization), and Tech is deemed our accounting acquirer. Subsequently, we adopted the business plan of Tech in its entirety, and began engaging in the research, development and commercialization of the proprietary food processing technologies we acquired in this transaction. On October 3, 2005, we amended our Articles of Incorporation to change our name to Global Food Technologies, Inc.
Tech
Tech was originally formed as a limited liability company in 2000 to engage in the research and development of food safety technologies, but had no operations until it received funding on July 25, 2001. On August 1, 2001, Tech was incorporated in the State of Delaware, and the limited operations of the limited liability company were merged into the new corporation on November 19, 2001. Immediately prior to the Transaction, Tech was engaged in the research and development of its proprietary scientific food safety technologies to increase the quality and value of commercially packaged seafood, poultry and other meats, and to make these products safer for human consumption through the elimination of disease causing bacteria.
DESCRIPTION OF BUSINESS
We were incorporated on March 24, 1999, under the laws of the State of Delaware as Boulevard Acquisition Corporation to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination. On August 19, 2005, we entered into an Asset Acquisition Agreement (the “Agreement”) with Solvis Group, Inc., a Delaware corporation (“Solvis”), and Global Food Technologies, Inc., a privately held Delaware corporation (“Tech”) engaged in the research and development of food safety technologies, pursuant to which we acquired substantially all of the assets and liabilities of Tech in exchange for 22,943,693 shares of our common stock, which at the time represented approximately 97% of our issued and outstanding common stock (the "Transaction”). Subsequent to the closing of the Transaction, we changed our name to Global Food Technologies, Inc. and adopted the business model and operations of Tech, described below.
Tech was originally formed as a limited liability company in 2000 to engage in research and development of food safety technologies, but had no operations until it received funding on July 25, 2001. On August 1, 2001, Tech was incorporated in the State of Delaware, and the limited operations of the limited liability company were merged into the new corporation on November 19, 2001.
Neither we nor Tech have been involved in any bankruptcy, receivership, or similar proceeding.

Immediately prior to the Transaction, Tech was engaged in a variety of activities designed to promote the development of commercial applications for its proprietary scientific food processing technologies, which were focused on the goals of increasing the quality and value of commercially-packaged seafood, poultry and other meats, substantially extending the shelf-life of these meats and making these products safer for human consumption through the elimination of disease-causing bacteria. Through our acquisition of the assets and liabilities of Tech, we are continuing the research, development and implementation of these food safety technologies, and are focusing our development efforts on products designed to reduce significantly the presence of salmonella, campylobacter and other bacterial pathogens found in processed seafood, poultry and meat products. We believe that we have created a new paradigm in food safety, through our proprietary, low-cost technologies designed to sharply reduce the presence of dangerous, sometimes lethal, pathogens in seafood, poultry and meat products, and significantly increasing the shelf-life and commercial value of these products.
The Problem We Address
Our technologies and products are concerned with the huge numbers of people, world-wide, who suffer from food poisoning due to the ingestion of salmonella, campylobactor and other bacteria which are often present in seafood, poultry and other meats (either naturally or through contamination), during the processing and packaging of these foods for commercial consumption. These disease-causing bacteria, or pathogens, can remain in processed food and be eaten by consumers, often causing very uncomfortable and frequently serious illness and sometimes death. One report which summarized 55 different food safety studies found that in the U.S. approximately 30% of all chicken is contaminated with Salmonella, and 62% with its cousin Campylobacter [See: Critical Steps Toward Safer Seafood, Paula Kurtzwell, U.S. Food and Drug Administration, Center for Food Safety and Nutrition, FDA Consumer, November-December 1997; Revised February 1998 and February 1999]. Salmonella and Campylobacter, together, cause 80% of the illnesses and 75% of the deaths associated with meat and poultry products in the U.S. [See: U.S. Department of Agriculture, Economic Research Service (ERS), Jean C. Buzby, Food Review, Vol. 24, Issue 2, 2001]. The problem of food-borne pathogens is so severe, that, in the case of poultry alone, a report updated in 1999 indicates that up to 60% of the poultry sold in the U.S. is contaminated with disease-causing bacteria, and in the United Kingdom contamination levels may be as high as 76% [See: Critical Steps Toward Safer Seafood, Paula Kurtzwell, U.S. Food and Drug Administration, Center for Food Safety and Nutrition, FDA Consumer, November-December 1997; Revised February 1998 and February 1999].
A report published by the U.S. Government Accounting Office has assessed the costs to the United States alone from the problem of foodborne illnesses as follows: “The extent of foodborne illness in the United States and its associated costs are significant. CDC [Center for Disease Control] estimates that unsafe foods cause as many as 76 million illnesses, 325,000 hospitalizations, and 5,000 deaths annually. In terms of medical costs and productivity losses, foodborne illnesses associated with seven major pathogens cost the nation between $7 billion and $37 billion annually, according to USDA’s estimates. [See: Food Safety: Overview of Federal and State Expenditures, U.S. General Accounting Office, GAO-01-077, February 2001, available online at www.gao.gov/new.items/d01177.pdf.] Our management believes that the worldwide medical and productivity costs related to food poisoning could approach up to twenty times the amount suffered by the United States, considering that, in many food exporting countries outside of the United States, there is less (1) regulated processing, (2) clean conditions, (3) availability of preventative and remedial medical products and services, and (4) education about the problem. Management cannot confirm the accuracy of this estimate, since complete and reliable records concerning the true incidence of diseases transmitted by food are not available on an international basis, and no reliance should be placed on this estimate in analyzing the viability of our business. It should also be noted that statistics concerning all food-borne illnesses include incidences caused by foods other than seafood, poultry and other meats (such as fruits, nuts and vegetables). However, it is generally accepted that by far the largest health risks come from seafood, poultry and other meat products.

Traditionally, three principal methods have been used by governmental agencies and food processors to monitor and control microorganisms found in food. These include: (1) education and training; (2) the inspection of facilities and operations that process, sell and/or serve food; and (3) microbiological testing. Although these methods are essential parts of any food control program, they have certain limitations and shortcomings when used alone. For instance, the testing of products is an inefficient means of assessing retrospectively the conditions under which food has been processed, transported and stored, especially if negative results then require the tracing and recalling of food products after their distribution. The food processing industry is in desperate need of a pathogen elimination step prior to the final packaging and distribution of unsafe food products. Making seafood, poultry and other meats safer for human consumption, while at the same time substantially extending their shelf life when being marketed to consumers, is our Company’s primary objective.
Our Products and Services.
Our proprietary technologies are designed to reduce dramatically the instances of food-borne illnesses that claim thousands of lives and cost businesses billions of dollars in losses internationally every year. Our pathogen reduction and elimination technology platform integrates traditional food handling and processing with cellular biology, creating a new paradigm for the food safety industry. In essence, our technology works by reducing the natural rates of cellular respiration, cellular dormancy, expansion and contraction within the cellular matrix by exposing the treated products to specific modified atmospheres, resulting in the transfer and discharge of fluids to and from the cellular wall. By creating a safe and environmentally friendly wash, and forcing this wash in and around all sides of the cellular walls of the products we are treating, our technology kills the pathogens contained within or surrounding those cells without affecting the taste, color or texture of the processed tissues.
This new pathogen elimination “kill step” is designed to help food processors increase the quality, safety and economic value of their products by eliminating the waste, rejection, recall and liability associated with the distribution of contaminated food products. This provides substantial public health and economic benefits to food processors, food distributors, grocers, restaurants and other food service companies, and ultimately, governments and consumers. Additionally, the extended shelf life which results from the substantial reduction of pathogens and spoilage organisms during the processing and packaging of seafood, poultry and other meat products is accomplished without the use of harmful chemicals or irradiation, benefiting all sellers and consumers of food products. These undesirable methods of pathogen management have traditionally been used by processors, and our avoidance of caustic chemicals or radiation in our methods is one of greatest distinguishing features of our proprietary technology. We believe that the introduction of an innovative, safe, affordable, environmentally friendly pathogen elimination “kill step” process represents a quantum leap forward in food processing technology.
In seeking to bring our technology to commercial advantage, we have concentrated first on the development of products for use by seafood and poultry processors, where management believes the danger is highest, thus giving us the greatest likelihood of market acceptance by processors, grocers and consumers. We are branding our seafood and poultry food safety systems under the trade name BEST, which stands for Bacterial Elimination and Shelf-Life Technology. Our BEST Seafood Processing System™ and BEST Poultry System™ represent scientific methods to rid seafood and poultry, respectively, of disease-causing bacteria (pathogens) both on the surface as well as inside the tissue. Our methods simply add one additional step (prior to freezing and packaging) in the processing lines already in place in virtually every seafood and poultry processing facility.
We have built three (3) prototypes over the past several years culminating in the development of systems being tested for potential commercialization. Our systems are comprised of modified equipment which is placed at the location of the food processor, in order to provide the elimination “kill step” immediately prior to packaging. These systems utilize proprietary vessels and modified atmospheres as part of a clean “kill step” process that is designed to eliminate the bacteria and pathogens found both on the exterior and in the interior tissue of the seafood, poultry or other meat being processed. The process takes place in an ultra clean environment and ends with scientific packaging. The destruction of pathogens makes the product safe; the greatly reduced levels of bacteria and spoilage organisms, and the cellular dormancy, allow for a longer shelf life; and the scientific packaging keeps the product safe and fresh. While we cannot say that our BEST Systems eradicate all of the pathogens found in the food we treat, our internal laboratory testing and studies (conducted jointly with, and confirmed by, representatives and students from Idaho State University) indicate that our methods are between approximately 1,000 and 10,000 times more effective in reducing bacterial count on the treated products compared to methods in commercial use today. This vast reduction in pathogen count and spoilage microorganisms is what permits our technology to extend the shelf life of processed seafood, poultry and meat products, because it slows substantially the growth and reproduction of these pathogens following treatment.
To date, we have tested our technology only on seafood and poultry products, and only on a test run basis in a laboratory setting. We have not yet commenced commercial manufacture or sale of either of our BEST Seafood Processing Systems™ or our BEST Poultry Systems™ product lines. It should also be noted that even when our systems are commercially available, they will only be effective against bacterial pathogens and spoilage micro organisms, such as salmonella, campylobacter and E. Coli. Our technology is not designed or intended to, and does not, have any effect on viral or genetically transmitted diseases, such as “mad cow disease” or avian flu, and we have no present intention of expanding our science into that area. Our management has studied food safety issues extensively, and believes that the largest number of deaths resulting from food-borne illnesses are attributable to bacterial pathogens, and we are committed to focusing on the food safety issues associated with those specific illnesses, at least for the foreseeable future.
Benefits of our technology over those of our competitors include the following:
•	our kill-step method does not affect the size, weight, texture, taste, smell, appearance or nutritional value of the seafood, poultry or other meat products treated by it;

•	our systems are scalable to suit the output level of each individual processor;

•	installation can be made at little cost to the seafood, poultry or meat processor;

•	our method is clean, safe to use, and environmentally friendly, because it does not rely upon the use of caustic chemicals or radiation to eliminate pathogens and spoilage organisms in the treatment process.
While our current research and development efforts have been focused almost exclusively on the seafood and poultry markets, subject to the availability of sufficient resources, we intend to commence our initial scientific research activities on the application of our technology to other meat products, including pork.
In addition, we have begun exploratory research into the possible use of our technology in the field of aquaculture – raising fish and shellfish in artificial environments for easy “farming”. This form of food production has grown extensively in recent decades. However, as fish are raised in crowded farming conditions, they become notably more susceptible to viral and bacterial disease from parasites in the water and in the fish. To combat this phenomenon, growers have traditionally used large levels of antibiotics. However, as recited in a recent study by The Northwest Science and Environmental Policy Center, there are significant concerns about the use of antibiotics in this context, including that the antibiotics can flow out of the aquaculture farms and into the natural waterways, potentially causing damage to other ecosystems; that the antibiotics remain in the fish and shellfish, and are consumed by humans when these products are eaten; and that such consumption may cause desired bacteria in humans to be killed, and/or resistance to build in non-desired bacteria both in the fish being farmed and in the humans that ingest them. [See: Why Worry About Antibiotic Use in Aquaculture?, Dr. Charles Benbrook, The Northwest Science and Environmental Policy Center, Sandpoint, Idaho, February 2002.] The results of this exploratory research seem to suggest that we may be able to utilize our proprietary technology to accomplish two possible objectives: (1) the development of a special membrane which can be inserted into aquaculture ponds to chemically bond free-flowing antibiotics and remove them from the environment; and (2) the development of our own, proprietary, self-contained aquaculture ponds, designed to treat the water in which the fish and shellfish are raised with our kill-step technology, and potentially eliminating or significantly reducing the need for antibiotic treatment at all.
We are developing proprietary film for packaging of commercial food products. Preliminary test results indicate a reduction in microbial growth and further extension of product shelf life. Development is continuing on this nanotechnology project in a joint effort with Idaho State University’s (ISU) Chemistry and Microbiology departments and data validation continues with ISU and company testing teams. This technology, if successfully commercialized, would be introduced into specific packaging films and would compliment the BEST System by continuing to retard and reduce the growth of microbial microorganisms and provide added days of shelf life to the packaged food product without the addition of any harmful byproducts or compromising the odor, texture, or flavor of the product.
There can be no assurance that we will be able to successfully commercialize our technology, or extrapolate to any other applications (including those discussed above), and our success will depend on many factors which are not within our control, such as the availability of sufficient economic and other resources and the acceptance of our products and services in the marketplace, among others. [See: Risk Factors — Risks Associated with our Business].
Distribution and Marketing Plan
Management has determined that rather than selling equipment to a finite number of food processors throughout the world, the better way to maximize the value of our patented and proprietary technologies is to license them to the processors for a royalty fee. We plan to distribute our products and generate revenue by permitting the installation of our BEST Processing Systems™ at relatively little cost to food processors, under the terms of a service and license agreement containing a negotiated price-per-pound royalty fee. We intend that these service contracts will specify that our personnel must conduct the installation, operation and maintenance of the each BEST Processing Systems™ inside the customer’s processing plant, and we will control every aspect of what the processors will need to run our proprietary technologies, including system design, installation, any modified atmospheres, film for packaging, and an FDA-approved anti-microbial agent. By the terms of these service contracts, we will have the ability to monitor and maintain every element of these processing systems, allowing us to control how our technology is utilized as well as confirming our royalty income rights on a real-time basis. We believe that processors who utilize our systems will have a competitive edge over processors who continue to use the current methods, which we view to be less effective and less safe.

Although we have not yet put any BEST Processing Systems™ into commercial use, we have spent the last two years developing relationships in the first two markets we have chosen to exploit our technologies: Viet Nam and Chile. We have chosen to commence our business in these two countries, and have established representative office relationships here, because we believe that they represent very large seafood and poultry exporting markets, have strong governmental and trade association support which can help with quicker market acceptance by processors, and have a proven desire to be seen as using “state of the art” technologies in the processing of their food for export consumption.
Viet Nam
Although Viet Nam is a leading exporter of seafood (especially shrimp products), it has been heavily affected by more stringent requirements in the European Union and in North America. According to Mr. Nguyen Huu Dung, National Director for SEAQUIP and Secretary General for Vietnamese Association for Seafood Exporters and Producers (“VASEP”) in Hanoi, Viet Nam, between 1991 and 2002 the output of fisheries production in Viet Nam more than doubled, reaching 2,410,900 tons and yielding approximately US $2 Billion in 2002. [See: Status of Fish Trade and Food Security in Viet Nam, United Nations Food and Agriculture Organization, 2003, available online at:
www.fao.org/documents/show_cdr.asp?url_file=/DOCREP/006/Y4961E/y4961e0k.htm].
Despite the importance of this sector, according to people at VASEP with whom our management has been in discussion, there is concern that more than half of the nation’s seafood is grown either in the polluted waters of the Mekong River or in stagnant aquaculture ponds, both of which pose a serious threat to food safety.
Several of our officers and directors traveled to Ho Chi Minh City during 2004-2005 to meet with representatives of the Ministry of Fisheries (“MOFI”) and VASEP to discuss how our technology can assist processors in the nation to deal with the health issues posed by bacterial pathogens and help encourage greater importation of Vietnamese seafood as concerns of the safety of its exported fish are alleviated. VASEP agreed to help us make contact with Vietnamese seafood processors, and those discussions are continuing. In June 2005, VASEP sponsored our company to make a “New Technology Presentation” at the VIETFISH2005 trade conference held in Ho Chi Minh City. A total of five (5) large seafood processors have shipped seafood samples from their processing plants in Viet Nam to our laboratory in Pocatello, Idaho in order to test the degree of microbial reduction and shelf life extension which might be expected if they sign a service agreement with us. After we complete studies on these samples at our lab, and the results are confirmed by Idaho State University, it is intended that representatives from VASEP and the Ministry of Science and Technology, along with representatives from certain of the larger Vietnamese processors, will personally visit our research facility and laboratory for a first hand demonstration of the technology and results. Our Management believes that we will initiate sales of our products and services in Vietnam by mid-2006, although there can be no assurance of this.

Chile
The principal seafood exports from Chile are salmon and trout, with salmon leading the industry. In recent years salmon farming in Chile has grown at an enormous pace, such that by October 2003 a Reuters news report indicated that Chilean salmon production represented 35% of the world’s total, just 2% below that of Norway, the world’s largest salmon exporter. [See: Reuters, Salmon Farms Spawn Fortunes, And Critics, In Chile, published October 2, 2003 and available online at: www.flmnh.ufl.edu/fish/innews/salmonfortunes2003.html.] And BusinessWeek has reported that in 2004 “Chile exported $1.4 billion of salmon and trout” representing “35% of the world’s supply”. [See: Chile, an Innovative Incubator, BusinessWeek, October 3, 2005, available online at: www.businessweek.com/magazine/content/05_40/b3953200.htm].
We began to look at opportunities for our products and services in Chile through the encouragement of Patricio Madariaga, a former Consul General of Chile in Los Angeles, California who has worked extensively with the Chilean trade agencies CORFO and PROCHILE, and has since become our representative in Chile. As with our experience in Viet Nam, we undertook a process of marketing our products and services through initial contacts with government and trade association leaders who want to enhance Chile’s reputation as a leader in the seafood export market. With Mr. Madariaga’s assistance, we sent a delegation to Chile in May 2005 to meet with representatives of the Chilean Ministry of Fisheries, of regional government officials and of six large individual fish processing companies to explain our technology and planned commercial products and services. Of these, five processors have also sent us their fish samples for testing in the same manner as we are doing for the Vietnamese processors described above. In our discussions with the Chilean representatives we met, we were requested to design and engineer special processing trays particular to the needs of Chilean salmon processors. These trays have been built by us to their requirements. Management believes that we will begin sales of our products and services in Chile in 2006, although there can be no assurance of this.
United States, Other International Markets
We have made the decision to focus our initial sales and marketing efforts on the seafood industry in Viet Nam and Chile, because of the immediate need to address the problems of food-borne pathogens in those important international export markets. Management believes that by leveraging the contacts that have been made in these two countries, it can begin to commercialize its technologies in highly receptive environments and build the resources and track record to then enter markets in which there is greater competition (and the need for greater amounts of capital and resources to compete effectively), such as in the United States and the other countries that we have identified.
Although our immediate plans envisage making shorter-term sales in Viet Nam and Chile, we have also taken steps to begin to promote our BEST Processing Systems™ brand name in the United States. We intend to continue to educate processors, distributors, restaurants and other food providers, grocers, governments and consumers about the risks of food-borne pathogens in seafood, poultry and other meats, and the health and economic benefits which our technology can produce. To that end, we have participated in trade shows in the United States and Europe. We have also entered into the media-buying agreement described below.
There is not yet in place any agreement or understanding for any particular processor to install, use or pay for any of our technology in Viet Nam, Chile, the United State or any other location, and there can be no assurance that any will ever develop in the future. [See: Risk Factors - Risks Associated with our Business].

Our Media Campaign
We entered into an Agreement, dated September 30, 2005, with Global Media Fund, LLC (“Global Media”), an equity-media company, which calls for us to receive nationally syndicated newspaper space and radio airtime worth $54,000,000 through the regular distribution of feature articles to over 10,000 newspapers and news and wire services, and to more than 6,000 radio stations, over a 36-month period. The aggregate cost of the transaction to us is $4,500,000. For more particulars, see the section captioned “THE OFFERING BY THE SELLING STOCKHOLDERS” on page 28 of this prospectus.
Competition
Currently, there are few competitors in the field of food safety technology, and none with technologies that are directly similar to ours. Current efforts to kill pathogens and keep bacteria from reattaching to food products have had limited success and include chlorine wash, ozone treatment and irradiation. Our competitors are comprised of manufacturers of caustic chemicals, poly-films, irradiators and ozonators.
Despite the current situation, we recognize that bringing our proprietary products and services to commercial scale will require large amounts of capital, human resources, industry and governmental connections, and other assets which we may not be able to obtain in a timely way, if at all. The entry of large, well-capitalized competitors into the food safety markets, to the extent they can also produce products and services which are environmentally friendly, economical and possess some or all of the other attributes that our technology offers, could render our products and services noncompetitive or obsolete. Similarly, we may be unable to keep pace with technological developments or other market factors. Technological competition in the food processing industry by companies, universities, governmental entities and others diversifying into the field of food safety is expected to increase and could become intense. Such organizations could have significantly greater research and development capabilities than we do, and/or greater marketing, manufacturing, financial and managerial resources. In addition, acquisitions of, or investments in, competing food safety technology companies by large corporations could increase such competitors’ research, financial, marketing, manufacturing and other resources. Such potential competitive technologies may ultimately prove to be safer, more effective or less costly than any technologies which we are currently developing or may develop in the future. Additionally, our competitive position may be materially adversely affected if we are unable to develop or successfully commercialize our food safety technologies before any such competitor can enter the market.
Government Regulation
Our business will be subject to federal and state regulations in the United States, as well as those of the foreign jurisdictions in which we may endeavor to sell our products and services (such as Viet Nam and Chile). In addition to all of the other regulations to which a U.S. business is subject generally (including, among other things, regulations governing employment, occupational safety, business licensing, import-export activities and taxation), some of our products will be subject to review and approval by the U.S. Food and Drug Administration (the “FDA”), in that we are utilizing our technology to force a liquid wash into the cells of processed meat, poultry and seafood tissues. In addition, other states or foreign jurisdictions in which our processes are used, or where a product treated with them is exported, may impose further regulations which could be less or more stringent than those imposed by the FDA.
Intellectual Property
We have earned three patent awards from the U.S. Patent and Trademark Office, and have filed additional applications for patents which are currently pending. These patents allow us to own and control the science which has resulted in our line of commercial food safety solutions. These patents have been registered in the United States as U.S. Patent Nos. 6,551,641, 6,050,391, and 5,711,980, respectively. Subject to having sufficient resources, we plan to file for protection under these U.S. patents in approximately 31 countries around the world, including the largest seafood and poultry exporting countries. The 31 countries we have selected, along with the United States, represent our management’s determination of the prime target markets for the food safety technologies we are developing.
We claim trademark rights in the names BEST Processing Systems™, BEST Seafood Processing Systems™ and BEST Poultry Systems™. We have filed for trademark protection with the US Patent and Trademark Office for the above names. As we enter into commercial sale and distribution of our proprietary products and services in other countries, and subject to having sufficient resources to do so, we intend to protect our trade and service marks in those jurisdictions, as well.
Employees
As of December 20, 2005, we had 32 full time employees.
MANAGEMENT’S DISCUSSION AND PLAN OF OPERATION
The following presentation of Management’s Discussion and Analysis has been prepared by internal management and should be read in conjunction with the financial statements and notes thereto included in Item 1 of this Quarterly Report on Form 10-QSB. Except for the historical information contained herein, the discussion in this report contains certain forward-looking statements that involve risks and uncertainties, such as statements of our business plans, objectives, expectations and intentions as of the date of this filing. The cautionary statements about reliance on forward-looking statements made earlier in this document should be given serious consideration with respect to all forward-looking statements wherever they appear in this report, notwithstanding that the “safe harbor” protections available to some publicly reporting companies under applicable federal securities law do not apply to issuers of penny stocks. Our actual results could differ materially from those discussed here.
Corporate History
Global Food Technologies, Inc. (“us”, “we”, “our”, or the “Company”) was incorporated on March 24, 1999, under the laws of the State of Delaware as Boulevard Acquisition Corporation to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination. On August 19, 2005, we entered into an Asset Acquisition Agreement (the “Agreement”) with Solvis Group, Inc., a Delaware corporation (“Solvis”), and Global Food Technologies, Inc., a privately held Delaware corporation (“Tech”) engaged purely in the research and development of food safety technologies, pursuant to which we acquired substantially all of the assets and liabilities of Tech in exchange for 22,943,693 shares of our common stock, which at the time represented approximately 97% of our issued and outstanding common stock (the “Transaction”). Contemporaneous with the closing of the Transaction, our then officers and directors immediately resigned and the officers and directors of Tech were appointed to such positions with our Company. Accordingly, the Transaction resulted in a change of control and was accounted for as a reverse merger (recapitalization), with Tech as our accounting acquirer. On October 3, 2005, we amended our Articles of Incorporation to change the name of our Company to Global Food Technologies, Inc.
Tech was originally formed as a limited liability company in 2000 to engage in research and development of food safety technologies, but had no operations until it received funding on July 25, 2001. On August 1, 2001, Tech was incorporated in the State of Delaware, and the limited operations of the limited liability company were merged into the new corporation on November 19, 2001. Immediately prior to the Transaction, Tech was engaged in the research and development of its proprietary scientific food processing technologies to increase the quality and value of commercially packaged seafood, poultry and other meats, and to make these products safer for human consumption through the elimination of disease-causing bacteria and spoilage microorganisms. As a result of the Transaction, we have adopted the business plan of Tech in its entirety, and intend to continue to research, develop, market and seek to license our patented food processing technologies.
As a result of our acquisition of substantially all of the assets and liabilities of Tech, we are now engaged in the research and development of food safety technologies designed to significantly reduce the presence of salmonella, camphylobactor and other bacterial pathogens found in seafood, chicken and poultry. We plan to distribute our products and generate revenue by providing our proprietary method and processing equipment to food processors under the terms of negotiated price-per-pound service contracts.
Reverse Stock Split
In September 2005, our Board of Directors declared a reverse stock split exchanging one share of our common stock for every three shares of our common stock outstanding as of the record date, September 30, 2005. This reduced our outstanding common stock at September 30, 2005 from 71,424,411 shares outstanding to 23,808,137 shares outstanding. All shares and per share amounts referenced in this Report have been retroactively restated to reflect this reverse stock-split.
(a) Plan of Operation
From the commencement of Tech’s research and development activities in 2001, Tech has raised substantial equity capital to fund the development of the BEST Processing Systems™. The BEST Processing Systems™ is now fully developed and ready for market introduction. To date, we have not generated any revenues and we have incurred accumulated losses of $18,520,918 and negative operating cash flows of $15,553,358.
During the next twelve months, we intend to market our products aggressively and to create brand awareness of our BEST Processing Systems™ and other food processing technologies. On September 30, 2005, we entered into a three year agreement with Global Media Fund, LLC (“Global Media”) to produce and distribute $54,000,000 worth of nationally syndicated newspaper and/or radio features distributed to over 10,000 newspapers and 6,000 radio stations. We plan to attend various trade shows and industry conferences in order generate awareness of our products and food safety technologies, including the following trade shows:
•	West Coast International Seafood Show

•	Atlanta International Poultry Expo

•	Brussels Seafood Show / Seafood Processing Europe Aqua International, Norway

•	Boston Seafood Show / Seafood Processing America

•	Aqua-Sur, Santiago, Chile

•	Vietfish Vietnam

•	Worldwide Food Expo

•	China Seafood Expo
We also intend to participate in the following industry conferences:
•	Institute of Food Technologists Expo

•	Food Marketing Institute Annual Business Conference

•	Food Safety Conference (International Association for Food Protection)

•	National Food Policy Conference
Currently, we have no debt other than trade indebtedness in the ordinary course of business, and have raised enough capital through the issuance of our common stock to build two BEST Processing Systems™ and to cover our anticipated operating costs for the next six months. We may raise additional capital over the next twelve months to cover our operating costs for an additional year and to build more of our BEST Processing Systems™. The raising of additional capital may entail the issuance of additional shares of our common stock and equity securities, including up to 3,000,000 shares we are registering through this registration statement to be offered by our executive management on a self-directing offering. We are aggressively exploring commercial and joint venture financing opportunities and are exploring structuring relationships with our processor/customers with sale and lease-back arrangements.
We plan to continue the development and adoption of the BEST Processing Systems™ to poultry processing and of our own proprietary anti-microbial solution to be used in conjunction with the BEST systems in the following twelve months. Anti-microbial solutions are scientifically engineered specifically for the product being processed (i.e., cod solution, salmon solution, shrimp solution) by the BEST system operator.
We feel that we have adequate plant capabilities and capacity and sufficient qualified personnel to achieve our planned operations over the next twelve months. An increase in the number of BEST systems produced and installed beyond the next two systems will require outsourcing of much of the fabrication, integration and installation of the systems supervised by our existing personnel. Non-technical support personnel will be added as needed to deal with any increase in administrative activity.
We do not anticipate any purchase or sale of plant and significant equipment or any significant changes in the number of our employees in the next twelve months.
(b) Results of Operations
As discussed above, the Transaction resulted in a change of control. Accordingly, Tech is deemed our accounting acquirer. Below, we discuss the results of operations of Tech for the year ended December 31, 2004, the year ended December 31, 2003, and the nine months ended September 30, 2005, and September 30, 2004. As used in this section (b) of our Management’s Discussion and Analysis or Plan of Operation, all references to “we”, “our”, “us”, or the “Company” refer to Tech, since the results of Tech’s operations became our historical results of operations as a result of the Transaction.

Results of Operations for the Twelve Months Ended December 31, 2004 and December 31, 2003

	For the Twelve Months Ended
	12/31/04	12/31/03	Change	Change
Revenues	$—	$—	$—%	—

Expenses
Marketing	—	—	—	—

General and Administrative Expenses	$1,351,668	$1,630,682	$(279,014)	(17.11)%
Research and Development	$1,175,429	$2,455,821	$(1,280,392)	(52.14)%
Depreciation	$99,689	$86,556	$13,133	15.17%
Interest	$—	$91,970	$(91,970)	—
Total Expenses	$2,626,786	$4,265,029	$(1,638,243)	(38.41)%

NET LOSS	$(2,626,786)	$(4,265,029)	$1,638,243%	(38.41)%

Revenues
Since our inception and the inception of Tech, neither we nor Tech have had any revenues from operations. Since the inception of Tech, Tech has operated mainly as a research and development company.
Marketing Expenses
During the twelve months ended December 30, 2004 and December 30, 2003, we operated solely as an early stage research and development company and, during these periods, our products were not at a point where they could be commercialized and marketed. Accordingly, during our fiscal years ended December 31, 2004 and December 31, 2003, we did not incur any marketing expenses. Our plan of operations requires a significant effort to build a marketing organization and support capability for projected commercial operations with substantial expenditures budgeted for sales and marketing.
General and Administrative Expenses
General and administrative expenses for the twelve months ended December 31, 2004 decreased to $1,351,668 from $1,630,682 for the twelve months ended December 31, 2003. This decrease of $279,014, or approximately 17.11% over the prior period is due to administrative resources being diverted to the development of the BEST system and the resultant increase in capitalized costs of the BEST system in 2004. The base level of general and administrative expenses consist principally of salaries and associated personnel costs with significant levels of legal expenses and international travel which will continue at an increased level to support projected commercial operations.

Research and Development Expenses
Research and development expenses were conducted by our affiliate Foodsafe LLC, and for the twelve months ended December 31, 2004 decreased to $1,175,429 from $2,455,821 for the twelve months ended December 31, 2003. This decrease in research and development expenses of $1,280,392 or approximately 52.14% over the period is principally due to the capitalization of the majority of the expenditures made by the outside party, Foodsafe LLC, on the BEST system in 2004. The decrease of $812,000 in the expense component paid to related parties is due to the termination of the compensation arrangements with the members of Foodsafe LLC in the first quarter of 2004.
Depreciation
Depreciation expense for the twelve months ended December 31,2004 increased to $99,689 from $86,556 for the twelve months ended December 31,2003. This increase of $13,133, or approximately 15.17% over the prior period is due primarily to the purchase of laboratory equipment to support the operation and testing of the BEST system. Development and refinement of the BEST system continues as well as initial research effort on new product categories requiring continued expeditures for research and development at historic levels.
Interest Expense
We did not record any interest expense for the twelve months ended December 31, 2004. We had an interest expense of $97,970 during the twelve months ended December 31, 2003, which was attributable to interim financing arrangements with eventual equity investors.
Net Loss
Net loss for the twelve-month period ended December 31, 2004, decreased to $2,626,786 compared to $4,265,029 for the twelve-month period ended December 31, 2003. This decrease in our net loss by $1,638,243, or approximately 38.41% under the prior period, is due primarily to a substantial decrease in our research and development costs as well as our general and administrative expenses during the twelve months ended December 31, 2004, as discussed above.

Results of Operations for the Nine Months Ending September 30, 2005 and September 30, 2004.

	FOR THE NINE MONTHS ENDED
	(Unaudited)
	9/30/2005	9/30/2004	Change	Change
Revenues	$0	$0	$0	%

Expenses
Marketing	758,782	9,057	749,725	NM
General and Administrative Expenses	1,107,825	966,823	141,002	14.58%
Research and Development	2,802,676	921,756	1,880,920	204.06%
Depreciation	77,709	74,275	3,434	4.62%
Merger Related Costs	2,340,000	0	2,340,000	0.00%
Interest	0	0	0

Total Expenses	7,086,992	1,971,911	5,115,081	259.40%

NET LOSS	$(7,086,992)	$(1,971,911)%	(5,115,081)	259.40%

NM = not meaningful
Revenues
Since our inception and the inception of Tech, neither we nor Tech have had any revenues from operations. Since the inception of Tech, Tech has operated mainly as a research and development company.
Marketing Expenses
Marketing expenses for the nine months ended September 30, 2005 increased to $758,782 from $9,057 for the nine months ended September 30, 2004. This increase of $749,725 over the prior period is the result of our efforts to market and install our now developed BEST Processing Systems™. In this regard, a complete marketing staff, marketing agencies, and consultants were engaged during the nine months ended September 30, 2005 to assist us with our marketing efforts. In addition, marketing expenses incurred in connection with our participation in foreign industry and trade shows, as well as travel to meet with potential foreign customers and trade associations in Viet Nam and Chile constituted a substantial component of this increase in our marketing expenses over the prior period. This level of expenditure is expected to be maintained or increased as the plan of commercial operations is implemented.
General and Administrative Expenses
General and administrative expenses for the nine months ended September 30, 2005 increased to $1,107,825, from $966,823 for the nine months ended September 30, 2004. This increase of $141,002, or approximately 14.6% over the prior period, is due to the incurrence of a substantial amount of legal and accounting expenses associated with our recapitalization transaction as well as the completion of our first annual audit. The level of expenditure is expected to increase but not substantially to support additional administrative personnel required for the obligations of a public company as well as the associated legal and accounting costs

Research and Development Expenses
Research and development expenses for the nine months ended September 30, 2005 increased to $2,802,676 from $921,756 for the nine months ended September 30, 2004 or 204%. Research and development expenses incurred in the nine months ended September 30, 2004 included $305,000 paid to related parties, and such expense was not incurred in the comparable period of our fiscal year 2005. This resulted in a real increase in research and development expenses of $2,185,920, an increase of approximately 354% over the prior period. This increase is due primarily to the capitalization of a substantial portion of our research and development expenditures in 2004 as the BEST Processing System™ asset on our balance sheet. The spending in 2005 is principally due to a spike in spending on structural modifications to the existing BEST Processing System™ and our purchase of long lead-time components for the next two BEST Processing Systems™. These components are from new sources and are considered development costs until integrated and tested in a complete BEST system. . Development and refinement costs on the BEST system will continue by maintaining the existing personnel and infrastructure. Research costs will be incurred on new product projects as scheduled by management.
Merger Related Costs
Merger related costs of $2,340,000 were, as of August 19, 2005, a one time, non-cash expense related to the shares of our restricted common stock issued to Solvis Group, Inc., a Delaware corporation, in the Transaction. The shares were issued pursuant to a Stock Purchase Agreement with Solvis and Pierce Mill Associates, Inc., pursuant to which we issued 520,000 shares (as adjusted for our reverse stock split) of our common stock to Solvis, The purpose of this transaction was to provide Solvis with a controlling interest in our Company in order to facilitate the transactions contemplated by the Asset Acquisition Agreement documenting the Transaction. The Stock Purchase Agreement modified the arrangement whereby the shares issued became a facilitation fee in the Transaction rather than a historic ownership position and therefore a cost was imputed and was recorded at the fair market value of the shares issued as merger related costs
Net Loss
Net loss for the nine-month period ended September 30, 2005 increased to $7,086,992 compared to $1,971,911 for the nine-month period ended September 30, 2004. This increase of $5,115,081, or approximately 259.% over the prior period, is due primarily to an increase in our marketing expenses as we move toward commercializing our technology, an increase in expenses associated with our research and development activities, as well as one time costs associated with the Transaction.

Liquidity and Capital Resources

	For the Nine Months Ended
	September 30,		For the Twelve Months Ended		Since July
	(Unaudited)		December 31,		25, 2001
					(Inception)
	2005	2004	2004	2003	(Unaudited)
Net cash used in operating activities	$(4,473,758)	$(1,720,644)	$(2,376,777)	$(4,269,593)	$(15,553,358)

Net cash used in investing activities	$(12,580)	$(2,118,946)	$(2,503,604)	$(342,124)	$(3,696,751)

Net cash provided by financing activities	$7,630,801	$3,566,891	$4,584,892	$5,033,285	$22,520,651
Liquidity and Capital Resources for Twelve Months Ended December 31, 2004
General
For the twelve months ended December 31, 2004, we had negative cash flows of $295,489 resulting from $2,376,777 used in our operating activities, $2,503,604 used in our investing activities, and $4,584,892 of cash provided by our financing activities. We used funds in our operating activities, but funds provided by our financing activities were sufficient to cover these operations, as further explained below. Funds provided by our financing activities are revenues generated from the sale of our equity securities. Although we expect to generate revenue from the installation and operation of our BEST Processing Systems™, delays, export complications or a number of other contingencies may require us to attempt to raise funding through additional sales of our equity. In addition, our management feels that commercial financing is available to construct and install our BEST Processing Systems™ generally, but have not identified any specific sources of such financing.
Cash Used in Our Operating Activities
Net cash used in our operating activities of $2,376,777 for the twelve months ended December 31, 2004 was primarily attributable to our net loss from operations of $2,626,786, offset by a depreciation expense of $99,689, costs associated with the issuance of warrants of $3,400, increase in prepaid expenses of $(109,077), and increase in current liabilities of $255,997.
Cash Used in our Investing Activities
Net cash used in our investing activities of $2,503,604 for the twelve months ended December 31, 2004 was due primarily to the continued capitalization of expenses for our BEST Processing System™ of $2,468,454 and property additions of $35,150.

Cash Provided by Our Financing Activities
Net cash of $4,584,892 provided by our financing activities was generated from the sale of our redeemable Series A preferred Stock in the aggregate amount of $150,000 and the sale of our common stock in the aggregate amount of $4,434,892.
Liquidity and Capital Resources of the Nine Months Ended September 30, 2005
General
For the nine months ended September 30, 2005, we had positive cash flows of $3,144,463 resulting from $4,473,758 of cash used in our operating activities, $12,580 of cash used in our investing activities, and $7,630,801 of cash provided by our financing activities. Accordingly, for the nine months ended September 30, 2005, our funds from operations were sufficient to cover our daily operations as further explained below, and the $3,270,542 cash balance at September 30, 2005 is sufficient to meet our operating needs for the next six months including the construction of two BEST systems for commercialization. Historically, the sole source of cash for Tech has been the sale of its equity to investors. We expect to generate revenue from the installation and operation of the BEST systems; however, delays, export complications or a number of other contingencies may require us to attempt to raise funding through additional sales of our equity. We feel that commercial financing is available to construct and install our BEST processing systems but have not identified any sources of such financing.
Cash Used in Our Operating Activities
Net cash used in our operating activities of $4,473,758 for the nine months ended September 30, 2005 was primarily attributable to our net loss from operations of $7,086,992, offset by a depreciation expense of $77,709, costs associated with the issuance of warrants of $15,300, stocks issued for services of $204,747, stock issued as a cost of the Transaction of $2,340,000, decrease in prepaid expenses of $62,222, and a decrease in current liabilities of $86,744.
Cash Used in our Investing Activities
Net cash used in our investing activities of $12,580 for the nine months ended September 30, 2005 was due primarily to an increase in property and deposits.
Cash Provided by Our Financing Activities
Net cash of $7,630,801 was provided from the sale of the common stock during the nine months ended September 30, 2005.
Internal Sources of Liquidity
For the nine months ended September 30, 2005, the funds provided by our operations were insufficient to fund our daily operations. During this nine-month period, no funds were provided by our operations, and $4,473,758 of cash was used in our operations was offset by funds provided by our financing activities of $7,630,801. There is no assurance that funds from our future operations or funds provided by our current financing activities will meet the requirements of our daily operations, and in that event, we will continue to seek additional sources of financing to maintain liquidity.

External Sources of Liquidity
We actively pursue all potential financing options as we look to secure additional funds to both stabilize and grow our business operations. Our management will review any financing options at their disposal, and will judge each potential source of funds on its individual merits. There can be no assurance that we will be able to secure additional funds from debt or equity financing, as and when we need to, or if we can, that the terms of such financing will be favorable to us or our existing stockholders.
On October 10, 2005, we commenced a private placement of our common stock which closed on December 20, 2005. In the private placement, we sold 69,615 of shares of common stock to nine accredited investors at $4.50 per share for gross proceeds of $313,250.
Tech Warrants
Pursuant to the Asset Purchase Agreement, we entered into with Tech, we agreed to assume responsibility for 2,052,336 warrants to purchase shares of Tech’s common stock (the “Tech Warrants) as follows: 1,148,847 warrants with an exercise price of $1.90 expiring on various dates in 2009, 703,489 warrants with an exercise price of $1.50 expiring on various dates in 2010, 200,000 warrants with an exercise price of $1.50 expiring two years after our shares are traded on a public market. All of these Tech Warrants are fully vested. Our management is evaluating our obligations in regard to the Tech Warrants. We may issue warrants for the purchase of our common stock to replace the Tech Warrants.
Critical Accounting Policies
BEST system — Our proprietary process of processing food products to reduce pathogens has been embodied in a mechanical, computer controller system constructed and installed in our development facility. The system has been tested, certified and is available for commercial application. The system is available for installation in a customer’s existing food processing facility or as a contract processing system in our facility. It is held for sale for a prospective customer at this time. However, since the sales cycle is expected to be greater than one year we have classified the system as a long term asset. Identifiable direct component costs were capitalized, design, testing and support costs involved were expensed.
The BEST system asset is held for sale to a potential customer and is used for refining the operational process specifications until such time as it is installed in commercial use. The carrying value is tested for impairment according to FASB Statement No 144 quarterly. No impairment of value has been recognized.
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Recent accounting pronouncements — References to the “FASB”, “SFAS” and “SAB” herein refer to the “Financial Accounting Standards Board”, “Statement of Financial Accounting Standards”, and the “SEC Staff Accounting Bulletin”, respectively. In December 2004 the FASB issued SFAS No. 123(R) which revised SFAS No. 123 to require a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. A public entity will initially measure the cost of employee services received in exchange for an award of liability instruments based on its current fair value; the fair value of that award will be re-measured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. A nonpublic entity may elect to measure its liability awards at their intrinsic value through the date of settlement. The statement is not effective for small business issuers until the first annual reporting period beginning after December 15, 2005. The Company will adopt the requirements of SFAS No. 123(R) beginning fiscal 2006.
In November, 2004, the FASB issued Statement of Financial Accounting Standards No. 151, “Inventory Costs”. This statement amends the guidance in ARB No. 43 Chapter 4 Inventory Pricing, to require items such as idle facility costs, excessive spoilage, double freight and re- handling costs to be expenses in the current period, regardless if they are abnormal amounts or not. This Statement will become effective for the Company in the first quarter of 2006.
Off-Balance Sheet Arrangements
We do not have any special purposes entities or off-balance sheet financing arrangements.
DESCRIPTION OF PROPERTY
Currently, we do not own any real property.
We lease our seafood processing facilities located at 1656 Old Kraft Road, Pocatello, Idaho and comprised of approximately 40,000 square feet from Parrish Realty, Inc. for $5,500 per month. The five-year lease expires July 14, 2006, although we have the option to renew the lease for a consecutive five year term.
We have a month-to-month lease with the City of Hanford, California for the rental of office facilities located at 113 Court, Hanford, California. The monthly lease rate if $1,048.
We lease our engineering offices located at 420 North Main Street, Pocatello, Idaho from K& M Property at a monthly rental rate of $1,398.
Pursuant to an oral agreement, we rent a full service office on a month-to-month basis for our Chief Financial Officer, located at 4100 Newport Place, Suite 620, Newport Beach, California from two individuals, Mike Rubel and Stephen Fryer at a base rental rate of $790 per month.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Certain Relationships
Immediately after the Transaction, most of the directors and officers of Tech resigned from Tech, and were appointed to the same positions with our Company. However, at least until the Distribution is completed, Mr. Stephen Fryer, one of our Directors, will remain on Tech’s Board of Directors as its sole director, and will also act as Tech’s President. Mr. Marshall Sparks, our Chief Financial Officer, Secretary and Treasurer, is also been appointed as the Chief Financial Officer, Secretary and Treasurer of Tech. Both Mr. Fryer and Mr. Sparks will serve in such capacities for purposes of effecting the Distribution. Until Mr. Fryer and Mr. Sparks no longer serve Tech or our Company in such capacities, this commonality of our respective Boards and executive managements could create, or appear to create, potential conflicts of interest when these directors and managements are faced with decisions that could have different implications for Tech and us.
Related Transactions
Prior to our acquisition of the substantially all of the assets of Tech, on March 25, 1999, we issued a total of 333,334 shares of our common stock to Pierce Mill Associates, Inc, of which 233,334 shares were subsequently surrendered by Pierce Mill Associates, Inc. and cancelled by us, thereby leaving a balance of 100,000 shares of our common stock held by Pierce Mill Associates, Inc. Mr. James Cassidy, our former President and Director, is the sole director and stockholder of Pierce Mill Associates, Inc.
In 2002, the three founding officers of Tech, Mark Terry, Keith Meeks and a person no longer involved, were advised by their patent counsel to further isolate the intellectual property being developed by performing the research and development effort in a separate contracting entity. The officers of Tech formed Foodsafe LLC, a Idaho limited liability company, and dealt with third party vendors through its operations. Funds were advanced by Tech as needed to support Foodsafe’s operations. All intellectual property and prototypes developed were the property of Tech by virtue of the funding arrangement and the system developed was capitalized on Tech’s balance sheet. This arrangement was terminated in November 2004 and Foodsafe LLC was disbanded. The advances to Foodsafe LLC were $ 1,895,891 in 2004 and $ 2,200,266 in 2003. The three founding officers (one of whom is no longer associated with us) of Tech received incentive compensation through Foodsafe related to development progress on the BEST system. These payments amounted to $305,000 in 2004 and $1,117,000 in 2003.
In June 2003 Tech relocated their scientific and engineering office from the manufacturing facility to a separate building. The building is owned by, Mark Terry and Keith Meeks ,two of its founders and officers in the name of K&M Holdings LLC. The rental arrangement is on a month-to-month basis in the amount of $1,398 per month.
In November 2004, Tech established an office in Newport Beach, California, to provide space for its Chief Financial Officer. Mike Rubel and Stephen Fryer, personally leased office space co-located with Grant Bettingen Inc (GBI), our investment banking firm, and allocated and rented space to Tech, GBI and three other tenants. Pursuant to an oral agreement, the rental of the space is on a month-to-month basis at a current rate of $790 per month. Stephen Fryer is a director and former CEO of our company.
On August 10, 2005, we entered into a Stock Purchase Agreement with Solvis Group, Inc. and Pierce Mill Associates, Inc. pursuant to which we issued 520,000 shares of our common stock to Solvis. Solvis received a controlling interest in our Company and was therefore able to facilitate the transactions contemplated by the Asset Acquisition Agreement pursuant to which we acquired all of the assets and liabilities of Tech. Stephen Fryer, a director of Dalrada Financial Corporation which controlled Solvis, is also an officer and director of our company. On August 10, 2005, Solvis acquired control of our company, and on August 19, 2005 we acquired the assets and assumed the liabilities of Tech and Solvis became a minority shareholder.
On December 8, 2005, we agreed to issue Kenneth S. August, the principal of August Law Group, P.C. 5,433 shares in payment for legal fees valued at $24,450. August Law Group, P.C. serves as our legal counsel.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
There is currently no public market for our securities and we can offer no assurance that one will develop. At such time as we qualify, we may choose to apply for quotation of our securities on the American Stock Exchange (AMEX). In order to qualify for listing on the AMEX, a company must meet certain quantitative listing standards as follows:

Standard One
Stockholders’ equity	$4 Million

Pre-tax income	$750,000 in last fiscal year or in two of the last three fiscal years

Distribution[1]	800 public stockholders and 500,000 shares publicly held
OR
400 public stockholders and 1 million shares publicly held
OR
400 public stockholders, 500,000 shares publicly held, and average daily trading volume of 2,000 shares for previous 6 months

Price	$3

Market value public float	$3 million

Standard Two
Stockholders’ equity	$4 Million

History of Operations	2 years

Distribution[1]	800 public stockholders and 500,000 shares publicly held
OR
400 public stockholders and 1 million shares publicly held
OR
400 public stockholders, 500,000 shares publicly held, and average daily trading volume of 2,000 shares for previous 6 months

Price	$3

Market value public float	$15 million

Standard Three
Stockholders’ equity	$4 Million

Total Market Capitalization	$50 million

Distribution[1]	800 public stockholders and 500,000 shares publicly held
OR
400 public stockholders and 1 million shares publicly held
OR
400 public stockholders, 500,000 shares publicly held, and average daily trading volume of 2,000 shares for previous 6 months

Market value public float	$15 million

Standard Four
Total Market	$75 million
Capitalization	OR
Total assets and revenues of $75 million each in the most recent fiscal year or in two of the last three fiscal years

Distribution[1]	800 public stockholders and 500,000 shares publicly held
OR
400 public stockholders and 1 million shares publicly held
OR
400 public stockholders, 500,000 shares publicly held, and average daily trading volume of 2,000 shares for previous 6 months

Price	$3

Market value public float	$20 million

[1]	Public stockholders and public float do not include stockholders or shares held directly or indirectly by any officer, director, controlling stockholder or other concentrated (10 percent or greater) affiliated or family holdings.
Further, if a company does not satisfy any of the above quantitative initial listing standards, such company may nevertheless be eligible for initial listing pursuant to the appeal procedures and the Alternative Listing Standards of the AMEX as follows:

Alternative Listing Requirement A
Stockholders’ equity	$3 Million

Pre-Tax Income	$500,000 in last fiscal year or in two of the last three fiscal years

Distribution[1]	400,000 shares publicly held and 600 public stockholders
OR
800,000 shares publicly held and 300 public stockholders.

Aggregate Market Value of Publicly Held Shares	$2 million

Price	$2

Alternative Listing Requirement B
Stockholders’ equity	$3 Million

History of Operations	2 years

Distribution[1]	400,000 shares publicly held and 600 public stockholders
OR
800,000 shares publicly held and 300 public stockholders.

Aggregate Market Value of Publicly Held Shares	$10 million

Price	$2

[1]	Public stockholders and public float do not include stockholders or shares held directly or indirectly by any officer, director, controlling stockholder or other concentrated (10 percent or greater) affiliated or family holdings.
In addition, the AMEX listing board also conducts a subjective review of all listing candidates and considers various factors, including the following:
•	nature of a company’s business;

•	market for its products;

•	reputation of its management;

•	historical record and pattern of growth;

•	financial integrity;

•	demonstrated earnings power; and

•	future outlook
Our Board of Directors must agree to abide by the corporate governance requirements of AMEX.
Alternatively or in addition to AMEX, we may choose to apply for listing on the AIM Market of the London Stock Exchange (“AIM”). Companies wishing to join AIM are required to submit an Admission Document containing information required by the AIM Rules of the London Stock Exchange. An Admission Document provides details about the company and its securities which are to be admitted to AIM. Prior to submitting an Admission Document, a company must produce a pre-admission announcement at least 20 business days prior to the proposed date of admission. The information required in the pre-admission announcement should include the following:
•	the name of the AIM Designated Market upon which its securities have been traded;

•	the date from which its securities have been so traded;

•	confirmation that it has adhered to any legal and regulatory requirements involved in having its securities traded upon that market;

•	an address or web-site address where any documents or announcements which it has made public over the last two years (in consequence of having its securities so traded) are available;

•	details of its intended strategy following admission;

•	a description of any significant change in financial or trading position of the applicant which has occurred since the end of the last financial period for which audited statements have been published or an appropriate negative statement;

•	a statement that its directors have no reason to believe that its working capital will be insufficient for at least twelve months from the date of its admission;

•	details of any lock-in arrangements required under the AIM Rules (see our note on the Route to AIM);

•	a brief description of the arrangements for settling transactions in its securities;

•	a website address detailing the rights attaching to its securities;

•	a website address of a page containing its latest published annual report and accounts which must have a financial year end not more then nine months prior to admission. The accounts must be prepared according to UK or US GAAP or International Accounting Standards;

•	information equivalent to that required for an Admission Document which is not currently public — this includes the following specific information:
o	the name of any person who has received, within the previous 12 months, any fees, securities or other benefits with a value of £10,000 or more;

o	details of any significant stockholders (3% or more);

o	in relation to each director, details of his or her employment terms, remuneration, age, all companies and partnerships of which he/she was a director or partner over the previous five years, unspent convictions in relation to indictable offences, details of any insolvencies (personal or corporate) in which the director has been involved, and any public criticism by any statutory or regulatory authority;

o	A responsibility statement stating “to the best of the knowledge and belief of the directors (who have taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information”

o	Share rights

o	Minimum subscription

o	Estimated expenses

o	Financial information

o	Directors: service agreements, remuneration, interests in shares

o	Litigation
Dividends
We have not paid dividends on our common or preferred stock, and we do not anticipate paying dividends on our common or preferred stock at any time in the foreseeable future. We currently anticipate that we will retain any earnings for use in the development of our business. Any determination to pay dividends in the future will be at the sole discretion of our Board of Directors and will be dependent upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors deemed relevant by our Board of Directors, if any.
Equity Compensation Plans
We currently do not have in place any equity compensation plans for the issuance of any securities.
Executive Compensation
At the end of our last completed fiscal year, Mr. James Cassidy was our only executive officer and director, and he did not receive any compensation for his services rendered to us and on our behalf, nor had he received any such compensation in the past. Mr. Cassidy did not accrue any compensation pursuant to any agreement with our company. In addition, we have not adopted any retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of our employees.
As a result of the Transaction, the executive officers and directors of Tech were appointed to such positions with our Company. The following table sets forth compensation information for services rendered by certain of our executive officers in all capacities to Tech and on Tech’s behalf during the last three completed fiscal years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted, and certain other compensation, if any, whether paid or deferred.

SUMMARY COMPENSATION TABLE
ANNUAL COMPENSATION
SUMMARY COMPENSATION TABLE(1)

					Long Term Compensation
					Awards		Payouts
						Securities		All
	Annual Compensation				Restricted	underlying		Other
				Other	Stock	Options/SARS	LTIP	Compen-
	Year	Salary	Bonus	Compensation	Awards ($)	(#)	Payouts	sation
James Bouskos	2004	—	—	—	—	—	—	—
Chief Executive	2003	—	—	—	—	—	—	—
Officer(2)	2002	—	—	—	—	—	—	—

Keith Meeks	2004	$59,960	—	—	—	—	—	—
President	2003	$97,750	—	—	—	—	—	—
	2002	$60,000	—	—	—	—	—	—

Mark Terry	2004	$167,500	—	—	—	—	—	—
Chief of Research	2003	$212,390	—	—	—	—	—	—
and Development	2002	$60,000	—	—	—	—	—	—

Marshall F. Sparks	2004	—	—	—	—	—	—	—
Chief Financial	2003	—	—	—	—	—	—	—
Officer	2002	—	—	—	—	—	—	—

(1)	Because Tech is deemed our accounting acquirer, and we have adopted Tech’s business plan, we are providing summary compensation information relating to Tech. Prior to the Asset Purchase Agreement entered into with Tech in August 2005, Tech did not pay any compensation to any officers or directors.

(2)	James Bouskos was our Chief Executive Officer from April 2005 to August 2005 when this position was assumed by Keith Meeks. Mr. Bouskos currently serves as our Chairman of the Board.
Stock Option Grants
We have not adopted a stock option plan for the benefit of our employees, and accordingly, no stock options were granted to our named executive officers during the fiscal year ended December 30, 2004, nor have any stock options been granted to our named executive officers since December 30, 2004, through and including the filing date of this Registration Statement.

Employment Agreements.
Neither we nor Tech have any employment agreements with any of our respective executive officers and directors.
Financial Statements
Included with this prospectus are our audited financial statements for the fiscal years ending December 31, 2004 and December 31, 2003 and for the period July 26, 2001 (INCEPTION) to December 31, 2004, together with the Auditor’s Report dated May 31, 2005, except for note 7b, as to which the date is August 19, 2005. These financial statements have been examined by Weinberg & Co., and have been so included in reliance upon the opinion of such accountants given upon their authority as an expert in auditing and accounting.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND ACCOUNTING AND
FINANCIAL DISCLOSURES.
We have had no changes in or disagreements with our accountants.
WHERE YOU CAN FIND MORE INFORMATION
  The registration statement of which this prospectus is a part contains additional relevant information about us and our common stock, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits filed with the registration statement for copies of the actual contract or document.
  You may read and copy the registration statement, the related exhibits and our other filings with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You also may request copies of those documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The site’s address is http://www.sec.gov.

GLOBAL FOOD TECHNOLOGIES, INC
(A DEVELOPMENT STAGE COMPANY)

UNAUDITED CONDENSED BALANCE SHEET FOR THE PERIOD ENDED SEPTEMBER 30, 2005	F-1

UNAUDITED CONDENSED STATEMENT OF OPERATIONS FOR THE PERIOD OF JULY 25, 2001 (INCEPTION) TO SEPTEMBER 30, 2005	F-2

UNAUDITED CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY FOR THE PERIOD OF JULY 25, 2001 (INCEPTION) TO SEPTEMBER 30, 2005	F-3

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS FOR THE PERIOD OF JULY 25, 2001 (INCEPTION) TO SEPTEMBER 30, 2005	F-4

NOTES TO FINANCIAL STATEMENTS FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2005	F-5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-11

BALANCE SHEETS AS OF DECEMBER 31, 2004 AND 2003	F-12

STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003 AND FOR THE PERIOD FROM JULY 25, 2001 (INCEPTION) THROUGH DECEMBER 31, 2004	F-13

STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003 AND FOR THE PERIOD FROM JULY 25, 2001 (INCEPTION) TO DECEMBER 31, 2004	F-14

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND REDEEMABLE SERIES A PREFERRED STOCK FOR THE PERIOD FROM JULY 25, 2001 (INCEPTION) TO DECEMBER 31, 2004	F-15

NOTES TO FINANCIAL STATEMENTS	F-16

FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005
GLOBAL FOOD TECHNOLOGIES, INC
(FORMALLY BOULEVARD ACQUISTION CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
CONDENSED BALANCE SHEET
(Unaudited)

September 30,
2005
ASSETS
Current Assets
Cash	$3,270,542
Prepaid expenses	189,905

Total Current Assets	3,460,447

Fixed Assets — net	225,922

Best system	3,157,111

Other asset	11,500

TOTAL ASSETS	$6,854,980

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$161,563
Accrued liabilities	130,237

Total Current Liabilities	291,800

Stockholders’ Equity

Preferred stock, $.0001 par value, 20,000,000 shares authorized, none outstanding	—

Common stock, $.0001 par value, 100,000,000 shares authorized, 23,808,137 shares issued and outstanding	2,381

Additional paid-in capital	26,181,717

Deferred cost of stock issued for services	(1,100,000)

Deficit Accumulated During the Development Stage	(18,520,918)

Total Stockholders’ equity	6,563,180

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,854,980

See notes to condensed financial statements

GLOBAL FOOD TECHNOLOGIES, INC
(FORMALLY BOULEVARD ACQUISTION CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

					The Period
					From July 25, 2001
	For the Three Months Ended		For the Nine Months Ended		(Inception) To
	September 30,		September 30,		September 30,
	2005	2004	2005	2004	2005
Revenues	$—	$—	$—	$—	$—

Expenses
Marketing	387,911	1,400	758,782	9,057	773,905
General and administrative	270,631	249,315	1,107,825	966,823	4,075,038
Research and development
Outside party expense	1,545,921	675,218	2,802,676	616,756	9,515,787
Paid to related parties	—	—	—	305,000	1,422,000
Depreciation	25,903	25,065	77,709	74,275	302,218
Merger related costs	2,340,000	—	2,340,000	—	2,340,000
Interest	—	—	—	—	91,970

Total Expenses	4,570,367	950,998	7,086,992	1,971,911	18,520,918

NET LOSS	$(4,570,367)	$(950,998)	$(7,086,992)	$(1,971,911)	$(18,520,918)

Loss per share, basic and diluted	$(0.22)	$(0.05)	$(0.35)	$(0.11)

Weighted average shares	20,989,080	18,541,634	20,362,145	18,355,997

See notes to condensed financial statements

GLOBAL FOOD TECHNOLOGIES, INC
(FORMALLY BOULEVARD ACQUISTION CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM JULY 25, 2001 (INCEPTION) TO SEPTEMBER 30, 2005
(Unaudited)

				Deferred	Deficit	Total
				cost of	Accumulated	Stockholders’
			Additional	stock	During the	Development
	Common Stock		Paid-in	issued for	Development	Stage
	Shares	Amount	Capital	services	Stage	Equity
Issuance to founders at inception, at par	10,333,333	1,033	(1,002)			31
Sales for cash	298,706	30	154,008			154,038
Premium on preferred stock			(200,800)			(200,800)
Net loss					(957,269)	(957,269)

Balance, December 31, 2001	10,632,039	1,063	(47,794)		(957,269)	(1,004,000)

Sales for cash	4,848,575	485	4,308,374			4,308,859
Premium on preferred stock			(12,500)			(12,500)
Net loss					(3,584,307)	(3,584,307)

Balance, December 31, 2002	15,480,614	1,548	4,248,080		(4,542,576)	(291,948)

Sales for cash	2,155,353	216	3,865,864			3,866,080
Premium on preferred stock			(291,800)			(291,800)
Net loss					(4,265,029)	(4,265,029)

Balance, December 31, 2003	17,635,967	1,764	7,822,144		(8,806,605)	(982,697)

Sales for cash	1,199,081	120	4,434,772			4,434,892
Premium on preferred stock			(37,501)			(37,501)
Imputed warrant cost			3,400			3,400
Net loss					(2,626,786)	(2,626,786)

Balance, December 31, 2004	18,835,048	1,884	12,222,815		(11,433,391)	791,308

Sales for cash	1,662,605	166	7,630,635			7,630,801
Premium on preferred stock			(271,120)			(271,120)
Imputed warrant cost			15,300			15,300
Stock issued for services	45,500	5	204,742			204,747
Conversion of preferred stock	2,400,540	240	2,938,886			2,939,126
Stock transferred in consummation of merger	100,000	10	535		(535)	10
Stock issued for merger related costs	520,000	52	2,339,948			2,340,000
Stock issued for media contract	244,444	24	1,099,976	(1,100,000)		—
Net loss					(7,086,992)	(7,086,992)

Balance, September 30, 2005	23,808,137	$2,381	$26,181,717	$(1,100,000)	$(18,520,918)	$6,563,180

See notes to condensed financial statements

GLOBAL FOOD TECHNOLOGIES, INC
(FORMALLY BOULEVARD ACQUISTION CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

			The Period
			From
			July 25, 2001
			(Inception)
	For the Nine Months Ended		To September
	September 30,		30,
	2005	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(7,086,992)	$(1,971,911)	$(18,520,918)
Depreciation	77,709	74,275	302,218
Warrant issue cost	15,300	—	18,700
Stock issued for services	204,747	—	204,747
Stock issued as cost of merger	2,340,000	—	2,340,000
Decrease in prepaid expenses	62,222	(42,126)	(189,905)
Decrease in current liabilities	(86,744)	219,118	291,800

Cash used in Operating Activities	(4,473,758)	(1,720,644)	(15,553,358)

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in BEST system	—	(2,109,754)	(3,157,111)
Increase in property	(10,080)	(9,192)	(528,140)
Increase in deposits	(2,500)		(11,500)

Cash used in Investing Activities	(12,580)	(2,118,946)	(3,696,751)

CASH FLOWS FROM FINANCING ACTIVITIES
Sale of common and preferred stock	7,630,801	3,566,891	22,520,651

Net Cash Provided by Financing Activities	7,630,801	3,566,891	22,520,651

INCREASE (DECREASE) IN CASH	3,144,463	(272,699)	3,270,542

CASH — BEGINNING OF PERIOD	126,079	421,568	—

CASH — END OF PERIOD	$3,270,542	$148,869	$3,270,542

SUPPLEMENTAL DISCLOSURES

Non-cash financing transactions
Conversion of redeemable preferred stock	$2,939,126	$—	$2,939,126

Accretion of redemption value of preferred stock	$271,120	$—	$813,714

See notes to condensed financial statements

GLOBAL FOOD TECHNOLOGIES, INC
(FORMALLY BOULEVARD ACQUISTION CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
1. Description and nature of the business, organization and basis of presentation
Global Food Technologies, Inc. (“we” or “us”) is a biotechnology company focused on food safety processes for the food processing industry dedicated to using its proprietary scientific processes to substantially increase the shelf life of commercially packaged seafood, poultry and meat, and to make those products safer for human consumption. We have applied the research and technology developed over the prior four years into the “BEST” food processing system. We have had no revenues to date and thus continue operations in the development stage. Our ability to commercialize the BEST system will depend, among other things, on our ability to demonstrate the merits of the BEST system and develop markets and alliances to penetrate those markets.
(a) Organization
Boulevard Acquisition Corporation, (“BAC”) a Delaware corporation was incorporated on March 24, 1999 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a private business. The Company’s fiscal year is December 31.
On August 19, 2005, the Company entered into an Asset Acquisition Agreement with Global Food Technologies, Inc (“GFT”) and Solvis Group, Inc. whereby BAC agreed to acquire all of the assets and properties subject to all claims, liabilities and obligations of GFT in exchange for 22,943,693 of BAC’s shares, representing approximately ninety-seven percent (97%), of BAC’s issued and outstanding capital stock. BAC issued Solvis Croup, Inc. 520,000 shares as facilitation for the merger, the fair value of the shares, $2,340,000, being charged to expense as a cost of the merger.
The acquisition has been accounted for as a reverse merger (recapitalization) with GFT being deemed the accounting acquirer and BAC being deemed the legal acquirer. Accordingly, the historical financial information presented in the financial statements is that of GFT (since July 25, 2001, date of inception) as adjusted to give effect to any difference in the par value of the issuer’s and the accounting acquirer stock with an offset to additional paid in capital. The basis of the assets and liabilities of GFT, the accounting acquirer, have been carried over in the recapitalization. Subsequent to the acquisition, the Company changed its name to Global Food Technologies, Inc

GLOBAL FOOD TECHNOLOGIES, INC
(FORMALLY BOULEVARD ACQUISTION CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(b) Basis of presentation
The interim condensed consolidated financial statements are unaudited, but in the opinion of management of the Company, contain all adjustments, which include normal recurring adjustments, necessary to present fairly the financial position at September 30, 2005, the results of operations and the cash flows for the nine and three months ended September 30, 2005 and 2004. Certain information and footnote disclosures normally included in financial statements that have been presented in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission with respect to interim financial statements, although management of the Company believes that the disclosures contained in these financial statements are adequate to make the information presented therein no misleading. For further information, refer to the consolidated financial statements and notes thereto for the fiscal year ended December 31, 2004 and 2003, included in a Form 8K-A filed with the Securities and Exchange Commission on November 4, 2005.
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
The Company’s results of operations for the nine months ended September 30, 2005 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2005.
(c) Going concern
We are currently a development stage enterprise. All loses accumulated since the inception of business have been considered as part of our development stage activities.
The accompanying financial statements have been prepared on the basis that we will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. Since inception, we have been engaged in product development and pre-operational activities. No revenue has been generated and we have incurred accumulated losses and negative operating cash flows of $18,520,918 and $15,553,358 as of September 30, 2005. Continuation of our existence is dependant on our ability to raise additional capital and achieve sustained profitable operations.
The uncertainty related to these conditions raises substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GLOBAL FOOD TECHNOLOGIES, INC
(FORMALLY BOULEVARD ACQUISTION CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(d) Accounting policies
Loss per share - Loss per share was computed using the weighted average number of shares of common stock equivalents outstanding during the period. Stock purchase warrants were not used in the computation as their effect would be antidilutive.
Recent accounting pronouncements — References to the “FASB”, “SFAS” and “SAB” herein refer to the “Financial Accounting Standards Board”, “Statement of Financial Accounting Standards”, and the “SEC Staff Accounting Bulletin”, respectively. In December 2004 the FASB issued SFAS No. 123(R) which revised SFAS No. 123 to require a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are not met; those conditions are much the same as the related conditions in Statement 123. A public entity will initially measure the cost of employee services received in exchange for an award of liability instruments based on its current fair value; the fair value of that award will be re-measured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. A nonpublic entity may elect to measure its liability awards at their intrinsic value through the date of settlement. The statement is not effective for small business issuers until the first annual reporting period beginning after December 15, 2005. The Company will adopt the requirements of SFAS No. 123(R) beginning fiscal 2006.
In November, 2004, the FASB issued Statement of Financial Accounting Standards No. 151, “Inventory Costs”. This statement amends the guidance in ARB No. 43 Chapter 4 Inventory Pricing, to require items such as idle facility costs, excessive spoilage, double freight and re- handling costs to be expenses in the current period, regardless if they are abnormal amounts or not. This Statement will become effective for the Company in the first quarter of 2006.
2. Redeemable Preferred Stock
We are authorized to issue Twenty Million (20,000,000) shares of Preferred stock with a par value of $.0001. In 2001, Eight Million (8,000,000) were designated “Series A” Preferred Stock and 2,440,540 shares were sold for cash to investors at prices ranging from $0.75 to $4.50 per share through 2004. All Redeemable Preferred stock was redeemed or converted to Common Stock as of September 30, 2005. There is no Preferred Stock outstanding.

GLOBAL FOOD TECHNOLOGIES, INC
(FORMALLY BOULEVARD ACQUISTION CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
The redemption feature required a demand by a shareholder of Series A Preferred Stock of sixty (60) days notice prior to the end of the calendar year for all or a portion of the Series A Preferred Stock held at redemption premiums of 125% in 2004, 150% in 2005 and 175% in 2006. The premium applies to the original issuance price. The redemption provision expires on January 1, 2007 and any unredeemed Series A Preferred Stock would automatically be converted to Common Stock.
We accreted the redemption value over the period on a straight-line basis with a charge to additional paid in capital and a credit to Redeemable Series A Preferred Stock. The Redeemable Series A Preferred Stock was originally classified as a liability and not in Stockholders’ equity on the historical balance sheets of the Company prior to the acquisition and merger discussed in Note 1(a). The preferred stock transactions are set forth in the following table after giving effect to the reverse stock split of 1 for 3 (see Note 3) on the outstanding preferred shares:

				Preferred
Fiscal			Redemption	Shares
year		Sale proceeds	Premium	outstanding
2001	Sale at $.75 per share	$803.200	$200,800	1,070,933
2002	Sale at $.75 per share	$50,000	$12,500	66,667
2003	Sale at $.93 per share	$1,167,205	$291,800	1,269,607
2004	Sale at $4.50 per share	$150,000	$37,501	33,333
	Balance, December, 31 2004	$2,170,405	$542,601	2,440,540
2005	Accretion		$271,300
2005	Redemption by estate	$(30,000)	$(15,000)	(40,000)
2005	Conversion	$(2,140,405)	$(798,901)	(2,400,540)
	Balance, September 30, 2005	$0	$0	0
3. Shareholders’ Equity
     Stock Issuances. We have been continually selling stock to fund operations since inception. The initial capitalization was the issuance of 100,000 shares of Common Stock to the founder in 1999. The merger of GFT reflects the issuance of 10,333,333 shares Common Stock to its founders in 2001. Through December 31, 2004 the Common and Preferred Stock were sold in various offerings resulting in 10,902,254 shares being issued for cash with total net proceeds of $14,904,214.
Stock sales continue to fund operations and in the nine months ended September 30, 2005, 1,662,605 shares of Common Stock were sold for cash proceeds of $7,630,801. An additional

45,500 shares of Common Stock were issued to employees and consultants for services and were recorded at the fair market value of $204,750. Also see Note 5 for 244,444 shares of Common Stock issued for a media agreement.
     Warrants. At December 31, 2004 we had issued 1,148,847 warrants, exercisable for 5 years at $5.70, in conjunction with sales of common stock. We continued this practice in 2005 and as of September 30, 2005 had issued an additional 706,823 warrants exercisable at $4.50 for 3 years in connection with our equity offerings. In 2004 a warrant to acquire 200,000 shares at $4.50 was issued for services valued at $20,400 which was amortized over the one year life of the contract with $15,300 being expensed in the nine months ended September 30, 2005. No Warrants have been exercised. At September 30, 2005 there were 2,055,669 Warrants outstanding.
     Stock Option Plan. A Stock Incentive Plan was adopted for the equity participation of employees, outside directors and associates of the Company, the plan adopted included Five Million (5,000,000) shares and as a result of the reverse stock split is reduced to One Million Six Hundred Sixty Six Thousand shares of Common Stock to be awarded in the amounts and on the conditions set forth by the Board in accordance with the terms of the Plan. The plan has been recinded, will be rewritten and submitted to the stockholders for approval in the next proxy solicitation. No awards were made under the plan.
     Reverse Stock Split. In September 2005, the Board of Directors declared a reverse stock split of 1:3 in the shares outstanding to replace with one share each of three shares outstanding. This reduced the 71,424,411 common shares outstanding at September 30, 2005 to 23,808,137. In effecting the split we are required to pay cash, estimated at $10,000, for any fractional shares resulting. All shares and per share amounts have been retroactively restated to reflect the split as of the first period presented.
4. Related Party Transactions
In 2002 the founding officers were advised by our patent counsel to further isolate the intellectual property being developed by performing the research and development effort in a separate contracting entity. The officers formed Foodsafe, LLC and dealt with third party vendors through its operations. Funds were advanced by us as needed to support the operations. All intellectual property and prototypes developed were our property by virtue of the funding arrangement and the system developed was capitalized on our balance sheet. This arrangement was terminated in November 2004 and Foodsafe LLC was disbanded. The three founding officers (one of whom is no longer associated with us) of the company received incentive compensation through Foodsafe related to development progress on the BEST system. These payments amounted to $305,000 for the nine months ended September 30, 2004 and were $1,422,000 from the period of inception to September 30, 2005.
In June 2003 we relocated our scientific and engineering office from the manufacturing facility to a separate building. The building is owned by two of our founders and officers in the name of K&M Holdings LLC. The rental arrangement is on a month to month basis in the amount of $1,398 per month

GLOBAL FOOD TECHNOLOGIES, INC
(FORMALLY BOULEVARD ACQUISTION CORPORATION)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
5. Media Agreement
On September 30, 2005, we entered into a three year contract for media production and distribution services with Global Media Fund, LLC (“GMF”). GMF will provide nationally syndicated newspaper and radio features about GFT, it’s BEST process and food safety issues to 10,000 newspapers and 6,000 radio stations. The cost of the contract totals $4,500,000, with cash of $50,000 and common stock with a value of $1,100,000 payable at signing and additional common stock with an aggregate value of $1,100,000 payable in three installments in 2006. Based on the market price of our stock at the date of the agreement, these issuances aggregating $2,200,000 in stock value result in a commitment to issue 488,889 shares. Of this amount 244,444 shares, valued at $1,100,000 were issued on September 30, 2005 and have been reflected as deferred cost of stock for services in the accompanying statements of stockholders equity. The remaining cost of $2,250,000 will be paid in shares valued at 90% of market price at the time of issuance (with a floor price of $4.50) in twelve quarterly installments beginning January 2006. The maximum share commitment for this component of cost at the minimum price is 500,000 shares. The cost of each share issuance will be recorded as a deferred cost offset to paid in capital and will be recorded as an expense as the value is earned by the performance of services.
6. Subsequent Events
In November 2005, a compensation plan for independent Directors was established. Each independent Director will receive an annual $25,000 retainer fee, $1,000 per Board meeting attended and $4,000 per year for each Board committee chairmanship. An initial award of 8,333 shares was granted to each of the three independent Directors, for a total of 24,999 shares, as compensation for participating on the Board for an initial one year period.
From October 10, 2005 to December 20, 2005 we sold 69,615 restricted shares of our common stock to nine accredited investors at $4.50 per share for aggregate proceeds of $313,250. Investors in this private placement also received piggy-back registration rights. No commissions or finders’ fees were paid in connection with this private placement.
On November 23, 2005, we agreed to issue to each of two advisory board members 3,333 shares of our common stock and warrants to purchase 33,333 shares of our common stock at an exercise price of $4.50 per share. The warrants vest immediately and expire on November 22, 2010. These issuances were made to compensate the advisory board members for their services.
On December 8, 2005, we agreed to issue Kenneth S. August, the principal of August Law Group, P.C. 5,433 shares in payment for legal fees valued at $24,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Global Food Technologies, Inc.
     We have audited the accompanying balance sheets of Global Food Technologies, Inc. (the “Company”) as of December 31, 2004 and 2003, and the related statements of operations, stockholders’ equity (deficit) and Redeemable Series A Preferred Stock and cash flows for the years then ended and for the period July 25, 2001 (inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Food Technologies, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended and for the period July 25, 2001 (inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has had a net loss of $11,433,391 and negative cash flow from operations of $11,124,055 since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Weinberg & Company, P.A.
Boca Raton, Florida
May 31, 2005, except for note 7b, as to which
the date is August 19, 2005

GLOBAL FOOD TECHNOLOGIES, INC
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	December 31,	December 31
	2004	2003
ASSETS

CURRENT ASSETS
Cash	$126,079	$421,568
Prepaid expenses	252,117	143,041

Total Current Assets	378,196	564,609

FIXED ASSETS
Laboratory equipment	479,955	457,493
Furniture and fixtures	38,105	25,416

Total	518,060	482,909
Less accumulated depreciation	(224,509)	(124,820)

Fixed assets — net	293,551	358,089

BEST SYSTEM	3,157,111	688,657

OTHER ASSET, Deposit	9,000	9,000

TOTAL ASSETS	$3,837,859	$1,620,355

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$31,358	$44,256
Accrued liabilities	302,187	33,291

Total Current Liabilities	333,545	77,547

REDEEMABLE SERIES A PREFERRED STOCK	2,713,006	2,525,505

TOTAL LIABILITIES	3,046,551	2,603,052

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock, $.000001 par value, 10,000,000 shares authorized, 8,000,000 shares designated Series A, 7,321,619 shares issued (classified as long-term liabilities as preferred stock subject to redemption)	—	—
Common Stock, $.000001 par value, 90,000,000 shares authorized
Class A voting common stock, 60,000,000 shares authorized, 31,283,334 and 31,000,000 shares issued and outstanding, respectively	31	31
Class B non-voting common stock, 30,000,000 shares authorized, 25,221,811 and 21,907,902 shares issued and outstanding, respectively	25	22
Additional paid-in capital	12,224,643	7,823,855
Deficit accumulated during development stage	(11,433,391)	(8,806,605)

Total Stockholders’ Equity (Deficit)	791,308	(982,697)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$3,837,859	$1,620,355

See accompanying notes to financial statements

GLOBAL FOOD TECHNOLOGIES, INC
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

			For the
			Period
			From July
	For The	For The	25, 2001
	Year Ended	Year Ended	(Inception)
	December	December	To
	31,	31,	December
	2004	2003	31, 2004
Revenues	$—	$—	$—

Expenses
General and administrative expense	1,351,668	1,630,682	2,982,350
Research and development costs
Outside party expense	870,429	1,338,821	6,712,561
Paid to related parties	305,000	1,117,000	1,422,000
Depreciation	99,689	86,556	224,510
Interest expense	—	91,970	91,970

Total Expenses	2,626,786	4,265,029	11,433,391

NET LOSS	$2,626,786	$4,265,029	$11,433,391

See accompanying notes to financial statements

GLOBAL FOOD TECHNOLOGIES, INC
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

			For The
			Period From
	For The Year	For The Year	July 25, 2001
	Ended	Ended	(Inception)
	December 31,	December 31,	To December
	2004	2003	31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss	$(2,626,786)	$(4,265,029)	$(11,433,391)
Depreciation	99,689	86,555	224,509
Warrant issue cost	3,400	—	3,400
Increase in prepaid expenses	(109,077)	(143,040)	(252,117)
Increase in current liabilities	255,997	51,921	333,544

Cash used in Operating Activities	(2,376,777)	(4,269,593)	(11,124,055)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Increase in BEST system	(2,468,454)	(241,860)	(3,157,111)
Increase in property	(35,150)	(100,264)	(518,060)
Increase in deposits			(9,000)

Cash used in Investing Activities	(2,503,604)	(342,124)	(3,684,171)

CASH FLOWS FROM FINANCING ACTIVITIES:

Sale of redeemable Series A preferred stock	150,000	1,167,205	2,170,405
Sale of common stock	4,434,892	3,866,080	12,763,900

Net Cash Provided By Financing Activities	4,584,892	5,033,285	14,934,305

(DECREASE) INCREASE IN CASH	(295,489)	421,568	126,079

CASH – BEGINNING OF PERIOD	421,568	—	—

CASH – END OF PERIOD	$126,079	$421,568	$126,079

SUPPLEMENTAL DISCLOSURES

Interest included in operating activities	$—	$91,970	$91,970

Noncash financing transactions
Accretion of redemption value of preferred stock	$37,501	$291,800	$542,601

See accompanying notes to financial statements

GLOBAL FOOD TECHNOLOGIES, INC
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND REDEEMABLE SERIES A PREFERRED STOCK
FOR THE PERIOD FROM JULY 25, 2001 (INCEPTION) TO DECEMBER 31, 2004

								Deficit	Total
								Accumulated	Stockholders’
	Redeemable		Class A Voting		Class B Non-Voting			during the	Development
	Preferred Stock		Common Stock		Common Stock		Additional	Development	Stage
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Stage	Deficiency
Issuance of Class A common stock to founders at par, at inception			31,000,000	$31					$31
Sale of preferred stock at $.25 per share	3,212,800	$803,200
Increase in redemption value of preferred stock		200,800					$(200,800)		(200,800)
Sale of Class B common stock, net of costs of $750,588 at $.17 per share					896,117	$1	154,037		154,038
Net loss								$(957,269)	(957,269)

Balance, December 31,2001	3,212,800	1,004,000	31,000,000	31	896117	1	(46,763)	(957,269)	(1,004,000)

Sale of preferred stock at $.25 per share	200,000	50,000
Increase in redemption value of preferred stock		12,500					(12,500)		(12,500)
Sale of Class B common stock, net of costs of $10,659,900 at $.30 per share					14,545,726	15	4,308,844		4,308,859
Net loss								(3,584,307)	(3,584,307)

Balance, December 31, 2002	3,412,800	1,066,500	31,000,000	31	15,441,843	16	4,249,581	(4,541,576)	(291,948)

Sale of preferred stock at $.31 per share	3,808,819	1,167,205
Increase in redemption value of preferred stock		291,800					(291,800)		(291,800)
Sale of Class B common stock, net of costs of $3,866,080 at $.60 per share					6,466,059	6	3,866,074		3,866,080
Net loss								(4,265,029)	(4,265,029)

Balance, December 31,2003	7,221,619	2,525,505	31,000,000	31	21,907,902	22	7,823,855	(8,806,605)	(982,697)

Sale of preferred stock at $1.50 per share	100,000	150,000
Increase in redemption value of preferred stock		37,501					(37,501)		(37,501)

Sale of Class A common stock at $.88 per share			283,334	—			250,000		250,000
Sale of Class B common stock at $1.26 per share					3,313,909	3	4,184,889		4,184,892
Fair value of warrant issue							3,400		3,400
Net loss								(2,626,786)	(2,626,786)

BALANCE, DECEMBER 31, 2004	7,321,619	$2,713,006	31,283,334	$31	25,221,811	$25	$12,224,643	$(11,433,391)	$791,308

See accompanying notes to financial statements

GLOBAL FOOD TECHNOLOGIES, INC
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2004
1. Description and nature of the business
Global Food Technologies, Inc. (“we” or “us”) is a biotechnology company focused on food safety processes for the food processing industry dedicated to using its proprietary scientific processes to substantially increase the shelf-life of commercially-packaged seafood, poultry and meat, and to make those products safer for human consumption. As a development stage Company, we have performed the necessary research and development work in order to create a new paradigm in proprietary, low-cost technologies designed to boost the safety and quality of mass-market food products. Management expects that our technologies will generate exceptional food quality and safety standards, at a minimal cost to food processors, food retailers, and consumers.
We formed the company as a limited liability company in 2000 but had no operations until initial funding was received on June 25, 2001, which we consider the date of inception of the business. A change of form was made by incorporating in Delaware on August 1, 2001. The limited operations were merged into the new corporation on November 19, 2001, with the exchange of interests for shares of stock in the new corporation.
We are currently a development stage enterprise. All loses accumulated since the inception of business have been considered as part of our development stage activities.
An integrated management team has been assembled to apply the research and technology developed over the prior four years into the “BEST” food processing system and introduce BEST system into world markets. Design optimization on the BEST system continues to set operating parameters for meats in addition to fish. Several US patents have been issued and patent applications have been made in 31 countries. We have had no revenues to date and thus continue operations in the development stage. Our ability to commercialize the BEST system will depend, among other things, on our ability to demonstrate the merits of the BEST system and develop markets and alliances to penetrate those markets.
The accompanying financial statements have been prepared on the basis that we will continue as a going concern which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. Since inception, we have been engaged in product development and pre-operational activities. No revenue has been generated and we have incurred accumulated losses and negative operating cash flows of $11,433,391 and $11,124,055 as of December 31, 2004. Continuation of our existence is dependant on our ability to raise additional capital and achieve sustained profitable operations.
The uncertainty related to these conditions raises substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.
We are subject to the usual risks associated with a development stage enterprise. These risks include, among other things, those associated with product development, acceptance of the BEST system process by users and the ability to raise capital necessary to sustain operations. Since our inception, we have incurred significant losses. We anticipate increasing expenditures at least over the next year in continued product development efforts and increasing marketing efforts. Without revenue, these expenditures will result in additional losses. We have been successful, to date, in raising capital to fund operations, raising $ 14,934,305 equity capital since inception with $ 4,584,892 raised in 2004. We believe we have sufficient cash to fund operations for the near future, but we will need to raise new capital or incur new debt to fund operations in 2005
2. Summary of significant accounting policies
BEST system — Our proprietary process of processing food products to reduce pathogens has been embodied in a mechanical, computer controller system constructed and installed in our development facility. The system has been tested, certified and is available for commercial application. The system is available for installation in a customers existing food processing facility or as a contract processing system in our facility. It is held for sale for a prospective customer at this time. However, since the sales cycle is expected to be greater than one year we have classified the system as a long term asset. Identifiable direct component costs were capitalized, design, testing and support costs involved were expensed.
Property and equipment and depreciation — Property and equipment are stated at cost. Depreciation is computed using the straight line method based on the estimated useful lives of the assets, all estimated at five years. There are no capitalized leasehold improvements.
Long-lived assets — We account for the impairment and disposition of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with SFAS No. 144, the long lived assets are to be held and reviewed for events or changes on circumstances that indicate that their carrying value may not be recoverable. We periodically review the carrying value of long lived assets to determine whether or not an impairment to such value has incurred. No impairments were recorded during the period from inception (June 25, 2001) through December 31, 2004.
Use of Estimates — The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Concentration of Credit Risk — We place our cash with high quality financial institutions, and at times may exceed the Federal Deposit Insurance Corporation $100,000 insurance limit. As of December 31, 2004 and 2003, we did not have any uninsured cash.
Income Taxes — We account for income taxes under the Financial Accounting Standards Board of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There were no current or deferred income tax expense or benefits due to our not having any material operations for the period ending December 31, 2004 and 2003.

Fair Value of Financial Instruments — For our financial instruments, including cash, accounts payable and accrued liabilities, the carrying amounts approximate fair value.
Recent Accounting Pronouncements — In December 2004, the FASB issued SFAS No. 123 (R), “Share-Based Payment”. SFAS No. 123 (R) revises SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123 (R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). SFAS No. 123 (R) is effective as of the first interim or annual reporting period that begins after June 15, 2005 for non-small business issuers and after December 15, 2005 for small business issuers. Accordingly, the Company will adopt SFAS No. 123 (R) in its quarter ending March 31, 2006. The Company is currently evaluating the provisions of SFAS No. 123 (R) and has not yet determined the impact, if any, that SFAS No. 123 (R) will have on its financial statement presentation or disclosures.
In November 2004, the FASB issued SFAS No. 151, Inventory Costs — an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company.
In December 2004, the FASB issued SFAS No.153. This Statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetrary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this Statement will have no impact on the financial statements of the Company.
3. Redeemable Preferred Stock
We are authorized to issue Ten Million (10,000,000) shares of Preferred stock with a par value of 0.000001. Of these Eight Million (8,000,000) are designated “Series A” Preferred Stock with the following rights and preferences:

Dividends may be declared by the Board of Directors out of “Available Cash,” net cash flow less provision for maintenance and obligations, equal to Ten Percent (10%) of the initial purchase price of the shares. Any dividends declared shall be cumulative and in preference to any dividend on common stock or any other issue of preferred stock. No dividends have been declared by the Board of Directors.
Redemption may be requested by a shareholder of Series A Preferred Stock on sixty (60) days notice prior to the end of the calendar year for all or a portion of the Series A Preferred Stock held. The obligation may only be satisfied by “Available Cash” and the available cash shall be prorated among the requests for redemption. The redemption prices are:
     125% of the issuance price on or before December 31, 2004
     150% of the issuance price on or before December 31, 2005
     175% of the issuance price on or before December 31, 2006
The redemption provision expires on January 1, 2007 and any unredeemed Series A Preferred Stock shall automatically be converted to Class B Non-Voting Stock. We are accreting the redemption value over the period on a straight line basis with a charge to additional paid in capital and a credit to Redeemable Series A Preferred Stock. The Redeemable Series A Preferred Stock is classified as a liability and not in Stockholders’ equity in the accompanying balance sheet.
There have been no requests for redemption.
Liquidation, dissolution or winding up the affairs of the Company resulting in a distribution to shareholders shall entitle the holders to be paid in cash or assets equal to the original purchase price in preference to any other class of stockholder.
Voting rights are not available to the holders of the Class A Preferred Stock unless required by law.
4. Shareholders’ Equity
At December 31, 2004, our authorized capital consists of One Hundred Million (100,000,000) shares consisting of Common Stock in the amount of Ninety Million (90,000,000 shares, $0.000001 par value, and Preferred Stock in the amount of Ten Million (10,000,000) shares, $0.000001 per value, of which Eight Million (8,000,000) shares have been designated Series A Preferred Stock.
The authorized Common Stock consists of Class A Voting Common Stock in the amount of Sixty Million (60,000,000) shares and Class B Non-Voting Common Stock in the amount of Thirty Million (30,000,000) shares. The two classes have identical shareholder rights with the sole exception of voting rights.
Undesignated Preferred Stock may be issued in one or more series with unique rights and preferences as defined by the Board of Directors.
Warrants- From July 2002 to April 2003, we sold units of Class B Non-Voting Common Stock consisting of one share of Stock and two Non-Voting Common Stock Purchase Warrants. Each warrant entitled the current holder to purchase one share of Common Stock for One Dollar Ninety

Cents ($ 1.90). Each Warrant has an exercise period of five (5) years. No Warrants have been exercised. At December 31, 2004 there were 3,280,230 Warrants outstanding.
Stock Issuances
We have been continually selling stock to fund operations since inception. The initial capitalization was the issuance of 31,000,000 shares of Class A common to the founders in 2001. The issuance is recorded at par value of $31. Upon formation the officers sold Redeemable Series A Preferred stock at $ 0.25 per share to fund operations. 3,212,800 shares were sold to 16 investors for proceeds of $803,200 in 2001 and another 200,000 shares were sold to one investor for proceeds of $50,000 in 2002.
Late in 2001 we commenced an offshore placement of Class B, non-voting common stock, under the provisions of SEC Regulation S to non-US residents. The initial offering was at a price of $1.00 per share with the arrangement with the placement agents for a commission of 74% of the monies raised. In 2001, 896,117 shares were sold to 107 investors for cash of $904,626, with costs of $750,588, yielding net proceeds of $154,038. This offering continued through 2002 at the same $1.00 offering price and 13,355,759 shares were sold to 1430 investors for cash of $12,707,821 with costs of $9,049,788 yielding net proceeds of $3,658,033. This offering at $1.00 per share continued until mid 2003, resulting in an additional 3,576,469 shares sold to 282 investors for cash of $3,562,536 with costs of $2,253,325 yielding net proceeds of $1,309,211. The finalization of this offering resulted in the issuance of 900,000 shares for services as commissions to the placement agents involved, valued at $1.00 per share included as a cost of the offering.
In mid 2003 the Regulation S offering was repriced at $1.50 per share and 1,539,100 shares were sold to 210 investors for $2,308,650 cash proceeds without costs. In 2004 this offering at $1.50 sold 3,313,909 shares to 260 investors for $4,184,892 cash proceeds without costs. This offering continues in effect.
From July 2002 to April 2003, we sold units of one share of common stock and two stock purchase warrants in a Regulation S offering for a unit price of $1.90. A total of 1,640,115 units were sold for an aggregate price of $3,116,868 with costs of $2,217,822 yielding net proceeds of $899,046. 1,189,967 of these units were sold to 339 investors in 2002 and 450,490 to 136 investors in 2003.
Additional redeemable Series A preferred stock was sold in 2003 to 27 investors representing 3,808,819 shares for $1,167,205 cash net proceeds, of which 3,508,819 shares were sold at $0.25 per share and the remaining 300,000 shares were sold at $1.00 per share. In 2004 one sale of preferred stock was made at a price of $1.50 per share of 100,000 shares yielding net proceeds of $150,000.
Nominal sales of Class A common stock were made to 3 US residents in 2004 at $0.88 per share selling 283,334 shares for $250,000 cash.
5. Related Party Transactions
In 2002 the founding officers were advised by our patent counsel to further isolate the intellectual property being developed by performing the research and development effort in a separate contracting entity. The officers formed Foodsafe, LLC and dealt with third party vendors through its operations. Funds were advanced by us as needed to support the operations. All intellectual property and prototypes developed were our property by virtue of the funding arrangement and the system developed was capitalized on our balance sheet. This arrangement was terminated in November 2004 and Foodsafe LLC was disbanded. The advances to Foodsafe LLC in 2004 were $ 1,895,891 and $ 2,200,266 in 2003. The three founding officers (one of whom is no longer associated with us) of the company received incentive compensation through Foodsafe related to development progress on the BEST system. These payments amounted to $305,000 in 2004 and $1,117,000 in 2003. The compensation paid to non-engineering personnel and nominal administrative expenses included in these advances of $ 124,471 in 2004 and $473,345 in 2003 have been classified to general and administrative expenses
In June 2003 we relocated our scientific and engineering office from the manufacturing facility to a separate building. The building is owned by two of our founders and officers in the name of K&M Holdings LLC. The rental arrangement is on a month to month basis in the amount of $1,398 per month
In November 2004, we established an office in Newport Beach, California to provide space for three of our officers. A Director and former CEO, personally leased office space co-located with Grant Bettingen Inc (GBI), our investment banking firm, and allocated and rented space to us, GBI and three other tenants. The rental of the space is on a month to month basis at a current rate of $1,985 per month.
6. Commitments
Operating Leases – We lease our R&D laboratory & manufacturing facility premises in Pocatello, Idaho and have leased two automobiles for two officers. Lease payments were made on these leases of $72,442 in 2004 and $58,118 in 2003. Future minimum lease payments required on these non-cancelable operating leases are:

2005	$83,649
2006	57,863
2007	8,156

$149,668

Investment Banking Agreement - We have retained GBI to provide advisory services and transaction assistance on corporate matters, financing transactions and merger and acquisition transactions for a period of one year, effective November 2004. Additionally, GBI will make available their brokerage services and trading capabilities. We are obligated, with Board approval in April 2005, to issue warrants exercisable for 600,000 shares of our common stock for a period of two years at an exercise price of $1.50. A Black-Scholes calculation values these warrants at an aggregate of $20,400, which will be taken into expense over the one year life of the agreement. For assistance in raising sub-debt mezzanine financing, GBI will receive a 5% success fee. For assistance in raising equity capital, GBI will receive a success fee of 10% of monies raised, 10% of the shares issued and a 3% non-accountable expense fee. Our former CEO and a current member of our Board of Directors is a principal in GBI. No compensation has been paid under this agreement.
7. Subsequent Events
a. Sales of securities for cash to fund operations continue. Since December 31,2004 to March 31, 2005, 200,335 shares of Class A common stock were issued for $ 375,500 cash, and 17,000 shares were issued for services. Additionally, 665,267 shares of Class B non-voting common stock were issued for cash proceeds of $766, 862 at 1.50 per share. No additional Preferred stock was issued or sold. We intend to continue to issue stock to fund operations.
b. On August 19, 2005, we entered into a share exchange agreement with Boulevard Acquisition Corporation (“Boulevard”), a publicly held Delaware corporation pursuant to which Boulevard acquired substantially all of the assets and liabilities of the Company. The transaction was accounted for as a reverse merger (recapitalization), with Global Foods Technologies Inc. deemed to be the accounting acquirer, and Boulevard deemed to be the legal acquirer. Had the exchange taken place at the beginning of the earliest period presented, our proforma net loss per share for the years ended December 31, 2004 and 2003 would have been $0.15 and $0.26 per share, respectively, based upon on basic and diluted weighted average shares outstanding of 18,175,553 and 16,558,291 shares, respectively.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
Pursuant to our Article 14 of our Articles of Incorporation, we may indemnify our directors and officers under certain circumstances against reasonable expenses (including court costs and attorneys’ fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of our Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and we have the financial ability to honor the indemnity.
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by us, are as follows:

Registration Fee — Securities and Exchange Commission	$15,000	*
Printing and Engraving	$50,000	*
Legal Fees and Expenses (other than blue sky fees)	$150,000	*
Accounting Fees	$50,000	*
Blue Sky Fees and Expenses	$35,000	*

Total Estimated Expenses	$300,000	*

*	Estimated
RECENT SALES OF UNREGISTERED SECURITIES
On August 10, 2005, we entered into a Stock Purchase Agreement with Solvis Group, Inc. and Pierce Mill Associates, Inc. pursuant to which we issued 520,000 restricted shares of our common stock to Solvis, The purpose of this transaction was to provide Solvis with a controlling interest in our Company to effect the transactions contemplated by the Asset Acquisition Agreement, discussed in the immediately following paragraph. This issuance was exempt from the registration provisions of the Securities Act of 1933, as amended (the “Act”) pursuant to Section 4(2) of the Act.
On August 19, 2005, we entered into an Asset Acquisition Agreement with Tech and Solvis, pursuant to which we issued 22,943,693 restricted shares of our common stock, which at the time represented approximately ninety-seven percent (97%) or our total issued and outstanding capital stock, to Tech as consideration for substantially all of the assets and liabilities of Tech. This issuance was exempt from the registration provisions of the Securities Act of 1933, as amended (the “Act”) pursuant to Section 4(2) of the Act.
On September 30, 2005, we entered into an agreement with Global Media Fund, LLC, pursuant to which Global Media has agreed to provide us with medial campaign services in exchange for (i) 488,888 shares of our restricted common stock valued at $2,200,000, having piggy-back registration rights for this Registration Statement, (ii) $50,000 in cash due at signing of the agreement, and (iii) a maximum of 500,000 shares of our restricted common stock valued at $2,200,000 to be issued at a market price over a three year period and having piggy-back registration rights for a subsequent Registration Statement. This issuance was exempt from the registration provisions of the Act pursuant to Section 4(2) of the Act.
From October 10, 2005 to December 20,2005 we sold 69,615 restricted shares of our common stock to nine accredited investors at $4.50 per share for aggregate proceeds of $313,250. Investors in this private placement also received piggy-back registration rights. No commissions or finders’ fees were paid in connection with this private placement. These issuances were exempt from the registration provisions of the Act pursuant to Section 4(2) of the Act and Rule 506 of Regulation D, promulgated pursuant to the Act.
On November 23, 2005, we agreed to issue to each of two advisory board members 3,333 shares of our common stock and warrants to purchase 33,333 shares of our common stock at an exercise price of $4.50 per share. The warrants vest immediately and expire on November 22, 2010. These issuances were made to compensate the advisory board members for their services. These issuances were exempt from the registration provisions of the Act pursuant to Section 4(2) of the Act.
On November 23,2005, we granted 8,333 shares of our common stock to each of the three independent members of our Board of Directors as compensation for previous services for a total of 24,999 shares. This issuance was exempt from the registration provisions of the Act pursuant to Section 4(2) of the Act.
On December 8, 2005, we agreed to issue Kenneth S. August, the principal of August Law Group, P.C. 5,433 shares in payment for legal fees valued at $24,000. This issuance was exempt from the registration provisions of the Act pursuant to Section 4(2) of the Act.
In each of the issuances described above in this section, our management made a determination in each case that the persons or entities to whom the securities were issued did not need the protections that registration would afford. The certificates representing the securities issued displayed a restrictive legend to prevent transfer except in compliance with applicable laws, and our transfer agent was instructed not to permit transfers unless directed to do so by us, after approval by our legal counsel. Our management believes that the investors to whom securities were issued had such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment.

EXHIBITS

Exhibit
No.	Description

3.1(i)(1)	Certificate of Amendment to Certificate of Incorporation dated August 18, 2005.

3.2(i)(2)	Certificate of Amendment to Certificate of Incorporation dated September 15, 2005.

3.3(i)(3)	Restated Certificate of Incorporation dated October 18, 2005.

3.4(ii)(3)	Second Amended and Restated Bylaws as of August 31, 2005.

4.1*	Lock-Up Agreement dated as of December 20, 2005 between Global Food Technologies, Inc. and Solvis Group, Inc.

4.2*	Form of Lock-Up Agreement entered into by Global Food Technologies, Inc. and its officers and directors as of December 20, 2005.

5.1+	Opinion of August Law Group, P.C. as to Legality of Shares Offered

10.1(1)	Asset Acquisition Agreement dated as of August 19, 2005 between Global Food Technologies, Inc., Solvis Group, Inc. and Boulevard Acquisition Corporation.

10.2(2)	Services Agreement dated September 30, 2005 between Global Food Technologies, Inc. and Global Media Fund, LLC.

10.3(3)	Stock Purchase Agreement dated August 11, 2005 between Boulevard Acquisition Corporation, Pierce Mill Associates, Inc. and Solvis Group, Inc.

10.4(3)	Side Letter Agreement dated August 11, 2005 between Global Food Technologies, Inc., Solvis Group, Inc., Pierce Mill Associates, In. and August Law Group, P.C.

10.5(3)	Amendment No. 1 to Asset Acquisition Agreement dated November 21, 2005 between Global Food Tech, Inc., (formerly, Global Food Technologies, Inc.), Solvis Group, Inc. and Global Food Technologies, Inc., (formerly, Boulevard Acquisition Corporation).

10.6*	Lease Agreement dated April 6, 2001 between Parrish Realty, Inc. and Global Food Technology, Inc.

Exhibit
No.	Description

10.7*	Lease Agreement Addendum dated April 22, 2002 between Parrish Realty, Inc. and Global Food Technologies, Inc.

10.8+	Lease Agreement dated July 12, 2005 between BT&T Development Company and Global Food Technologies, Inc.

23.1*	Consent of Weinberg & Company, P.A. dated December 29, 2005 for the use of its report dated May 31, 2005 for the years ended December 31, 2004 and 2003.

23.2+	Consent of August Law Group, P.C. for use of legality opinion (to be included in Exhibit 5.1 to be filed by amendment)

*	Filed herewith

+	To be filed with by amendment to this Form SB-2

(1)	Filed on August 19, 2005 as an exhibit to Global Food’s Report on Form 8-K and incorporated herein by reference.

(2)	Filed on October 6, 2005 as an exhibit to Global Food’s Report on Form 8-K and incorporated herein by reference.

(3)	Filed on November 23, 2005 as an exhibit to Global Food’s quarterly report on Form 10-QSB for the quarterly period ended September 30, 2005 and incorporated herein by reference.

UNDERTAKINGS
The undersigned hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any additional or changed material information on the plan of distribution.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on our behalf by the undersigned, on December 30, 2005.

GLOBAL FOOD TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Keith Meeks

Name:	Keith Meeks
Title:	President
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Name:	Title	Date

/s/ Keith Meeks	President, Chief Executive

Keith Meeks	Officer,	December 30, 2005

/s/ James Bouskos

James Bouskos	Chairman of the Board	December 30, 2005

/s/ Marshall F. Sparks	Chief Financial Officer,

Marshall F. Sparks	Secretary and Treasurer	December 30, 2005

/s/ Mark Terry	Chief Technology Officer,

Mark Terry	Director	December 30, 2005

/s/ Stephen J. Fryer

Stephen J. Fryer	Director	December 30, 2005

/s/ Gary L. Nielsen

Gary L. Nielsen	Director	December 30, 2005

/s/ Arthur C. Agnos

Arthur C. Agnos	Director	December 30, 2005

EXHIBIT INDEX

Exhibit
No.	Description

3.1(i)(1)	Certificate of Amendment to Certificate of Incorporation dated August 18, 2005.

3.2(i)(2)	Certificate of Amendment to Certificate of Incorporation dated September 15, 2005.

3.3(i)(3)	Restated Certificate of Incorporation dated October 18, 2005.

3.4(ii)(3)	Second Amended and Restated Bylaws as of August 31, 2005.

4.1*	Lock-Up Agreement dated as of December 20, 2005 between Global Food Technologies, Inc. and Solvis Group, Inc.

4.2*	Form of Lock-Up Agreement entered into by Global Food Technologies, Inc. and its officers and directors as of December 20, 2005.

5.1+	Opinion of August Law Group, P.C. as to Legality of Shares Offered

10.1(1)	Asset Acquisition Agreement dated as of August 19, 2005 between Global Food Technologies, Inc., Solvis Group, Inc. and Boulevard Acquisition Corporation.

10.2(2)	Services Agreement dated September 30, 2005 between Global Food Technologies, Inc. and Global Media Fund, LLC.

10.3(3)	Stock Purchase Agreement dated August 11, 2005 between Boulevard Acquisition Corporation, Pierce Mill Associates, Inc. and Solvis Group, Inc.

10.4(3)	Side Letter Agreement dated August 11, 2005 between Global Food Technologies, Inc., Solvis Group, Inc., Pierce Mill Associates, In. and August Law Group, P.C.

10.5(3)	Amendment No. 1 to Asset Acquisition Agreement dated November 21, 2005 between Global Food Tech, Inc., (formerly, Global Food Technologies, Inc.), Solvis Group, Inc. and Global Food Technologies, Inc., (formerly, Boulevard Acquisition Corporation).

10.6*	Lease Agreement dated April 6, 2001 between Parrish Realty, Inc. and Global Food Technology, Inc.

Exhibit
No.	Description

10.7*	Lease Agreement Addendum dated April 22, 2002 between Parrish Realty, Inc. and Global Food Technologies, Inc.

10.8+	Lease Agreement dated July 12, 2005 between BT&T Development Company and Global Food Technologies, Inc.

23.1*	Consent of Weinberg & Company, P.A. dated December 29, 2005 for the use of its report dated May 31, 2005 for the years ended December 31, 2004 and 2003.

23.2+	Consent of August Law Group, P.C. for use of legality opinion (to be included in Exhibit 5.1 to be filed by amendment)

*	Filed herewith

+	To be filed with by amendment to this Form SB-2

(1)	Filed on August 19, 2005 as an exhibit to Global Food’s Report on Form 8-K and incorporated herein by reference.

(2)	Filed on October 6, 2005 as an exhibit to Global Food’s Report on Form 8-K and incorporated herein by reference.

(3)	Filed on November 23, 2005 as an exhibit to Global Food’s quarterly report on Form 10-QSB for the quarterly period ended September 30, 2005 and incorporated herein by reference.